Filed Pursuant to Rule 424(b)(5)
Registration No. 333-171735

PROSPECTUS SUPPLEMENT
(To the Prospectus dated April 28, 2011)

Crestwood Midstream Partners LP

1,800,000 Common Units

Representing Limited Partner Interests

We are selling 1,800,000 common units representing limited partner interests in Crestwood Midstream Partners LP. Our common units are listed on the New York Stock Exchange under the symbol “CMLP.” The last reported sale price of our common units on the New York Stock Exchange on April 28, 2011 was $32.34 per common unit.

Investing in our common units involves risks. Please read “Risk Factors” beginning on page S-10 of this prospectus supplement and on page 6 of the accompanying prospectus.

	Per Common
	Unit	Total
Public Offering Price	$30.65	$55,170,000
Underwriting Discounts and Commissions	$0.90	$1,620,000
Proceeds, Before Expenses, to Crestwood Midstream Partners LP	$29.75	$53,550,000

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

The underwriter expects to deliver the common units on or about May 4, 2011.

Barclays Capital

Prospectus Supplement dated April 29, 2011

PROSPECTUS SUPPLEMENT

PROSPECTUS DATED APRIL 28, 2011

IMPORTANT NOTICE ABOUT INFORMATION IN THIS
PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS

This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information about securities we may offer from time to time. To the extent the information contained in this prospectus supplement differs or varies from the information contained in the accompanying prospectus, the information in this prospectus supplement controls. Before you invest in our common units, you should carefully read this prospectus supplement, along with the accompanying prospectus, in addition to the information contained in the documents we refer to under the heading “Where You Can Find More Information” in this prospectus supplement and the accompanying prospectus.

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any “free writing prospectus” we may authorize to be delivered to you. Neither we nor the underwriter has authorized anyone to provide you with additional or different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus supplement is not an offer to sell or a solicitation of an offer to buy our common units in any jurisdiction where such offer or any sale would be unlawful. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus or any free writing prospectus is accurate as of any date other than the dates shown in these documents or any information that we have incorporated by reference is accurate as of any date other than the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since such dates. If any statement in one of these documents is inconsistent with a statement in another document having a later date — for example, a document incorporated by reference in this prospectus supplement or the accompanying prospectus — the statement in the document having the later date modifies or supersedes the earlier statement.

S-ii

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information contained elsewhere in this prospectus supplement and the accompanying prospectus. It does not contain all of the information you should consider before making an investment decision. You should read the entire prospectus supplement, the accompanying prospectus, the documents incorporated by reference and the other information to which we refer for a more complete understanding of this offering. Please read the sections entitled “Risk Factors” on page S-10 of this prospectus supplement and page 6 of the accompanying prospectus for more information about important factors that you should consider before buying our common units in this offering.

References in this prospectus supplement to “Crestwood Midstream Partners LP,” the “Company,” “CMLP,” “we,” “ours,” “us” or like terms refer to Crestwood Midstream Partners LP and its subsidiaries. “Crestwood” refers to Crestwood Holdings Partners, LLC and its subsidiaries, excluding CMLP and Crestwood Gas Services GP LLC, our general partner. The “General Partner” refers to Crestwood Gas Services GP LLC.

CRESTWOOD MIDSTREAM PARTNERS LP

Overview

We are a growth-oriented limited partnership engaged in the gathering, compression, treating, processing, and transportation of natural gas and delivery of natural gas liquids (“NGLs”) produced from the Barnett Shale geologic formation. The Barnett Shale is located in the Fort Worth Basin of North Texas, a proven crude oil and natural gas producing basin, where drilling for crude oil began in 1912. A new fracturing technique which was introduced in the 1990’s, and combined with other advances in drilling and completion techniques, contributed to a significant increase in investment in and production from the basin over the past decade. We believe that these improved drilling and production techniques have helped make it one of the largest natural gas producing basins in the United States. In addition, on April 1, 2011, we completed the acquisition of certain midstream assets in the Fayetteville Shale (the “Fayetteville assets”) and the Granite Wash plays (the “Granite Wash assets” and, together with the Fayetteville assets, the “Frontier Gas Acquisition”) from Frontier Gas Services, LLC (“Frontier”).

We began operations in 2004 to provide midstream services primarily to Quicksilver Resources Inc. (“Quicksilver”) and to other natural gas producers in the Fort Worth Basin. Historically, all of our revenues have been derived from operations in the Fort Worth Basin. For the year ended December 31, 2010, all of our services were provided under long-term contracts with fee-based rates. After giving effect to the Frontier Gas Acquisition, approximately 95% of our cash flow is derived from fee-based service contracts. A substantial part of our business in the Fort Worth Basin is conducted with Quicksilver and governed by contracts with initial terms that extend through 2020. Approximately 90% of our total natural gas gathering, processing and transportation throughput was comprised of natural gas production owned or controlled by Quicksilver during the year ended December 31, 2010. Approximately 11% of our gathered volumes are comprised of natural gas purchased by Quicksilver from Eni SpA and gathered under Quicksilver’s Alliance gathering agreement. Quicksilver has contractually dedicated to us all the natural gas production it owns or controls from the wells that are currently connected to our gathering systems, as well as natural gas produced from future wells that are drilled within certain counties in Texas, including the following: Hood, Somervell, Johnson, Tarrant, Hill, Parker, Bosque and Erath. As a result, we expect this dedication will continue to expand as additional wells are connected to these gathering systems.

As of December 31, 2010, we managed approximately 500 miles of natural gas gathering pipelines that range in size from four to 20 inches in diameter. Our Fort Worth Basin assets currently consist of one natural gas treating facility, two gas processing facilities and one NGL pipeline.

Effective February 1, 2011, we acquired approximately 46 miles of natural gas gathering pipelines located in Morrow/Atoka trend and the emerging Avalon Shale trend in Southeastern New Mexico. The pipelines are supported by long-term, fixed-fee contracts which include existing Morrow/Atoka production and dedications of approximately 57,000 acres. The Avalon Shale is a liquid-rich oil and gas field that is part of the Permian Basin.

With the completion of the Frontier Gas Acquisition, we now engage in the gathering, compression, treating, processing and transportation of natural gas and delivery of NGLs produced from the Fayetteville Shale geological formation of the Arkoma Basin, located in Arkansas, and the Granite Wash geological formation of the Anadarko Basin, located in the Texas Panhandle.

Our existing core properties are comprised of the following:

 Barnett Assets:

Cowtown System.  Located principally in Hood and Somervell Counties in the southern portion of the Fort Worth Basin and includes: (1) the Cowtown pipeline, which consists of a gathering system and related gas compression facilities, that gathers natural gas produced by our customers and delivers it to the Cowtown or Corvette plants for processing; (2) the Cowtown plant, which consists of two natural gas processing units with a total capacity of 200 MMcfd that extract NGLs from the natural gas stream and deliver customers’ residue gas and extracted NGLs to unaffiliated pipelines for sale downstream; and (3) the Corvette plant, placed in service during 2009, which consists of a 125 MMcfd natural gas processing unit that extracts NGLs from the natural gas stream and delivers customers’ residue gas and extracted NGLs to unaffiliated pipelines for sale downstream. For 2010, the Cowtown and Corvette plants had a total average throughput of 128 MMcfd of natural gas, resulting in average NGL recovery of 16,754 Bbld.

Lake Arlington Dry System.  Located in eastern Tarrant Country and consists of a gas gathering system and related gas compression facility with capacity of 230 MMcfd. This system gathers natural gas produced by our customers and delivers it to unaffiliated pipelines for sale downstream.

Alliance Midstream Assets.  Located in the Alliance Airport area of Tarrant and Denton Counties, Texas and consists of a gathering system and a related compression facility with a capacity of 300 MMcfd, and an amine treating facility with capacity of 360 MMcfd. This system gathers natural gas produced by our customers and delivers it to unaffiliated pipelines for sale downstream.

 Fayetteville Assets:

The Fayetteville assets consist of approximately 127 miles of high pressure and low pressure gathering pipelines in Arkansas with capacity of approximately 510 MMcfd, treating capacity of approximately 165 MMcfd and approximately 35,000 hp of compression. The Fayetteville assets, which interconnect with multiple interstate pipelines, are supported by long-term, fixed-fee contracts with providers who have dedicated approximately 100,000 acres in the core of the Fayetteville Shale to Frontier Gas. These contracts have initial terms that extend though 2020 with a five year extension.

Twin Groves/Prairie Creek/Woolly Hollow Systems.  Located in Conway and Faulkner Counties, Arkansas and consists of a gathering system and a related compression facility with a capacity of 350 MMcfd and a dehydration and treating facility with capacity of 165 MMcfd. This system gathers natural gas produced by BHP Billiton Petroleum, a wholly owned subsidiary of BHP Billiton Limited (“BHP”), BP p.l.c. (“BP”) and XTO Energy, Inc., a subsidiary of Exxon Mobil Corporation (“ExxonMobil”), and interconnects with the Boardwalk Gas Transmission, the Ozark Gas Transmission and the Fayetteville Express Pipeline.

Rose Bud System.  Located in White County, Arkansas and consists of a gathering system and a related compression facility with a capacity of 60 MMcfd. This system gathers natural gas produced by BHP / BP and ExxonMobil, and interconnects with the Ozark Gas Transmission.

Wilson Creek System.  Located in Van Buren County, Arkansas and consists of a gathering system and a related compression facility with a capacity of 100 MMcfd. This system gathers natural gas produced by BHP and SH Exploration and interconnects with the Ozark Gas Transmission.

 Granite Wash Assets:

The Granite Wash assets consist of a 28 mile pipeline system and a 36 MMcfd cryogenic processing plant in the Texas Panhandle. This area has emerged as a liquids-rich natural gas play with active drilling programs and the Granite Wash assets are supported by long-term contracts. We plan to install a second processing plant with 60 MMcfd of capacity to provide additional capacity to support growth in volumes from this region.

Granite Wash System.  Located in Roberts County, Texas and consists of a gathering system of approximately 9,400 hp of compression and a cryogenic gas processing plant with capacity of 36 MMcfd. This system gathers liquids rich gas produced by Chesapeake Energy Corporation (“Chesapeake”) and others and interconnects with the Mid-America Pipeline for ultimate delivery to Mt. Belvieu. Residue gas is currently delivered into the ANR Pipeline.

With the completion of the Frontier Gas Acquisition, we own and operate on behalf of others over 700 miles of natural gas gathering pipelines, and NGL, gas lift, residue and production lines.

Recent Developments

Frontier Gas Acquisition

As discussed above, on April 1, 2011, we completed the Frontier Gas Acquisition for a purchase price of $338 million, with an additional $15 million to be paid to Frontier if certain operational objectives are met within six months of the closing date. The Frontier Gas Acquisition was financed by proceeds received from (i) our private placement of 6,243,000 units of new Class C limited partner interests issued at a price of $24.50 per unit, to certain institutional investors through a private placement transaction, resulting in gross proceeds of approximately $153 million, and (ii) the issuance of $200 million aggregate principal amount of 7.75% Senior Notes due 2019.

Increase in Credit Agreement

On April 1, 2011, we entered into a Joinder Agreement pursuant to which the revolving commitment under our Credit Agreement, dated as of October 1, 2010 with the lenders party thereto, BNP Paribas as administrative agent and collateral agent, Banc of America Securities LLC, BNP Paribas Securities Corp. and RBC Capital Markets Corporation, as joint lead arrangers and joint bookrunners, Bank of America, N.A. and Royal Bank of Canada, as syndication agents, and UBS Securities LLC and The Royal Bank of Scotland PLC as co-documentation agents (the “Credit Facility”), was increased to $500.0 million from $400.0 million.

First Quarter 2011 Distribution

On April 19, 2011, we declared a quarterly cash distribution of $0.44 per common unit for the first quarter of 2011 to be paid on May 13, 2011 to unitholders of record on May 3, 2011. The recently issued Class C units will not receive a cash distribution, but will instead be issued additional Class C units pursuant to our partnership agreement. Purchasers of common units in this offering will not participate in the first quarter distribution to be paid on May 13, 2011.

Business Strategy

Our business strategy is to capitalize on our competitive strengths to increase our revenue, profitability and cash flow by:

Pursuing midstream acquisitions.  We are a growth oriented master limited partnership. We believe that our experience and market position will allow us to realize significant ongoing consolidation opportunities by selectively acquiring additional low-risk assets at attractive prices. Our acquisition strategy, which includes diversifying and extending our geographic, customer and business profile and providing visible organic growth opportunities for us, is illustrated by our Frontier Gas Acquisition.

Increasing utilization of existing assets and prudently expanding our pipeline capacity to meet our customers’ gathering, processing and treating needs.  We believe that locations of our existing assets within the Barnett Shale, Fayetteville Shale, and Granite Wash and the relationships we have with our producers positions us well to capture expansion opportunities in and around our assets. We will continue to spend capital where it makes economic sense to expand our existing assets base to meet the growing midstream needs of our producers.

Attracting new customers and volumes to our facilities.  We believe that favorable drilling economics within the Barnett Shale, Fayetteville Shale and Granite Wash will continue to encourage significant capital investment by producers. As such, we aim to attract increased gathering, processing and treating volumes by marketing our midstream services, expanding our gathering systems and providing superior customer service to these natural gas producers. We believe that significant commercially recoverable natural gas reserves, coupled with active multi-year drilling programs, provide us with visible opportunities to provide midstream services to producers.

Minimizing commodity price exposure and maintaining a disciplined financial policy.  After giving effect to our Frontier Gas Acquisition, approximately 95% of our cash flow is derived from fee-based service contracts, providing for minimal commodity price exposure and predictable and stable operating performance. It is our intent to pursue similar service agreements in the future. We have significantly grown our throughput volumes, while also maintaining a disciplined financial policy. We believe in operating with a reasonable amount of leverage as we have to date, and we expect to continue this strategy by balancing the amount of leverage with our growth objectives, the availability of cash flow and equity.

Maintaining financing flexibility.  Our organic and external growth strategy is fostered by our ability to access various sources of capital. We have a supportive relationship with a diverse group of domestic and international banks, which have committed an aggregate $500.0 million under our Credit Facility that matures on October 1, 2015. We believe that the capacity under our Credit Facility, combined with stable cash flow from operations, and our ability to access the debt and equity capital markets, will enable us to complete substantially all of our near-term growth projects. In addition, we believe that our ability to access the debt and equity capital markets provides us with an additional source of capital as we seek to fund acquisitions while executing a disciplined financing policy that targets a long-term debt-to-Adjusted EBITDA ratio of less than 4.0 to 1.0.

Business Strengths

We believe that we are well-positioned to successfully execute our primary business objective and business strategies due to the following competitive strengths:

Our assets are strategically located in highly desirable and proven producing areas.  The Barnett Shale in the Fort Worth Basin remains one of the most important natural gas producing areas in the United States. We believe that our established position in this area, together with anticipated growth in production from Quicksilver and other producers, gives us an opportunity to expand our gathering system footprint and increase our throughput volumes and plant utilization, ultimately increasing cash flows. With the Frontier Gas Acquisition, we have additional operations in the Texas Panhandle and Arkansas where producers are targeting the Granite Wash and Fayetteville Shale geological formations, respectively.

Substantial shale gas in-place and low development and operating costs have encouraged upstream companies to devote increased resources to the areas in which we operate, resulting in robust demand for midstream services.

The basins in which we operate are actively targeted by some technologically advanced oil and gas producers, including BHP, BP, Chesapeake ExxonMobil and Quicksilver. Low cost structures enable producers to achieve attractive returns on investment throughout various gas price environments. Many of the areas in which we operate have strong liquids rich production, which currently receives favorable pricing. In addition, existing intrastate and interstate pipelines interconnect with our strategically located gathering and processing assets to provide natural gas to growing and diverse demand markets, including the Northeast, Midwest and Southeastern United States. All these factors support continued producer interest and activity in the basins in which we operate.

Our assets generate predictable and stable cash flows.  Our fixed-fee contract structure and long-term gas gathering agreements largely eliminate our exposure to direct commodity price risk and provide us with long-term cash flow stability. After the Frontier Gas Acquisition, approximately 95% of our cash flow is derived from fixed-fee based contracts. The initial term of a substantial number of our contracts extends through 2020. In addition, current and planned production from acreage dedications from Quicksilver and BHP, BP and ExxonMobil, provide stable throughput volumes as well as expansion opportunities.

We own and operate high quality, integrated assets.  Substantially all of our assets have been constructed since 2006, which enables us to provide efficient and reliable service to producers. Our relatively new asset base in relation to our competitors benefits from both low operating costs and minimal maintenance capital requirements. The integrated nature of our operations by which we provide gathering, compression, treating and processing services, positions us well to serve our customers. Our system infrastructure and capacities have been designed to accommodate long-term basin development plans.

We have a diversified portfolio of low risk organic growth projects.  We are currently developing low risk expansion opportunities in all of our operating areas. These opportunities are supported by the needs of both Quicksilver and existing third party shippers for midstream services.

We have an experienced, knowledgeable management team with a proven record of performance.  Our management team has over 100 years of experience in the oil and gas industry with a proven record of enhancing value through the acquisition, integration, development and operation of midstream assets for both publicly-traded and private entities. We believe that this team provides us with a strong foundation for developing additional natural gas gathering and processing assets and pursuing strategic acquisition opportunities.

We have strong sponsor support.  First Reserve, a private equity firm with substantial investments in the energy industry, owns a significant equity interest in Crestwood, and as a result, has significant control over our operations. First Reserve has shown a strong commitment to our success to date, and we believe that they will continue to support our ongoing development. We believe that First Reserve is one of the most respected and seasoned private equity investors focusing on the energy sector.

Our Relationship with First Reserve and Crestwood Holdings Partners, LLC

First Reserve, a private equity firm with substantial investments in the energy industry, owns a significant equity interest in Crestwood. Crestwood owns our sole general partner, Crestwood Gas Services GP LLC, which holds a 2% general partner interest in us and all of our incentive distribution rights. First

Reserve indirectly owns an approximate 52.5% limited partnership interest in us and a 2% general partner interest in us and all of our incentive distribution rights through its indirect ownership and control of our general partner.

Our general partner has sole responsibility for conducting our business and for managing our operations and is ultimately controlled by First Reserve. First Reserve intends to manage, participate in and influence our affairs through the exercise of its rights as the beneficial owner of our general partner. Neither our general partner nor its board of directors are elected by our unitholders. Through its indirect ownership in our general partner’s sole member, First Reserve has the right to elect our general partner’s entire board of directors and, through the board of directors, the appointment of our management team. Certain of Crestwood’s executive officers also serve as executive officers and/or directors of our general partner. We benefit from our relationship with First Reserve and Crestwood through access to a significant pool of management expertise and established relationships throughout the energy industry. We do not have employees. All of the employees required to conduct and support our operations are employed by Crestwood.

We anticipate that Crestwood will continue to be a substantial owner of our common units and our entire General Partner. We expect that our relationship with our General Partner and First Reserve may provide us with several significant benefits, including strong industry management experience, increased exposure to acquisition opportunities and access to experienced transactional and financial professionals with a proven track record of investing in energy assets. Crestwood, headquartered in Houston, Texas, is a private energy company formed to pursue the acquisition and development of North American midstream assets and businesses. First Reserve is a leading private equity firm specializing in the energy industry, making both private equity and infrastructure investments throughout the energy value chain. For more than 25 years, it has invested solely in the global energy industry, utilizing its broad base of specialized energy industry knowledge as a competitive advantage. First Reserve invests strategically across a wide range of energy industry sectors, developing a portfolio that is diversified across the energy value chain, backing talented management teams and creating value by building companies.

Our Executive Offices

Our principal executive offices are located at 717 Texas Avenue, Suite 3150, Houston, Texas 77002, our phone number is (832) 519-2200, and our web site is www.crestwoodlp.com. Information contained on our website is not incorporated by reference into this prospectus supplement, and you should not consider information contained on our website as part of this prospectus supplement.

Our Ownership and Organizational Structure

The diagram below depicts our organizational structure after giving effect to this offering and the use of proceeds contemplated hereby*:

Ownership of Crestwood Midstream Partners LP

Public Common Units	33.6%
Class C Units	15.6%
Crestwood Common Units	48.9%
General Partner Interest	1.9%

Total	100.0%

*	Percentages may not add to 100% due to rounding.

The Offering

Common units offered by us	1,800,000 common units.

Units outstanding before this offering	31,187,696 common units and 6,243,000 Class C units, representing an 81.7% and a 16.3% limited partner interest in us, respectively.

Units outstanding after this offering	32,987,696 common units and 6,243,000 Class C units, representing an 82.5% and a 15.6% limited partner interest in us, respectively.

Use of proceeds	We will use the net proceeds from this offering, and after deducting underwriting discounts and estimated offering expenses, to reduce outstanding indebtedness under our Credit Facility and/or general partnership purposes. Amounts repaid under our Credit Facility may be reborrowed and used to fund both future acquisitions and expansion capital expenditures.

Cash distributions	Under our partnership agreement, we must distribute all of our cash on hand at the end of each quarter, less reserves established by our general partner. We refer to this cash as “available cash,” and we define its meaning in our partnership agreement.

On April 19, 2011, we declared a quarterly cash distribution of $0.44 per common unit for the first quarter of 2011 to be paid on May 13, 2011 to unitholders of record on May 3, 2011. The recently issued Class C units will not receive a cash distribution, but will instead be issued additional Class C units pursuant to our partnership agreement. Purchasers of common units in this offering will not participate in the first quarter distribution to be paid on May 13, 2011.

Limited voting rights	Our general partner manages and operates us. Unlike the holders of common stock in a corporation, you will have only limited voting rights on matters affecting our business. You will have no right to elect our general partner or its officers or directors. Our general partner may not be removed except by a vote of the holders of at least 66 2/3% of all outstanding limited partner units voting together as a single class. Following this offering, Crestwood will own an approximate 48.8% limited partner interest in us. This ownership level will enable our general partner and its affiliates to prevent our general partner’s involuntary removal.

Estimated ratio of taxable income to distributions	We estimate that if you hold the common units you purchase in this offering through the record date for the distribution for the quarter ending December 31, 2013, you will be allocated, on a cumulative basis, an amount of federal taxable income for that period that will be less than 20% of the cash distributed to you with respect to that period. Please read “Material Tax Considerations” in this prospectus supplement for the basis of this estimate.

Material tax considerations	For a discussion of other material federal income tax considerations that may be relevant to prospective unitholders who are individual citizens or residents of the United States, please read “Material Tax Considerations” in this prospectus supplement and the accompanying prospectus.

Agreement to be bound by the partnership agreement	By purchasing a common unit, you will be bound by all of the terms of our partnership agreement. Please read “The Partnership Agreement” in the accompanying prospectus for more information.

Risk factors	You should consider carefully the information set forth in the section of this prospectus supplement and the accompanying prospectus entitled “Risk Factors” as well as the other information included or incorporated by reference in this prospectus supplement before deciding whether to invest in our common units.

Exchange listing	Our common units are listed on the New York Stock Exchange under the symbol “CMLP.”

RISK FACTORS

Limited partner interests are inherently different from the capital stock of a corporation, although many of the business risks to which we are subject are similar to those that would be faced by a corporation engaged in a business similar to ours. You should carefully consider the following risk factors as well as the risk factors included under the caption “Risk Factors” beginning on page 6 of the accompanying prospectus and the risk factors discussed in Item 1A of our Annual Report on Form 10-K filed with the Securities and Exchange Commission, or SEC, on February 25, 2011, which is incorporated by reference herein, together with all of the other information included in this prospectus supplement and the accompanying prospectus in evaluating an investment in our common units. If any of the risks were actually to occur, our business, financial condition or results of operations could be materially adversely affected. In this case, we might not be able to pay distributions on our common units, the trading price of our common units could decline and you could lose all or part of your investment. Additional risks or uncertainties presently known to us, or that we currently deem immaterial and risks and uncertainties that we are not presently aware of may also impair our business operations. We cannot assure you that any of the events discussed in the risk factors will not occur.

Risks Related to Our Business

We are exposed to the credit risks of Quicksilver, and other third-party customers and any material non-payment or non-performance by these customers could adversely affect our business, results of operations and financial condition and our ability to make cash distributions to our unitholders.

We are dependent on Quicksilver for the volumes that we gather and process, and are consequently subject to the risk of non-payment or non-performance by Quicksilver. Quicksilver’s credit ratings are below investment grade, where we expect them to remain for the foreseeable future. Accordingly, this risk is higher than it would be with a more creditworthy customer or with a more diversified group of customers. Unless and until we significantly diversify our customer base, we expect to remain subject to non-diversified risk of non-payment or late payment of our fees. Any material non-payment or non-performance by Quicksilver could adversely affect our business, results of operations and financial condition and our ability to make cash distributions to our unitholders. Furthermore, Quicksilver is highly leveraged and subject to its own operating and regulatory risks, which could increase the risk that it may default on its obligations to us.

In addition, on March 31, 2011, Chesapeake announced the completion of the sale of all of its interests in approximately 487,000 net acres of leasehold and producing natural gas properties in the Fayetteville Shale play in central Arkansas to BHP. As a result of the Chesapeake/BHP Transaction and our consummation of the Frontier Gas Acquisition, BHP has become one of our customers. As a result, any material non-payment or non-performance by BHP could adversely affect our business, results of operations and financial condition and our ability to make cash distributions.

Our pipelines may be subject to more stringent safety regulation.

New pipeline safety legislation requiring more stringent spill reporting and disclosure obligations has been introduced in the U.S. Congress and was passed by the U.S. House of Representatives in 2010, but was not voted on in the U.S. Senate. Similar legislation is likely to be considered in the current session of Congress, either independently or in conjunction with the reauthorization of the Pipeline Safety Act. The U.S. Department of Transportation has also recently proposed regulations providing for more stringent oversight of pipelines and increased penalties for violations of safety rules, which is in addition to the Pipeline and Hazardous Materials Safety Administration’s (the “PHMSA”) announced intention to strengthen its rules. Such legislative and regulatory changes could have a material effect on our operations through more stringent and comprehensive safety regulations and higher penalties for the violation of those regulations.

Our level of indebtedness could adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in our business or our industry and place us at a competitive disadvantage.

As of December 31, 2010, on a pro forma basis after giving effect to the Frontier Gas Acquisition and related financings, the total outstanding principal amount of our senior long-term indebtedness would have been $483.5 million, $283.5 million of which would be secured indebtedness under our Credit Facility.

If we do not generate sufficient cash flow from operations to satisfy our debt obligations, we may have to undertake alternative financing plans, such as:

•	refinancing or restructuring our debt;

•	selling assets;

•	reducing or delaying scheduled expansions and capital investments; or

•	seeking to raise additional capital.

We cannot assure you that we would be able to enter into these alternative financing plans on commercially reasonable terms or at all. However, any alternative financing plans that we undertake, if necessary, may not allow us to meet our debt obligations. Our inability to generate sufficient cash flow to satisfy our debt obligations or to obtain alternative financing could materially and adversely affect our business, results of operations, financial condition and business prospects.

Our debt could have important consequences to you. For example, it could:

•	increase our vulnerability to general adverse economic and industry conditions;

•	limit our ability to fund future capital expenditures and working capital, to engage in future acquisitions or development activities, or to otherwise realize the value of our assets and opportunities fully because of the need to dedicate a substantial portion of our cash flow from operations to payments of interest and principal on our debt or to comply with any restrictive terms of our debt;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	result in an event of default if we fail to satisfy our obligations with respect to our indebtedness or fail to comply with the financial and other restrictive covenants contained in agreements governing our indebtedness, which event of default could result in all of our debt becoming immediately due and payable and could permit our lenders to foreclose on any of our assets securing such debt;

•	require a substantial portion of cash flow from operations to be dedicated to the payment of principal and interest on our indebtedness, therefore reducing our ability to use our cash flow to fund our operations, capital expenditures and future business opportunities;

•	increase our cost of borrowing;

•	restrict us from making strategic acquisitions or causing us to make non-strategic divestitures;

•	limit our flexibility in planning for, or reacting to, changes in our business or industry in which we operate, placing us at a competitive disadvantage compared to our competitors who are less highly leveraged and who therefore may be able to take advantage of opportunities that our leverage prevents us from exploring;

•	impair our ability to obtain additional financing in the future; and

•	place us at a competitive disadvantage compared to our competitors that have less debt.

In addition, if we fail to comply with the covenants or other terms of any agreements governing our debt, our lenders may have the right to accelerate the maturity of that debt and foreclose upon the collateral securing that debt. Realization of any of these factors could adversely affect our financial condition.

USE OF PROCEEDS

We will receive net proceeds of approximately $53.1 million from the sale of the 1,800,000 common units offered by this prospectus supplement, after deducting underwriting discounts and estimated offering expenses. We intend to use the net proceeds from this offering to reduce indebtedness outstanding under our Credit Facility and/or for general partnership purposes. The amounts to be repaid under our Credit Facility were incurred to fund growth capital expenditures and for general working capital purposes. Amounts to be repaid under our Credit Facility may be reborrowed and used to fund both acquisitions and expansion capital expenditures.

As of April 28, 2011, the outstanding balance under our Credit Facility was $290.4 million, bearing an effective weighted average interest rate of 2.99%. Our Credit Facility matures on October 1, 2015. An affiliate of the underwriter is a lender under the Credit Facility and, accordingly, will receive its pro rata portion of the net proceeds from this offering through repayment of the borrowings it has extended under the Credit Facility. See “Underwriting — Affiliations/FINRA Rules.”

CAPITALIZATION

The following table shows our cash and cash equivalents and our capitalization as of December 31, 2010:

•	on a historical basis;

•	on a pro forma basis to give effect to:

•	the Frontier Gas Acquisition;

•	the sale in April 2011 of our 7.75% senior notes due 2019 and the application of the proceeds therefrom;

•	the private placement of Class C units representing limited partner interest to certain institutional investors in April 2011; and

•	on a pro forma as adjusted basis to give effect to the net proceeds from this offering in the manner described under “Use of Proceeds.”

This table should be read in conjunction with our historical financial statements and the accompanying notes incorporated by reference in this prospectus supplement and the accompanying prospectus.

	December 31, 2010
			Pro Forma
	Actual	Pro Forma	As Adjusted
	(In thousands)

Cash and cash equivalents	$2	$2	$2

Long-term debt:
Credit facility(1)	283,504	283,504	230,454
7.75% Senior Notes due 2019	—	200,000	200,000

Total long-term debt	283,504	483,504	430,454

Partners’ capital
Common unitholders	258,069	251,075	304,125
Class C unitholders	—	150,700	150,700
General partner	684	579	579

Total partners’ capital	258,753	402,354	455,404

Total capitalization	$542,257	$885,858	$885,858

(1)	As of April 28, 2011, borrowings under our Credit Facility were $290.4 million.

PRICE RANGE OF COMMON UNITS AND DISTRIBUTIONS

Our common units are listed on the New York Stock Exchange under the symbol “CMLP.” The last reported sales price of the common units on April 28, 2011 was $32.34 per common unit. As of April 28, 2011, we had issued and outstanding 31,187,696 common units, which were beneficially held by approximately 8,500 unitholders. The following table sets forth the range of high and low sales prices of the common units on the New York Stock Exchange, as well as the amount of cash distributions paid per common unit for the periods indicated.

			Cash
	Price Range		Distributions
	High	Low	per Unit(1)

Year Ending December 31, 2011
Second Quarter (through April 28, 2011)	$33.00	$29.52	N/A (2)
First Quarter	$31.78	$27.00	$0.44 (3)
Year Ended December 31, 2010
Fourth Quarter	$29.47	$24.30	$0.43
Third Quarter	$24.99	$18.55	$0.42
Second Quarter	$22.30	$16.08	$0.42
First Quarter	$21.56	$17.67	$0.39
Year Ended December 31, 2009
Fourth Quarter	$23.32	$16.00	$0.39
Third Quarter	$18.30	$17.71	$0.39
Second Quarter	$15.00	$11.05	$0.37
First Quarter	$15.25	$9.72	$0.37

(1)	Distributions are shown for the quarter with respect to which they were declared.

(2)	Cash distributions in respect of the second quarter 2011 have not yet been declared or paid.

(3)	On April 19, 2011, we declared a quarterly cash distribution of $0.44 per common unit for the first quarter of 2011 to be paid on May 13, 2011 to unitholders of record on May 3, 2011. The recently issued Class C units will not receive a cash distribution, but will instead be issued additional Class C units pursuant to our partnership agreement. Purchasers of common units in this offering will not participate in the first quarter distribution to be paid on May 13, 2011.

MATERIAL TAX CONSIDERATIONS

The tax consequences to you of an investment in our common units will depend in part on your own tax circumstances. For a discussion of the principal federal income tax considerations associated with our operations and the purchase, ownership and disposition of our common units, please read “Material Tax Considerations” in the accompanying base prospectus. You are urged to consult with your own tax advisor about the federal, state, local and foreign tax consequences peculiar to your circumstances.

Ratio of Taxable Income to Distributions

We estimate that if you purchase common units in this offering and own them through the record date for the distribution for the quarter ending December 31, 2013, then you will be allocated, on a cumulative basis, an amount of federal taxable income for that period that will be less than 20% of the cash distributed with respect to that period. These estimates are based upon the assumption that gross income from operations will approximate the amount required to make the current quarterly distribution amount on all units and other assumptions with respect to capital expenditures, cash flow, net working capital and anticipated cash distributions. These estimates and assumptions are subject to, among other things, numerous business, economic, regulatory, competitive and political uncertainties beyond our control. Further, the estimates are based on current tax law and tax reporting positions that we will adopt and with which the IRS could disagree. Accordingly, we cannot assure you that these estimates will prove to be correct. The actual ratio of taxable income to distributions could be higher or lower than expected, and any differences could be material and could materially affect the value of the common units. For example, the ratio of allocable taxable income to cash distributions to a purchaser of common units in this offering will be higher, and perhaps substantially higher, than our estimate with respect to the period described above if:

•	Gross income from operations exceeds the amount required to make the current quarterly distribution amount on all units, yet we only distribute the current quarterly distribution amount on all units; or

•	We make a future offering of common units and use the proceeds of the offering in a manner that does not produce substantial additional deductions during the period described above, such as to repay indebtedness outstanding at the time of this offering or to acquire property that is not eligible for depreciation or amortization for federal income tax purposes or that is depreciable or amortizable at a rate significantly slower than the rate applicable to our assets at the time of this offering.

Tax Exempt Organizations and Other Investors

Ownership of common units by tax-exempt entities and foreign investors raises issues unique to such persons. Please read “Material Tax Considerations — Tax-Exempt Organizations and Foreign Persons” beginning on page 54 of the accompanying base prospectus.

INVESTMENT IN US BY BENEFIT PLANS

An equity investment in us by a “benefit plan” may raise certain issues under the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and the Internal Revenue Code. For a discussion of the considerations applicable to employee benefit plans when investing in our units, please read “Investment in Us by Benefit Plans” beginning on page 58 of the accompanying base prospectus. Prospective investors that may be subject to any such laws should consult their professional advisors with regard to such laws.

UNDERWRITING

Barclays Capital Inc. is acting as sole book-running manager on this offering. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, Barclays Capital Inc. has agreed to purchase, and we have agreed to sell to Barclays Capital Inc., 1,800,000 common units.

The underwriting agreement provides that the obligations of the underwriter to purchase the common units included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriter is obligated to purchase all of the common units if it purchases any of the common units.

Underwriting Discounts and Expenses

The underwriter proposes to offer some of the common units directly to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the common units to dealers at the public offering price less a concession not to exceed $0.54 per common unit. After the offering, the underwriter may change the public offering price and the other selling terms. The offering of the common units by the underwriter is subject to receipt and acceptance and subject to the underwriter’s right to reject any order in whole or in part.

The following table shows the underwriting discounts that we are to pay to the underwriter in connection with this offering.

Per Unit	$0.90
Total	$1,620,000

We estimate that our total expenses of this offering, other than underwriting discounts and commissions, will be approximately $0.5 million.

Lock-Up Agreements

We, our general partner, Crestwood Gas Services Holdings LLC, Crestwood Holdings LLC and the directors and executive officers of our general partner have agreed that during the 60 days after the date of this prospectus supplement, we and they will not, without the prior written consent of Barclays Capital Inc., (i) issue, sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder, with respect to any of our common units or securities convertible into or exchangeable or exercisable for our common units or warrants or other rights to purchase our common units or any other securities of ours that are substantially similar to our common units, (ii) file or cause to become effective a registration statement under the Securities Act of 1933, as amended, relating to the offer and sale of any of our common units or securities convertible into or exchangeable or exercisable for our common units or warrants or other rights to purchase our common units or any other securities of the Partnership that are substantially similar to Common Units, (iii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our common units or any securities convertible into or exchangeable or exercisable for our common units or warrants or other rights to purchase our common units or any such securities, whether any such transaction is to be settled by delivery of our common units or such other securities, in cash or otherwise or (iv) publicly announce an intention to effect any transaction specified in clause (i), (ii) or (iii). These restrictions do not apply to (a) issuances of common units upon the exercise or vesting of securities convertible into or exchangeable or exercisable for our common units pursuant to our 2007 equity plan, as amended (b) the issuance of securities convertible into or exchangeable or exercisable for our common units not exercisable during the 60-day period pursuant to our 2007 equity plan, as amended, and, with respect to directors and executive officers, (c) bona fide gifts, provided the recipient thereof agrees in writing with the underwriter to be bound by the terms described in the preceding sentence or (d) dispositions to any trust for the direct or indirect benefit of the executive officers and directors and/or the immediate family of such executive officers and directors, provided that such trust agrees in writing with the underwriter to be bound by the terms described in the preceding sentence and provided, further, that in the case of any transfer or distribution pursuant to (c) or (d) above, no filing by any party under the Securities Exchange Act of 1934, as amended, or other public announcement shall be required or shall be made voluntarily in connection with such transfer or distribution (other than a filing on a Form 5 made after the expiration of the 60-day period referred to above).

Listing on the New York Stock Exchange

Our common units are listed on the New York Stock Exchange under the symbol “CMLP.”

Price Stabilization, Short Positions and Penalty Bids

In connection with the offering, the underwriter may purchase and sell common units in the open market. These transactions may include short sales, covering transactions and stabilizing transactions. Short sales involve sales of common units in excess of the number of common units to be purchased by the underwriter in the offering, which creates a short position. Stabilizing transactions consist of bids for or purchases of common units in the open market while the offering is in progress.

The underwriter also may impose a penalty bid. Penalty bids permit the underwriter to reclaim a selling concession from a syndicate member when it repurchases common units originally sold by that syndicate member in order to cover syndicate short positions or make stabilizing purchases.

Any of these activities may have the effect of preventing or retarding a decline in the market price of the common units. They may also cause the price of the common units to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriter may conduct these transactions on the New York Stock Exchange or in the over-the-counter market, or otherwise. If the underwriter commences any of these transactions, it may discontinue them at any time.

Affiliations/FINRA Rules

The underwriter and its affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriter and its related entities have performed and may perform investment and commercial banking and advisory services for us and our affiliates from time to time, for which they have received and may receive customary fees and expense reimbursement. The underwriter and its affiliates may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business. An affiliate of Barclays Capital Inc. is a lender under the Credit Facility and will receive its pro rata portion of the net proceeds from this offering pursuant to the repayment of borrowings under the Credit Facility. Barclays Capital Inc. acted as financial advisor to Frontier Gas Services, LLC in connection with our acquisition of the Fayetteville assets and the Granite Wash assets and acted as sole placement agent on the private placement of our Class C units, both of which closed on April 1, 2011.

In the ordinary course of their various business activities, the underwriter and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve securities and instruments of the issuer.

Because the Financial Industry Regulatory Authority, or FINRA, views our common units as interests in a direct participation program, the offering is being made in compliance with Rule 2310 of the FINRA Rules. Investor suitability with respect to the common units will be judged similarly to the suitability with respect to other securities that are listed for trading on a national securities exchange.

Electronic Distribution

This prospectus supplement and the accompanying prospectus in electronic format may be made available on the websites maintained by the underwriter. The underwriter may agree to allocate a number of common units for sale to their online brokerage account holders. The common units will be allocated to the underwriter, which may make Internet distributions on the same basis as other allocations. In addition, common units may be sold by the underwriter to securities dealers who resell common units to online brokerage account holders.

Other than this prospectus supplement and the accompanying prospectus in electronic format, information contained in any website maintained by the underwriter is not part of this prospectus supplement or the accompanying prospectus or registration statement of which the accompanying prospectus forms a part, has not been endorsed by us and should not be relied on by investors in deciding whether to purchase common units. The underwriter is not responsible for information contained in websites that they do not maintain.

Indemnification

We and our general partner have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriter may be required to make because of any of those liabilities.

Sales Outside the United States

No action has been taken in any jurisdiction (except in the United States) that would permit a public offering of the common units or the possession, circulation or distribution of this prospectus supplement, the accompanying prospectus or any other material relating to us or the common units in any jurisdiction where action for that purpose is required. Accordingly, the common units may not be offered or sold, directly or indirectly, and neither this prospectus supplement, the accompanying prospectus nor any other offering material or advertisements in connection with the common units may be distributed or published, in or from any country or jurisdiction, except in compliance with any applicable rules and regulations of any such country or jurisdiction.

The underwriter may arrange to sell common units offered hereby in certain jurisdictions outside the United States, either directly or through affiliates, where it is permitted to do so.

Notice to Prospective Investors in the European Economic Area

In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (as defined below) (each, a relevant member state), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of securities described in this prospectus may not be made to the public in that relevant member state other than:

•	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•	to fewer than 100 or, if the relevant member state has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant dealer or dealers nominated by the issuer for any such offer; or

•	in any other circumstances failing within Article 3(2) of the Prospectus Directive,

provided that no such offer of securities shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For purposes of this provision, the expression an “offer of securities to the public” in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the relevant member state) and includes any relevant implementing measure in each relevant member state. The expression “2010 PD Amending Directive” means Directive 2010/73/EU.

We have not authorized and do not authorize the making of any offer of securities through any financial intermediary on their behalf, other than offers made by the underwriter with a view to the final placement of the securities as contemplated in this prospectus. Accordingly, no purchaser of the securities, other than the underwriter, is authorized to make any further offer of the securities on behalf of us or the underwriter.

Notice to Prospective Investors in the United Kingdom

Our partnership may constitute a “collective investment scheme” as defined by section 235 of the Financial Services and Markets Act 2000 (“FSMA”) that is not a “recognized collective investment scheme” for the purposes of FSMA (“CIS”) and that has not been authorized or otherwise approved. As an unregulated scheme, it cannot be marketed in the United Kingdom to the general public, except in accordance with FSMA. This prospectus is only being distributed in the United Kingdom to, and is only directed at:

(i) if our partnership is a CIS and is marketed by a person who is an authorized person under FSMA, (a) investment professionals falling within Article 14(5) of the Financial Services and Markets Act 2000 (Promotion of Collective Investment Schemes) Order 2001, as amended (the “CIS Promotion Order”) or (b) high net worth companies and other persons falling with Article 22(2)(a) to (d) of the CIS Promotion Order; or

(ii) otherwise, if marketed by a person who is not an authorized person under FSMA, (a) persons who fall within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Financial Promotion Order”) or (b) Article 49(2)(a) to (d) of the Financial Promotion Order; and

(iii) in both cases (i) and (ii) to any other person to whom it may otherwise lawfully be made (all such persons together being referred to as “relevant persons”). Our partnership’s common units are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such common units will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

An invitation or inducement to engage in investment activity (within the meaning of Section 21 of FSMA) in connection with the issue or sale of any common units which are the subject of the offering contemplated by this prospectus will only be communicated or caused to be communicated in circumstances in which Section 21(1) of FSMA does not apply to our partnership.

Notice to Prospective Investors in Germany

This prospectus has not been prepared in accordance with the requirements for a securities or sales prospectus under the German Securities Prospectus Act (Wertpapierprospektgesetz), the German Sales Prospectus Act (Verkaufsprospektgesetz), or the German Investment Act (Investmentgesetz). Neither the German Federal Financial Services Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht-BaFin) nor any other German authority has been notified of the intention to distribute our common units in Germany. Consequently, our common units may not be distributed in Germany by way of public offering, public advertisement or in any similar manner and this prospectus and any other document relating to this offering, as well as information or statements contained therein, may not be supplied to the public in Germany or used in connection with any offer for subscription of the common units to the public in Germany or any other means of public marketing. Our common units are being offered and sold in Germany only to qualified investors which are referred to in Section 3, paragraph 2 no. 1, in connection with Section 2, no. 6, of the German Securities Prospectus Act, Section 8f paragraph 2 no. 4 of the German Sales Prospectus Act, and in Section 2 paragraph 11 sentence 2 no. 1 of the German Investment Act. This prospectus is strictly for use of the person who has received it. It may not be forwarded to other persons or published in Germany.

This offering of our common units does not constitute an offer to sell or the solicitation or an offer to buy our common units in any circumstances in which such offer or solicitation is unlawful.

Notice to Prospective Investors in the Netherlands

Our common units may not be offered or sold, directly or indirectly, in the Netherlands, other than to qualified investors (gekwalificeerde beleggers) within the meaning of Article 1:1 of the Dutch Financial Supervision Act (Wet op het financieel toezicht).

Notice to Prospective Investors in Switzerland

This prospectus is being communicated in Switzerland to a small number of selected investors only. Each copy of this prospectus is addressed to a specifically named recipient and may not be copied, reproduced, distributed or passed on to third parties. Our common units are not being offered to the public in Switzerland, and neither this prospectus, nor any other offering materials relating to our common units may be distributed in connection with any such public offering.

We have not been registered with the Swiss Financial Market Supervisory Authority FINMA as a foreign collective investment scheme pursuant to Article 120 of the Collective Investment Schemes Act of June 23, 2006 (“CISA”). Accordingly, our common units may not be offered to the public in or from Switzerland, and neither this prospectus, nor any other offering materials relating to our common units may be made available through a public offering in or from Switzerland. Our common units may only be offered and this prospectus may only be distributed in or from Switzerland by way of private placement exclusively to qualified investors (as this term is defined in the CISA and its implementing ordinance).

LEGAL MATTERS

The validity of the common units offered by this prospectus supplement will be passed upon for us by Locke Lord Bissell & Liddell LLP, Houston, Texas. Certain legal matters in connection with the common units offered by this prospectus supplement will be passed upon for the underwriter by Baker Botts L.L.P., Austin, Texas.

EXPERTS

The consolidated financial statements incorporated in this prospectus supplement by reference from the Crestwood Midstream Partners LP (formerly Quicksilver Gas Services LP) and subsidiaries (the “Company”) Annual Report on Form 10-K for the year ended December 31, 2010, and the effectiveness of the Company’s internal control over financial reporting as of December 31, 2010, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The financial statements of Frontier Gas Services, LLC incorporated by reference in this prospectus supplement have been so incorporated by reference in reliance upon the report of Grant Thornton LLP, independent certified public accountants, upon the authority of said firm as experts in accounting and auditing in giving said report.

WHERE YOU CAN FIND MORE INFORMATION

We file periodic reports and other information with the SEC. You may read and copy this information, for a copying fee, at the SEC’s public reference room at 100 F Street, NE, Washington, DC 20549. We encourage you to call the SEC at 1-800-SEC-0330 for more information about its public reference room. Our SEC filings are also available to the public from commercial document retrieval services and at the website maintained by the SEC at http://www.sec.gov. Information about us is also available to the public from our website at http://www.crestwoodlp.com. Information contained on our website is not incorporated by reference into this prospectus supplement and, you should not consider information contained on our website as part of this prospectus supplement.

This prospectus supplement is part of a registration statement we have filed with the SEC relating to the securities we may offer. As permitted by SEC rules, this prospectus supplement does not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules we file with the SEC. You should read the registration statement and the exhibits and schedules for more information about us and our securities. The registration statement, exhibits and schedules are available at the SEC’s public reference room or through its website.

You may also obtain a copy of our filings with the SEC, at no cost, by writing or telephoning us at the following address:

Investor Relations Department
Crestwood Midstream Partners LP
717 Texas Avenue, Suite 3150
Houston, Texas 77002
Telephone: (832) 519-2200

The SEC allows us to “incorporate by reference” into this prospectus supplement and the accompanying prospectus the information we have filed with the SEC. This means that we can disclose important information to you without actually including the specific information in this prospectus supplement and the accompanying prospectus by referring you to other documents filed separately with the SEC. These other documents contain important information about us, our financial condition and results of operations. The information incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus. Information that we file later with the SEC will automatically update and may replace information in this prospectus supplement and the accompanying prospectus and information previously filed with the SEC.

We incorporate by reference in this prospectus supplement the documents listed below (excluding any portions thereof that are deemed to be furnished and not filed):

•	our annual report on Form 10-K for the year ended December 31, 2010 filed with the SEC on February 25, 2011;

•	our current reports on Form 8-K or 8-K/A (excluding any portions thereof that may be deemed to be furnished and not filed) filed with the SEC on January 14, 2011, February 22, 2011, March 21, 2011, March 25, 2011, April 5, 2011, April 7, 2011 and April 22, 2011;

•	all documents filed by us under Sections 13(a), 13(c), 14 or l5(d) of the Securities Exchange Act of 1934 between the date of this prospectus and prior to the termination of this offering.

You may obtain any of the documents incorporated by reference in this prospectus supplement from the SEC through the SEC’s website at the address provided above. You may also obtain a copy of any of the documents incorporated by reference in this prospectus, at no cost, by writing or telephoning us at the following address:

Investor Relations Department
Crestwood Midstream Partners LP
717 Texas Avenue, Suite 3150
Houston, Texas 77002
Telephone: (832) 519-2200

You should rely only on the information incorporated by reference or provided in this prospectus supplement and the accompany prospectus. If information in incorporated documents conflicts with information in this prospectus supplement or the accompanying prospectus you should rely on the most recent information. If information in an incorporated document conflicts with information in another incorporated document, you should rely on the most recent incorporated document. You should not assume that the information in this prospectus supplement, the accompanying prospectus or any document incorporated by reference is accurate as of any date other than the date of those documents. We have not authorized anyone else to provide you with any information.

PROSPECTUS

CRESTWOOD MIDSTREAM PARTNERS LP

$500,000,000
Common Units, Senior Units, Debt Securities, Warrants
Purchase Contracts and Units

We may, in one or more offerings, offer and sell common units, senior units, debt securities, warrants, purchase contracts or units. In addition, certain selling securityholders to be identified in a prospectus supplement may offer and sell these securities from time to time in amounts, at prices and on terms that will be determined at the time the securities are offered. We may offer the securities separately or together, in separate series or classes and in amounts, at prices and on terms described in one or more offerings.

Our common units are listed for trading on the New York Stock Exchange under the symbol “CMLP.”

We will offer the securities in amounts, at prices and on terms to be determined by market conditions and other factors at the time of our offerings. This prospectus describes only the general terms of these securities and the general manner in which we will offer the securities. The specific terms of any securities we offer will be included in a supplement to this prospectus. The prospectus supplement will describe the specific manner in which we will offer the securities, and also may add, update or change information contained in this prospectus.

You should read this prospectus and the applicable prospectus supplement and the documents incorporated by reference herein and therein carefully before you invest in our securities. This prospectus may not be used to consummate sales of securities unless accompanied by a prospectus supplement.

Investing in these securities involves a high degree of risk. Limited partnerships are inherently different from corporations. For a discussion of the factors you should consider before deciding to purchase these securities, please see “Risk Factors,” beginning on page 6 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 28, 2011.

You should rely only on the information contained in this prospectus, any prospectus supplement and the documents we have incorporated by reference. We have not authorized anyone else to give you different information. We are not offering these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents. We will disclose any material changes in our affairs in an amendment to this prospectus, a prospectus supplement or a future filing with the Securities and Exchange Commission incorporated by reference in this prospectus.

ABOUT THIS PROSPECTUS

The information contained in this prospectus is not complete and may be changed. You should rely only on the information provided in or incorporated by reference in this prospectus, any prospectus supplement, or documents to which we otherwise refer you. We have not authorized anyone else to provide you with different information. We are not making an offer of any securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus, any prospectus supplement or any document incorporated by reference is accurate as of any date other than the date of the document in which such information is contained or such other date referred to in such document, regardless of the time of any sale or issuance of a security.

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process. Under this shelf registration process, we may, over time, offer and sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering and the securities offered by us in that offering. The prospectus supplement may also add, update or change information in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by reference to the actual documents. Copies of some of the documents referred to herein have been filed or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below in the section entitled “Where You Can Find More Information.”

As used in this prospectus, “Crestwood Midstream Partners LP,” “the Company,” “CMLP,” “we,” “us,” and “our” and similar terms mean Crestwood Midstream Partners LP and its subsidiaries.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the information in this prospectus, the accompanying prospectus supplement and the documents we incorporate by reference may contain forward-looking statements. Forward-looking statements reflect our current expectations or forecasts of future events. Words such as “may,” “assume,” “forecast,” “predict,” “strategy,” “expect,” “intend,” “plan,” “aim,” “estimate,” “anticipate,” “believe,” “project,” “budget,” “potential,” or “continue,” and similar expressions are used to identify forward-looking statements. Forward-looking statements can be affected by assumptions used or by known or unknown risks or uncertainties. Consequently, no forward-looking statements can be guaranteed. Actual results may vary materially. You are cautioned not to place undue reliance on any forward-looking statements and should also understand that it is not possible to predict or identify all such factors and should not consider the following list to be a complete statement of all potential risks and uncertainties. Factors that could cause our actual results to differ materially from the results contemplated by such forward-looking statements include:

•	changes in general economic conditions;

•	fluctuations in natural gas prices;

•	failure or delays by our customers in achieving expected production from natural gas projects;

•	competitive conditions in our industry;

•	actions or inactions taken or non-performance by third parties, including suppliers, contractors, operators, processors, transporters and customers;

•	our ability to consummate acquisitions and successfully integrate the acquired business and our ability to realize any cost savings and other synergies from any acquisition;

•	any disruption from the acquisition of midstream assets from Frontier Gas Services, LLC making it more difficult to maintain relationships with customers, employees or suppliers;

•	fluctuations in the value of certain of our assets and liabilities;

•	changes in the availability and cost of capital;

•	operating hazards, natural disasters, weather-related delays, casualty losses and other matters beyond our control;

•	construction costs or capital expenditures exceeding estimated or budgeted amounts;

•	the effects of existing and future laws and governmental regulations, including environmental and climate change requirements;

•	the effects of existing or future litigation;

•	risks related to our substantial indebtedness; and

•	certain factors discussed elsewhere in this prospectus.

You are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date of this prospectus, the accompanying prospectus supplement or the documents we incorporate by reference. Our actual results may differ significantly from the results discussed in the forward-looking statements. Such statements involve risks and uncertainties, including, but not limited to, the matters discussed in “Risk Factors” beginning on page 6 of this prospectus, in our Annual Report on Form 10-K for the year ended December 31, 2010. If one or more of these risks or uncertainties materialize (or the consequences of such a development changes), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected. We undertake no responsibility to update forward-looking statements for changes related to these or any other factors that may occur subsequent to this filing for any reason.

ABOUT CRESTWOOD MIDSTREAM PARTNERS LP

Overview

We are a growth-oriented limited partnership engaged in the gathering, compression, treating, processing, and transportation of natural gas and delivery of NGLs produced from the Barnett Shale geologic formation. The Barnett Shale is located in the Fort Worth Basin of North Texas, a proven crude oil and natural gas producing basin, where drilling for crude oil began in 1912. We believe that these improved drilling and production techniques have helped make it one of the largest natural gas producing basins in the United States. In addition, on April 1, 2011, we completed the acquisition of certain midstream assets in the Fayetteville Shale (the “Fayetteville assets”) and the Granite Wash plays (the “Granite Wash assets” and, together with the Fayetteville assets, the “Frontier Gas Acquisition”) from Frontier Gas Services, LLC (“Frontier”).

We began operations in 2004 to provide midstream services primarily to Quicksilver and to other natural gas producers in the Fort Worth Basin. Historically, all of our revenues have been derived from operations in the Fort Worth Basin. For the year ended December 31, 2010, all of our services were provided under long-term contracts with fee-based rates. After giving effect to the Frontier Gas Acquisition, approximately 95% of our cash flow is derived from fee-based service contracts. A substantial part of our business in the Fort Worth Basin is conducted with Quicksilver Resources Inc. (“Quicksilver”) and governed by contracts with initial terms that extend through 2020. Approximately 90% of our total natural gas gathering, processing and transportation throughput was comprised of natural gas production owned or controlled by Quicksilver during the year ended December 31, 2010. Approximately 11% of our gathered volumes are comprised of natural gas purchased by Quicksilver from Eni SpA and gathered under Quicksilver’s Alliance gathering agreement. Quicksilver has contractually dedicated to us all the natural gas production it owns or controls from the wells that are currently connected to our gathering systems, as well as natural gas produced from future wells that are drilled within certain of Hood, Somervell, Johnson, Tarrant, Hill, Parker, Bosque and Erath Counties in

Texas. As a result, we expect this dedication will continue to expand as additional wells are connected to these gathering systems.

As of December 31, 2010, we managed approximately 500 miles of natural gas gathering pipelines that range in size from four to 20 inches in diameter. Our Fort Worth Basin assets currently consist of one natural gas treating facility, two gas processing facilities and one NGL pipeline.

Effective February 1, 2011, we acquired approximately 46 miles of natural gas gathering pipelines located in Morrow/Atoka trend and the emerging Avalon Shale trend in Southeastern New Mexico. The pipelines are supported by long-term, fixed-fee contracts which include existing Morrow/Atoka production and dedications of approximately 57,000 acres. The Avalon Shale is a liquid-rich oil and gas field that is part of the Permian Basin.

With the completion of the Frontier Gas Acquisition, we now engage in the gathering, compression, treating, processing and transportation of natural gas and delivery of NGLs produced from the Fayetteville Shale geological formation of the Arkoma Basin, located in Arkansas, and the Granite Wash geological formation of the Anadarko Basin, located in the Texas Panhandle.

Our existing core properties are comprised of the following:

Cowtown System.  Located principally in Hood and Somervell Counties in the southern portion of the Fort Worth Basin and includes: (1) the Cowtown pipeline, which consists of a gathering system and related gas compression facilities, that gathers natural gas produced by our customers and delivers it to the Cowtown or Corvette plants for processing; (2) the Cowtown plant, which consists of two natural gas processing units with a total capacity of 200 MMcfd that extract NGLs from the natural gas stream and deliver customers’ residue gas and extracted NGLs to unaffiliated pipelines for sale downstream; and (3) the Corvette plant, placed in service during 2009, which consists of a 125 MMcfd natural gas processing unit that extracts NGLs from the natural gas stream and delivers customers’ residue gas and extracted NGLs to unaffiliated pipelines for sale downstream. For 2010, the Cowtown and Corvette plants had a total average throughput of 128 MMcfd of natural gas, resulting in average NGL recovery of 16,754 Bbld.

Lake Arlington Dry System.  Located in eastern Tarrant Country and consists of a gas gathering system and related gas compression facility with capacity of 230 MMcfd. This system gathers natural gas produced by our customers and delivers it to unaffiliated pipelines for sale downstream.

Alliance Midstream Assets.  Located in the Alliance Airport area of Tarrant and Denton Counties, Texas and consists of a gathering system and a related compression facility with a capacity of 300 MMcfd, an amine treating facility with capacity of 360 MMcfd and a dehydration treating facility with capacity of 300 MMcfd. This system gathers natural gas produced by our customers and delivers it to unaffiliated pipelines for sale downstream.

Fayetteville Assets:

The Fayetteville assets consist of approximately 127 miles of high pressure and low pressure gathering pipelines in Arkansas with capacity of approximately 510 MMcfd, treating capacity of approximately 165 MMcfd and approximately 35,000 hp of compression. The Fayetteville assets interconnect with multiple interstate pipelines, which serve the Fayetteville Shale and are supported by long-term, fixed-fee contracts with providers who have dedicated approximately 100,000 acres in the core of the Fayetteville Shale to Frontier Gas. These contracts have initial terms that extend though 2020 with a five year extension.

Twin Groves / Prairie Creek / Woolly Hollow Systems.  Located in Conway and Faulkner counties, Arkansas and consists of a gathering system and a related compression facility with a capacity of 350 MMcfd and a dehydration treating facility with capacity of 180 MMcfd. This system gathers natural gas produced by BHP Billiton Petroleum, a wholly owned subsidiary of BHP Billiton Limited (“BHP”) / BP p.l.c. (“BP”) and XTO Energy, Inc., a subsidiary of Exxon Mobil Corporation (“ExxonMobil”), and interconnects with the Boardwalk Gas Transmission, the Ozark Gas Transmission and the Fayetteville Express Pipeline.

Rose Bud System.  Located in White County, Arkansas and consists of a gathering system and a related compression facility with a capacity of 60 MMcfd. This system gathers natural gas produced by BHP / BP and ExxonMobil, and interconnects with the Ozark Gas Transmission.

Wilson Creek System.  Located in Van Buren County, Arkansas and consists of a gathering system and a related compression facility with a capacity of 100 MMcfd. This system gathers natural gas produced by BHP and SH Exploration and interconnects with the Ozark Gas Transmission.

Granite Wash Assets:

The Granite assets consist of a 28 mile pipeline system and a 36 MMcfd cryogenic processing plant in the Texas Panhandle. This area has emerged as a liquids-rich natural gas play with active drilling programs and the Granite Wash assets are supported by long-term contracts. We plan to install a second processing plant with 60 MMcfd of capacity to provide additional capacity to support growth in volumes from this region. This processing plant is expected to be in service by the end of 2011.

Granite Wash System.  Located in Roberts County, Texas and consists of a gathering system of approximately 9,400 hp of compression and a cryogenic gas processing plant with capacity of 36 MMcfd. This system gathers liquids rich gas produced by Chesapeake Energy Corporation and others and interconnects with the Mid-America Pipeline for ultimate delivery to Mt. Belvieu. Residue gas is currently delivered into the ANR Pipeline.

With the completion of the Frontier Gas Acquisition, we own and operate on behalf of others over 700 miles of natural gas gathering pipelines, and NGL, gas lift, residue and production lines.

Our principal executive offices are located at 717 Texas Avenue, Suite 3150, Houston, Texas 77002, our phone number is (832) 519-2200, and our web site is www.crestwoodlp.com. Our website and the information contained therein or connected thereto shall not be deemed to be incorporated into this prospectus supplement or the registration statement of which it forms a part.

Our Relationship with First Reserve and Crestwood Holdings Partners, LLC

General

First Reserve indirectly owns an approximate 52.5% limited partnership interest in us and a 2% general partner interest in us and all of our incentive distribution rights.

Crestwood Gas Services GP LLC, our sole general partner, holds a 2% general partner interest and all of our incentive distribution rights. Our general partner has sole responsibility for conducting our business and for managing our operations and is ultimately controlled by First Reserve. First Reserve intends to manage, participate in and influence our affairs through the exercise of its rights as the beneficial owner of our general partner. Neither our general partner nor its board of directors are elected by our unitholders. Through its indirect ownership in our general partner’s sole member, First Reserve has the right to elect our general partner’s entire board of directors and, through the board of directors, the appointment of our management team. Certain of Crestwood’s executive officers also serve as executive officers and/or directors of our general partner. We benefit from our relationship with First Reserve and Crestwood through access to a significant pool of management expertise and established relationships throughout the energy industry. We do not have employees. All of the employees required to conduct and support our operations are employed by Crestwood.

Omnibus Agreement

We have entered into an Omnibus Agreement with Crestwood and our general partner that addresses the following matters:

•	restrictions on Crestwood’s ability to engage in certain midstream business activities or own certain related assets in Hood, Somervell, Johnson, Tarrant, Hill, Parker, Bosque and Erath Counties, Texas;

•	Crestwood’s obligation to indemnify us for certain liabilities and our obligation to indemnify Crestwood for certain liabilities;

•	our obligation to reimburse Crestwood for all expenses incurred by Crestwood (or payments made on our behalf) in conjunction with Crestwood’s provision of general and administrative services to us, including salary and benefits of Crestwood personnel, our public company expenses, general and administrative expenses and salaries and benefits of our executive management who are Crestwood’s employees;

•	our obligation to reimburse Crestwood for all insurance coverage expenses it incurs or payments it makes with respect to our assets; and

•	our obligation to reimburse Crestwood for all expenses incurred by Crestwood (or payments made on our behalf) in conjunction with Crestwood’s provision of services necessary to operate, manage and maintain our assets.

Any or all of the provisions of the Omnibus Agreement are terminable by Crestwood at its option if our general partner is removed without cause and units held by our general partner and its affiliates are not voted in favor of that removal. The Omnibus Agreement will also generally terminate in the event of a change of control of us or our general partner.

For a more comprehensive discussion concerning the Omnibus Agreement, please see our Annual Report on Form 10-K for the year ended December 31, 2010.

Policies and Procedures for Review and Approval of Transactions with Related Parties

Our general partner’s board of directors has adopted a written policy covering transactions with related parties pursuant to which it has delegated to the conflicts committee of our general partner’s board of directors (the “Conflicts Committee”) the responsibility for reviewing and, if appropriate, approving or ratifying such transactions. The policy covers transactions to which we or any of our subsidiaries is a party and in which any director or executive officer of our general partner or any person that beneficially owns more than 5% of our common units, any immediate family member of such director, officer or owner, or any related entity of such related party, had, has or will have a direct or indirect interest, other than a transaction involving (a) compensation by us or (b) less than $120,000. The policy instructs directors and executive officers to bring any possible related-party transaction to the attention of our general partner’s general counsel or compliance officer, who, unless he or she determines that the transaction is not a related-party transaction, will notify the chairman of the Conflicts Committee. The Conflicts Committee reviews each related-party transaction of which it becomes aware and may approve or ratify a related-party transaction if the Conflicts Committee determines that the transaction is in the best interest of us and our unitholders. In making this determination, the Conflicts Committee considers (i) whether the terms of the transaction are more or less favorable to us than those that could be expected to be obtained from an unrelated third party on an arm’s length basis (ii) any provisions in our financing arrangements relating to transactions with related parties or affiliates; and (iii) any other matters the committee deems relevant and appropriate. The Conflicts Committee reports periodically to our general partner’s board of directors on the nature of the transactions with related parties that have been presented to the Conflicts Committee and the determinations that the Conflicts Committee has made with respect to those transactions.

RISK FACTORS

Limited partner interests are inherently different from the capital stock of a corporation, although many of the business risks to which we are subject are similar to those that would be faced by a corporation engaged in a similar business. Before you invest in our securities, you should carefully consider the risk factors included in our most-recent annual report on Form 10-K, our quarterly reports on Form 10-Q and our current reports on Form 8-K that are incorporated herein by reference and those that may be included in the applicable prospectus supplement, together with all of the other information included in this prospectus, any prospectus supplement and the documents we incorporate by reference.

If any of the risks discussed in the foregoing documents were actually to occur, our business, financial condition, results of operations, or cash flow could be materially adversely affected. In that case, our ability to make distributions to our unitholders or pay interest on, or the principal of, any debt securities, may be reduced, the trading price of our securities could decline and you could lose all or part of your investment.

USE OF PROCEEDS

Unless we specify otherwise in an accompanying prospectus supplement, we expect to use the net proceeds (after the payment of offering expenses and underwriting discounts and commissions) from the sale of securities registered pursuant to this registration statement for general partnership purposes, which may include, among other things:

•	paying or refinancing all or a portion of our indebtedness outstanding at the time, including indebtedness incurred in connection with acquisitions;

•	the redemption of any senior units or other securities (other than common units) previously issued; and

•	funding working capital, capital expenditures or acquisitions.

The actual application of proceeds from the sale of any particular offering of securities using this prospectus will be described in the applicable prospectus supplement relating to such offering. The precise amount and timing of the application of these proceeds will depend upon our funding requirements and the availability and cost of other funds.

In the case of a sale by a selling securityholder, we will not receive any of the proceeds from such sale.

RATIO OF EARNINGS TO FIXED CHARGES

In connection with the registration of debt securities of CMLP, CMLP’s historical ratio of earnings to fixed charges for each of the periods indicated below is as follows:

	Fiscal Year Ended
	December 31,
	2006		2007		2008		2009		2010

Ratio of Earnings to Fixed Charges	8.9	x	3.0	x	3.6	x	4.8	x	3.5	x

Earnings included in the calculation of this ratio consist of pre-tax income from continuing operations plus fixed charges less capitalized interest.

In connection with the registration of senior units of CMLP, CMLP’s historical ratio of earnings to combined fixed charges and preference distributions for each of the periods indicated below is as follows:

	Fiscal Year Ended
	December 31,
	2006		2007		2008		2009		2010
Ratio of Earnings to Fixed Charges	8.9	x	3.0	x	3.6	x	4.8	x	3.5	x

Earnings included in the calculation of this ratio consist of pre-tax income from continuing operations plus fixed charges less capitalized interest.

DESCRIPTION OF COMMON UNITS

The Units

The holders of our common units are entitled to participate in partnership distributions and exercise the rights or privileges available to limited partners under our partnership agreement. For a description of the relative rights and preferences of holders of common units in and to partnership distributions, please read this section and “Provisions of Our Partnership Agreement Relating to Cash Distributions.” For a description of the rights and privileges of limited partners under our partnership agreement, including voting rights, please read “Material Provisions of Our Partnership Agreement.”

Our common units are listed for trading on the New York Stock Exchange under the symbol “CMLP.”

Transfer Agent and Registrar

Duties

BNY Mellon Shareowner Services serves as registrar and transfer agent for the common units. We pay all fees charged by the transfer agent for transfers of common units except the following that must be paid by unitholders:

•	surety bond premiums to replace lost or stolen certificates, taxes and other governmental charges;

•	special charges for services requested by a common unitholder; and

•	other similar fees or charges.

There is no charge to unitholders for disbursements of our cash distributions. We will indemnify the transfer agent, its agents and each of their stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity.

Resignation or Removal

The transfer agent may resign, by notice to us, or be removed by us. The resignation or removal of the transfer agent will become effective upon our appointment of a successor transfer agent and registrar and its acceptance of the appointment. If no successor has been appointed and has accepted the appointment within 30 days after notice of the resignation or removal, our general partner may act as the transfer agent and registrar until a successor is appointed.

Transfer of Common Units

By transfer of common units in accordance with our partnership agreement, each transferee of common units shall be admitted as a limited partner with respect to the common units transferred when such transfer and admission is reflected in our books and records. Each transferee:

•	represents that the transferee has the capacity, power and authority to become bound by our partnership agreement;

•	automatically agrees to be bound by the terms and conditions of, and is deemed to have executed, our partnership agreement; and

•	gives the consents and approvals contained in our partnership agreement.

A transferee will become a substituted limited partner of our partnership for the transferred common units automatically upon the recording of the transfer on our books and records. Our general partner will cause any transfers to be recorded on our books and records no less frequently than quarterly.

We may, at our discretion, treat the nominee holder of a common unit as the absolute owner. In that case, the beneficial holder’s rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

Common units are securities and are transferable according to the laws governing transfers of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to become a substituted limited partner in our partnership for the transferred common units.

Until a common unit has been transferred on our books, we and the transfer agent may treat the record holder of the unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

DESCRIPTION OF SENIOR UNITS

Our partnership agreement authorizes the Company to issue an unlimited number of additional limited partner interests and other equity securities for the consideration and with the designations, preferences, rights, powers and duties established by our general partner in its sole discretion without the approval of any of our limited partners.

We have no senior units outstanding as of the date of this prospectus. Should we offer senior units under this prospectus, a prospectus supplement relating to the particular series of senior units offered will include the specific terms of those senior units, including the following:

•	the designation, stated value and liquidation preference of the senior units and the number of senior units offered;

•	the initial public offering price at which the senior units will be issued;

•	the conversion or exchange provisions of the senior units;

•	any redemption or sinking fund provisions of the senior units;

•	the distribution rights of the senior units, if any;

•	a discussion of material federal income tax considerations, if any, regarding the senior units; and

•	any additional rights, preferences, privileges, limitations and restrictions of the senior units.

PROVISIONS OF OUR PARTNERSHIP AGREEMENT RELATING TO CASH DISTRIBUTIONS

Set forth below is a summary of the significant provisions of our partnership agreement that relate to cash distributions.

Distributions of Available Cash

General.

Our partnership agreement requires that, within 45 days after the end of each quarter, we distribute all of our available cash to unitholders of record on the applicable record date.

Definition of Available Cash.

Available cash, for any quarter, consists of all cash on hand at the end of that quarter:

•	less the amount of cash reserves established by our general partner to:

•	comply with applicable law, any of our debt instruments or other agreements; or

•	provide funds for distributions to our unitholders and to our general partner for any one or more of the next four quarters;

•	plus, if our general partner so determines, all or a portion of cash on hand on the date of determination of available cash for the quarter resulting from working capital borrowings made subsequent to the end of such quarter; and

•	plus, if our general partner so determines, all or a portion of available working capital borrowings on the date of determination of available cash for such quarter.

Working capital borrowings are generally borrowings that are made under a credit facility or another arrangement, are used solely for working capital purposes or to pay distributions to unitholders and are intended to be repaid within 12 months. Available working capital borrowings means on the date of determination any amounts available to be borrowed as working capital borrowings.

Intent to Distribute the Minimum Quarterly Distribution.

We intend to distribute to the holders of common units on a quarterly basis at least the minimum quarterly distribution of $0.3000 per unit, or $1.20 per year, to the extent we have sufficient cash from our operations after establishment of cash reserves and payment of fees and expenses, including payments to our general partner. However, there is no guarantee that we will pay the minimum quarterly distribution on the units in any quarter. Even if our cash distribution policy is not modified or revoked, the amount of distributions paid under our policy and the decision to make any distribution is determined by our general partner, taking into consideration the terms of our partnership agreement. We will be prohibited from making any distributions to unitholders if it would cause an event of default, or an event of default is existing, under our revolving credit facility.

Restrictions on Our Ability to Distribute Available Cash Contained in Our Credit Agreement.

Our ability to distribute available cash is contractually restricted by the terms of our credit agreement. Our credit agreement contains covenants requiring us to maintain certain financial ratios. We are prohibited from making any distributions to unitholders if the distribution would cause an event of default, or an event of default is existing, under our credit agreement.

General Partner Interest and Incentive Distribution Rights.

Currently, our general partner is entitled to 2% of all quarterly distributions that we make prior to our liquidation. This general partner interest is represented by 763,892 general partner units. Our general partner has the right, but not the obligation, to contribute a proportionate amount of capital to us to maintain its current general partner interest. The general partner’s 2% interest in these distributions may be reduced if we issue additional units in the future and our general partner does not contribute a proportionate amount of capital to us to maintain its 2% general partner interest.

Our general partner also currently holds incentive distribution rights that entitle it to receive increasing percentages, up to a maximum of 50%, of the cash we distribute from operating surplus (as defined below) in excess of $0.4500 per unit per quarter. The maximum distribution of 50% includes distributions paid to our general partner on its 2% general partner interest and assumes that our general partner maintains its general partner interest at 2%. The maximum distribution of 50% does not include any distributions that our general partner may receive on units that it owns. Please read “— General Partner Interest and Incentive Distribution Rights” for additional information.

On April 1, 2011, we issued 6,243,000 Class C units, representing limited partner interests, in a private placement. Our partnership agreement provides that each Class C unit has the right to share in the distributions of the Partnership on a pro rata basis with our common units. All or any portion of each distribution payable in respect of the Class C units (the “Class C Unit Distribution”) may, at our election, be paid in Class C units (each Class C unit that we may issue in lieu of a cash distribution is referred to herein as a “PIK Unit”) Our partnership agreement provides that to the extent we pay any portion of the Class C Unit Distribution in PIK Units, a corresponding portion of incentive distributions for such quarter shall likewise be payable to the holders of incentive distribution rights in PIK Units. Currently our general partner holds such incentive distribution rights.

Operating Surplus and Capital Surplus

General.

All cash distributed to unitholders will be characterized as either “operating surplus” or “capital surplus.” Our partnership agreement requires that we distribute available cash from operating surplus differently than available cash from capital surplus.

Operating Surplus.

Operating surplus consists of:

•	$20.0 million (as described below); plus

•	all of our cash receipts after the closing of our initial public offering, excluding cash from the following:

•	borrowings that are not working capital borrowings and sales of debt securities,

•	sales of equity securities,

•	sales or other dispositions of assets outside the ordinary course of business,

•	the termination of interest rate swap agreements or commodity hedge contracts prior to the termination dates specified therein,

•	capital contributions received, and

•	corporate reorganizations or restructurings; plus

•	working capital borrowings made after the end of a quarter but before the date of determination of operating surplus for the quarter; plus

•	cash distributions paid on equity issued to finance all or a portion of the construction, acquisition or improvement or replacement of a capital asset (such as equipment or facilities) during the period beginning on the date that we enter into a binding obligation to commence the construction, acquisition or improvement of a capital improvement or replacement of a capital asset and ending on the earlier to occur of the date the capital improvement or capital asset commences commercial service or the date that it is abandoned or disposed of; less

•	our operating expenditures (as defined below) after the closing of our initial public offering; less

•	the amount of cash reserves established by our general partner to provide funds for future operating expenditures; less

•	all working capital borrowings not repaid within twelve months after having been incurred.

As described above, operating surplus does not reflect actual cash on hand that is available for distribution to our unitholders. For example, it includes a provision that will enable us, if we choose, to distribute as operating surplus up to $20.0 million of cash we receive in the future from non-operating sources such as asset sales, issuances of securities and long-term borrowings that would otherwise be distributed as capital surplus. In addition, the effect of including, as described above, certain cash distributions on equity securities in operating surplus would be to increase operating surplus by the amount of any such cash distributions. As a result, we may also distribute as operating surplus up to the amount of any such cash distributions we receive from non-operating sources.

If a working capital borrowing, which increases operating surplus, is not repaid during the twelve-month period following the borrowing, it will be deemed repaid at the end of such period, thus decreasing operating surplus at such time. When such working capital borrowing is in fact repaid, it will not be treated as a further reduction in operating surplus because operating surplus will have been previously reduced by the deemed repayment.

We define operating expenditures to generally mean all of our cash expenditures, including, but not limited to, taxes, reimbursement of expenses to our general partner, reimbursement of expenses to Crestwood for services pursuant to the omnibus agreement, payments made in the ordinary course of business under interest rate swap agreements or commodity hedge contracts, manager and officer compensation, repayment of working capital borrowings, debt service payments and estimated maintenance capital expenditures, provided that operating expenditures will not include:

•	repayment of working capital borrowings deducted from operating surplus pursuant to the last bullet point of the definition of operating surplus above when such repayment actually occurs;

•	payments (including prepayments and prepayment penalties) of principal of and premium on indebtedness, other than working capital borrowings;

•	expansion capital expenditures;

•	actual maintenance capital expenditures;

•	investment capital expenditures;

•	payment of transaction expenses relating to interim capital transactions;

•	distributions to our partners (including distributions in respect of our Class B units, if any, and incentive distribution rights); or

•	non-pro rata purchases of units of any class made with the proceeds of a substantially concurrent equity issuance.

Capital Surplus.

Capital surplus consists of:

•	borrowings other than working capital borrowings;

•	sales of our equity and debt securities; and

•	sales or other dispositions of assets for cash, other than inventory, accounts receivable and other current assets sold in the ordinary course of business or as part of normal retirement or replacement of assets.

Capital Expenditures

For purposes of determining operating surplus, maintenance capital expenditures are those capital expenditures required to maintain, including for a period longer than the short term, our operating capacity or operating income, and expansion capital expenditures are those capital expenditures that we expect will expand our operating capacity or operating income over the long term. Examples of maintenance capital expenditures include capital expenditures associated with the replacement of equipment and well connections, or the construction, development or acquisition of other facilities, to replace expected reductions in hydrocarbons available for gathering, processing, transporting or otherwise handled by our facilities (which we refer to as operating capacity). Maintenance capital expenditures will also include interest (and related fees) on debt incurred and distributions on equity issued to finance all or any portion of the construction, improvement or replacement of an asset that is paid in respect of the period that begins when we enter into a binding obligation to commence constructing or developing a replacement asset and ending on the earlier to occur of the date of any such replacement asset commences commercial service or the date that it is abandoned or disposed of. Capital expenditures made solely for investment purposes will not be considered maintenance capital expenditures.

The amount of our actual maintenance capital expenditures may differ substantially from period to period, which could cause similar fluctuations in the amounts of operating surplus, adjusted operating surplus and cash available for distribution to our unitholders if we subtracted actual maintenance capital expenditures from operating surplus.

Our partnership agreement requires that an estimate of the average quarterly maintenance capital expenditures necessary to maintain our operating capacity or operating income over the long term be subtracted from operating surplus each quarter as opposed to the actual amounts spent. The amount of estimated maintenance capital expenditures deducted from operating surplus for those periods will be subject to review and change by our general partner at least once a year, provided that any change is approved by our conflicts committee. The estimate will be made at least annually and whenever an event occurs that is likely to result in a material adjustment to the amount of our maintenance capital expenditures, such as a major acquisition or the introduction of new governmental regulations that will impact our business. For purposes of calculating operating surplus, any adjustment to this estimate will be prospective only.

The use of estimated maintenance capital expenditures in calculating operating surplus will have the following effects:

•	it will reduce the risk that maintenance capital expenditures in any one quarter will be large enough to render operating surplus less than the minimum quarterly distribution to be paid on all the units for the quarter and subsequent quarters;

•	it will increase our ability to distribute as operating surplus cash we receive from non-operating sources; and

•	it will be more difficult for us to raise our distribution above the minimum quarterly distribution and pay incentive distributions on the incentive distribution rights held by our general partner.

Expansion capital expenditures are those capital expenditures that we expect will increase our operating capacity or operating income. Examples of expansion capital expenditures include the acquisition of equipment, or the construction, development or acquisition of additional pipeline or processing capacity, to the extent such capital expenditures are expected to expand, for a period of longer than the short term, either our operating capacity or operating income. Expansion capital expenditures will also include interest (and related fees) on debt incurred and distributions on equity issued to finance all or any portion of the construction of such capital improvement during the period that commences when we enter into a binding obligation to commence construction of a capital improvement and ending on the date any such capital improvement commences commercial service or the date that it is abandoned or disposed of. Capital expenditures made solely for investment purposes will not be considered expansion capital expenditures.

As described below, none of investment capital expenditures or expansion capital expenditures are subtracted from operating surplus. Because investment capital expenditures and expansion capital expenditures include interest payments (and related fees) on debt incurred and distributions on equity issued to finance all of the portion of the construction, replacement or improvement of a capital asset (such as gathering pipelines or processing facilities) during the period that begins when we enter into a binding obligation to commence construction of a capital improvement and ending on the earlier to occur of the date any such capital asset commences commercial service or the date that it is abandoned or disposed of, such interest payments and equity distributions are also not subtracted from operating surplus (except, in the case of maintenance capital expenditures, to the extent such interest payments and distributions are included in estimated maintenance capital expenditures).

Investment capital expenditures are those capital expenditures that are neither maintenance capital expenditures nor expansion capital expenditures. Investment capital expenditures largely will consist of capital expenditures made for investment purposes. Examples of investment capital expenditures include traditional capital expenditures for investment purposes, such as purchases of securities, as well as other capital expenditures that might be made in lieu of such traditional investment capital expenditures, such as the acquisition of a capital asset for investment purposes or development of facilities that are in excess of the maintenance of our existing operating capacity or operating income, but which are not expected to expand for more than the short term of our operating capacity or operating income.

Capital expenditures that are made in part for maintenance capital purposes and in part for investment capital or expansion capital purposes will be allocated as maintenance capital expenditures, investment capital expenditures or expansion capital expenditure by our general partner, with the concurrence of our conflicts committee.

Characterization of Cash Distributions.

Our partnership agreement requires that we treat all available cash distributed as coming from operating surplus until the sum of all available cash distributed since the closing of our initial public offering equals the operating surplus as of the most recent date of determination of available cash. Our partnership agreement requires that we treat any amount distributed in excess of operating surplus, regardless of its source, as capital surplus. We do not anticipate that we will make any distributions from capital surplus.

General Partner Interest and Incentive Distribution Rights

Our general partner currently is entitled to 2% of all distributions that we make prior to our liquidation. Our general partner has the right, but not the obligation, to contribute a proportionate amount of capital to us to maintain its 2% general partner interest if we issue additional units. Our general partner’s 2% interest, and the percentage of our cash distributions to which it is entitled, will be proportionately reduced if we issue additional units in the future and our general partner does not contribute a proportionate amount of capital to us in order to maintain its 2% general partner interest. Our general partner will be entitled to make a capital contribution in order to maintain its 2% general partner interest.

Incentive distribution rights represent the right to receive an increasing percentage (13%, 23% and 48%) of quarterly distributions of available cash from operating surplus after the minimum quarterly distribution and the target distribution levels have been achieved. Our general partner currently holds the incentive distribution rights, but may transfer these rights separately from its general partner interest, subject to restrictions in the partnership agreement.

The following discussion assumes that the general partner maintains its 2% general partner interest and continues to own the incentive distribution rights.

If for any quarter:

•	we have distributed available cash from operating surplus to the unitholders in an amount equal to the minimum quarterly distribution; and

•	we have distributed available cash from operating surplus on outstanding common units in an amount necessary to eliminate any cumulative arrearages in payment of the minimum quarterly distribution;

then, our partnership agreement requires that we distribute any additional available cash from operating surplus for that quarter among the unitholders and the general partner in the following manner:

•	first, 98% to all unitholders, pro rata, and 2% to the general partner, until each unitholder receives a total of $0.3450 per unit for that quarter (the “first target distribution”);

•	second, 85% to all unitholders, pro rata, and 15% to the general partner, until each unitholder receives a total of $0.3750 per unit for that quarter (the “second target distribution”);

•	third, 75% to all unitholders, pro rata, and 25% to the general partner, until each unitholder receives a total of $0.4500 per unit for that quarter (the “third target distribution”); and

•	thereafter, 50% to all unitholders, pro rata, and 50% to the general partner.

General Partner’s Right to Reset Incentive Distribution Levels

Our general partner, as the holder of our incentive distribution rights, has the right under our partnership agreement to elect to relinquish the right to receive incentive distribution payments based on the initial cash target distribution levels and to reset, at higher levels, the minimum quarterly distribution amount and cash target distribution levels upon which the incentive distribution payments to our general partner would be set. Our general partner’s right to reset the minimum quarterly distribution amount and the target distribution levels upon which the incentive distributions payable to our general partner are based may be exercised, without approval of our unitholders or the conflicts committee of our general partner. The reset minimum quarterly distribution amount and target distribution levels will be higher than the minimum quarterly distribution amount and the target distribution levels prior to the reset such that our general partner will not receive any incentive distributions under the reset target distribution levels until cash distributions per unit following this event increase as described below. We anticipate that our general partner would exercise this reset right in order to facilitate acquisitions or internal growth projects that would otherwise not be sufficiently accretive to cash distributions per common unit, taking into account the existing levels of incentive distribution payments being made to our general partner.

In connection with the resetting of the minimum quarterly distribution amount and the target distribution levels and the corresponding relinquishment by our general partner of incentive distribution payments based on the target cash distributions prior to the reset, our general partner will be entitled to receive a number of newly issued Class B units and general partner units based on a predetermined formula described below that takes into account the “cash parity” value of the average cash distributions related to the incentive distribution rights received by our general partner for the two quarters prior to the reset event as compared to the average cash distributions per common unit during this period.

The number of Class B units that our general partner would be entitled to receive from us in connection with a resetting of the minimum quarterly distribution amount and the target distribution levels then in effect would be equal to the quotient determined by dividing (x) the average amount of cash distributions received by our general partner in respect of its incentive distribution rights during the two consecutive fiscal quarters ended immediately prior to the date of such reset election by (y) the average of the amount of cash distributed per common unit during each of these two quarters. Each Class B unit will be convertible into one common unit at the election of the holder of the Class B unit at any time following the first anniversary of the issuance of these Class B units. Our general partner will also receive a number of general partner units such that its interest prior to the reset election will be maintained after the election.

Following a reset election by our general partner, the minimum quarterly distribution amount will be reset to an amount equal to the average cash distribution amount per unit for the two fiscal quarters immediately preceding the reset election (which amount we refer to as the “reset minimum quarterly distribution”) and the target distribution levels will be reset to be correspondingly higher such that we would distribute all of our available cash from operating surplus for each quarter thereafter as follows:

•	first, 98% to all unitholders, pro rata, and 2% to the general partner, until each unitholder receives an amount equal to 115% of the reset minimum quarterly distribution for that quarter;

•	second, 85% to all unitholders, pro rata, and 15% to the general partner, until each unitholder receives an amount per unit equal to 125% of the reset minimum quarterly distribution for the quarter;

•	third, 75% to all unitholders, pro rata, and 25% to the general partner, until each unitholder receives an amount per unit equal to 150% of the reset minimum quarterly distribution for the quarter; and

•	thereafter, 50% to all unitholders, pro rata, and 50% to the general partner.

The following table illustrates the percentage allocation of available cash from operating surplus between the unitholders and our general partner at various levels of cash distribution levels pursuant to the cash distribution provisions of our partnership agreement currently in effect as well as following a hypothetical reset of the minimum quarterly distribution and target distribution levels based on the assumption that the average quarterly cash distribution amount per common unit during the two fiscal quarters immediately preceding the reset election was $0.6000.

		Marginal Percentage
	Quarterly	Interest in Distributions		Quarterly
	Distribution Per Unit		General	Distribution Per Unit
	Prior to Reset	Unitholder	Partner	Following Hypothetical Reset

Minimum Quarterly Distribution	$0.3000	98%	2%	$0.6000

First Target Distribution	up to $0.55	98%	2%	up to $0.6900

Second Target Distribution	above $0.55 up to $0.625	85%	15%	above $0.6900(1), up to $0.7500(2)

Third Target Distribution	above $0.625 up to $0.75	75%	25%	above $0.7500(2) up to $0.9000(3)

Thereafter	above $0.75	50%	50%	above $0.9000(3)

(1)	This amount is 115% of the hypothetical reset minimum quarterly distribution.

(2)	This amount is 125% of the hypothetical reset minimum quarterly distribution.

(3)	This amount is 150% of the hypothetical reset minimum quarterly distribution.

The following table illustrates the total amount of available cash from operating surplus that would be distributed to the unitholders and the general partner, including in respect of incentive distribution rights, or IDRs, based on an average of the amounts distributed for a quarter for the two quarters immediately prior to the reset. The table assumes that immediately prior to the reset there are 31,187,696 common units and 6,243,000 Class C units outstanding as of April 1, 2011, the general partner has maintained its 2% proportionate interest, and the average distribution to each common unit is $0.6000 for the two quarters prior to the reset.

		Common
		and Class C	General Partner Cash Distributions
	Quarterly	Unitholders	Prior to Reset
	Distribution	Cash		2% General	Incentive
	Per Unit	Distributions	Class B	Partner	Distribution		Total
	Prior to Reset	Prior to Reset	Units	Interest	Rights	Total	Distributions

Minimum Quarterly Distribution	$0.3000	$11,229,209	$—	$229,168	$—	$229,168	$11,458,377

First Target Distribution	up to $0.3450	1,684,381	—	34,375	—	34,375	1,718,756

Second Target Distribution	above $0.3450 up to $0.3750	1,122,921	—	26,422	171,741	198,163	1,321,084

Third Target Distribution	above $0.3750 up to $0.4500	2,807,302	—	74,861	860,906	935,767	3,743,069

Thereafter	above $0.4500	5,614,605	—	224,584	5,390,020	5,614,604	11,229,209

		$22,458,418	$—	$589,410	$6,422,667	$7,012,077	$29,470,495

The following table illustrates the total amount of available cash from operating surplus that would be distributed to the unitholders and the general partner, including in respect of IDRs, with respect to the quarter in which the reset occurs. The table reflects that as a result of the reset there are 31,187,696 common units, 6,243,000 Class C units and 10,704,445 Class B units outstanding, the general partner’s 2% interest has been maintained, and the average distribution to each common unit is $0.6000. The number of Class B units to be issued to the general partner upon the reset was calculated by dividing (x) the $6,422,667 received by the general partner in respect of its IDRs as the average of the amounts received by the general partner in respect of its IDRs for the two quarters prior to the reset as shown in the table above by (y) the $0.6000 of available cash from operating surplus distributed to each common unit as the average distributed per common unit for the two quarters prior to the reset.

Common
		and Class C	General Partner Cash Distributions
	Quarterly	Unitholders	After Reset
	Distribution	Cash		2% General	Incentive
	Per Unit	Distributions	Class B	Partner	Distribution		Total
	After Reset	After Reset	Units	Interest	Rights	Total	Distributions

Minimum Quarterly Distribution	$0.6000	$22,458,418	$6,422,667	$589,410	$—	$7,012,077	$29,470,495

First Target Distribution	up to $0.6900

Second Target Distribution	above $0.6900 up to $0.7500	—	—	—	—	—	—

Third Target Distribution	above $0.7500 up to $0.9000	—	—	—	—	—	—

Thereafter	above $0.9000	$22,458,418	$6,422,667	$589,410	$—	$7,012,077	$29,470,495

Our general partner will be entitled to cause the minimum quarterly distribution amount and the target distribution levels to be reset on more than one occasion, provided that it may not make a reset election except at a time when it has received incentive distributions for the prior four consecutive fiscal quarters based on the highest level of incentive distributions that it is entitled to receive under our partnership agreement.

Percentage Allocations of Available Cash from Operating Surplus

The following table illustrates the percentage allocations of available cash from operating surplus between the unitholders and our general partner based on the specified target distribution levels. The amounts set forth under “Marginal Percentage Interest in Distributions” are the percentage interests of our general partner and the unitholders in any available cash from operating surplus we distribute up to and including the corresponding amount in the column “Total Quarterly Distribution Per Unit,” until available cash from operating surplus we distribute reaches the next target distribution level, if any. The percentage interests shown for the unitholders and the general partner for the minimum quarterly distribution are also applicable to quarterly distribution amounts that are less than the minimum quarterly distribution. The percentage interests set forth below for our general partner include its 2% general partner interest and assume our general partner has contributed any additional capital to maintain its 2% general partner interest and has not transferred its incentive distribution rights.

		Marginal Percentage
	Total Quarterly	Interest in Distributions*
	Distribution Per Unit		General
	Target Amount	Unitholders	Partner

Minimum Quarterly Distribution	$0.3000	98%	2%

First Target Distribution	up to $0.3450	98%	2%

Second Target Distribution	above $0.3450 up to $0.3750	85%	15%

Third Target Distribution	above $0.3750 up to $0.4500	75%	25%

Thereafter	above $0.4500	50%	50%

*	Assuming there are no arrearages on common units and that our general partner maintains its 2% general partner interest and continues to own the incentive distribution rights.

Distributions from Capital Surplus

How Distributions from Capital Surplus Will Be Made.

Our partnership agreement requires that we make distributions of available cash from capital surplus, if any, in the following manner:

•	first, 98% to all unitholders, pro rata, and 2% to the general partner, until we distribute for each common unit that was issued in this offering, an amount of available cash from capital surplus equal to the initial public offering price;

•	second, 98% to the common unitholders and Class C unitholders, pro rata, and 2% to the general partner, until we distribute for each common unit, an amount of available cash from capital surplus equal to any unpaid arrearages in payment of the minimum quarterly distribution on the common units; and

•	thereafter, we will make all distributions of available cash from capital surplus as if they were from operating surplus.

Effect of a Distribution from Capital Surplus.

Our partnership agreement treats a distribution of capital surplus as the repayment of the initial unit price from this initial public offering, which is a return of capital. The initial public offering price less any distributions of capital surplus per unit is referred to as the “unrecovered initial unit price.” Each time a distribution of capital surplus is made, the minimum quarterly distribution and the target distribution levels will be reduced in the same proportion as the corresponding reduction in the unrecovered initial unit price. Because distributions of capital surplus will reduce the minimum quarterly distribution, after any of these distributions are made, it may be easier for the general partner to receive incentive distributions. However, any distribution of capital surplus before the unrecovered initial unit price is reduced to zero cannot be applied to the payment of the minimum quarterly distribution or any arrearages.

Once we distribute capital surplus on a unit issued in this offering in an amount equal to the initial unit price, our partnership agreement specifies that the minimum quarterly distribution and the target distribution levels will be reduced to zero. Our partnership agreement specifies that we then make all future distributions from operating surplus, with 50% being paid to the holders of units and 50% to the general partner. The percentage interests shown for our general partner include its 2% general partner interest and assume the general partner has not transferred the incentive distribution rights.

Adjustment to the Minimum Quarterly Distribution and Target Distribution Levels

In addition to adjusting the minimum quarterly distribution and target distribution levels to reflect a distribution of capital surplus, if we combine our units into fewer units or subdivide our units into a greater number of units, our partnership agreement specifies that the following items will be proportionately adjusted:

•	the minimum quarterly distribution;

•	target distribution levels; and

•	the unrecovered initial unit price.

For example, if a two-for-one split of the common units should occur, the minimum quarterly distribution, the target distribution levels and the unrecovered initial unit price would each be reduced to 50% of its initial level. Our partnership agreement provides that we not make any adjustment by reason of the issuance of additional units for cash or property.

In addition, if legislation is enacted or if existing law is modified or interpreted by a governmental taxing authority, so that we become taxable as a corporation or otherwise subject to taxation as an entity for federal, state or local income tax purposes, our partnership agreement specifies that the minimum quarterly distribution and the target distribution levels for each quarter will be reduced by multiplying each distribution level by a fraction, the numerator of which is available cash for that quarter and the denominator of which is the sum of available cash for that quarter plus the general partner’s estimate of our aggregate liability for the quarter for such income taxes payable by reason of such legislation or interpretation. To the extent that the actual tax liability differs from the estimated tax liability for any quarter, the difference will be accounted for in subsequent quarters.

Distributions of Cash Upon Liquidation

General.

If we dissolve in accordance with the partnership agreement, we will sell or otherwise dispose of our assets in a process called liquidation. We will first apply the proceeds of liquidation to the payment of our creditors. We will distribute any remaining proceeds to the unitholders and the general partner, in accordance with their capital account balances, as adjusted to reflect any gain or loss upon the sale or other disposition of our assets in liquidation.

Manner of Adjustments for Gain.

The manner of the adjustment for gain is set forth in the partnership agreement. We will allocate any gain to the partners in the following manner:

•	first, to the general partner and the holders of units who have negative balances in their capital accounts to the extent of and in proportion to those negative balances;

•	second, 98% to the common unitholders, pro rata, and 2% to the general partner, until the capital account for each common unit is equal to the sum of: (1) the unrecovered initial unit price; and (2) the amount of the minimum quarterly distribution for the quarter during which our liquidation occurs;

•	third, 98% to one or more of the common unit holders, the Class C unitholders and the Class B unitholders, and 2% to the general partner, until the adjusted capital account of each common unitholder, Class C unitholder and Class B unitholder on a per unit basis are equal;

•	fourth, 98% to all unitholders, pro rata, and 2% to the general partner, until we allocate under this paragraph an amount per unit equal to: (1) the sum of the excess of the first target distribution per unit over the minimum quarterly distribution per unit for each quarter of our existence; less (2) the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the minimum quarterly distribution per unit that we distributed 98% to the unitholders, pro rata, and 2% to the general partner, for each quarter of our existence;

•	fifth, 85% to all unitholders, pro rata, and 15% to the general partner, until we allocate under this paragraph an amount per unit equal to: (1) the sum of the excess of the second target distribution per unit over the first target distribution per unit for each quarter of our existence; less (2) the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the first target distribution per unit that we distributed 85% to the unitholders, pro rata, and 15% to the general partner for each quarter of our existence;

•	sixth, 75% to all unitholders, pro rata, and 25% to the general partner, until we allocate under this paragraph an amount per unit equal to: (1) the sum of the excess of the third target distribution per unit over the second target distribution per unit for each quarter of our existence; less (2) the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the second target distribution per unit that we distributed 75% to the unitholders, pro rata, and 25% to the general partner for each quarter of our existence; and

•	thereafter, 50% to all unitholders, pro rata, and 50% to the general partner.

The percentage interests set forth above for our general partner include its 2% general partner interest and assume the general partner has not transferred the incentive distribution rights.

Manner of Adjustments for Losses.

We will generally allocate any loss to the general partner and the unitholders in the following manner:

•	first, 98% to one or more of the common unitholders, the Class C unitholders and the Class B unitholders, and 2% to the general partner, until the adjusted capital account of each common unitholder, Class C unitholder and Class B unitholder on a per unit basis are equal;

•	second, 98% to the unitholders in proportion to the positive balances in their capital accounts and 2% to the general partner, until the capital accounts of the unitholders have been reduced to zero; and

•	thereafter, 100% to the general partner.

Adjustments to Capital Accounts.

Our partnership agreement requires that we make adjustments to capital accounts upon the issuance of additional units as well as certain other events. In this regard, our partnership agreement specifies that we allocate any unrealized and, for tax purposes, unrecognized gain or loss resulting from the adjustments to the unitholders and the general partner first, in a manner that, to the nearest extent possible, results in the capital accounts maintained with respect to the Class C units, and the converted Class C units on a per unit basis, equaling the per unit capital account for a common unit and second, in the same manner as we allocate gain or loss upon liquidation. In the event that we make positive adjustments to the capital accounts upon the issuance of additional units as well as certain other events, our partnership agreement requires that we allocate any later negative adjustments to the capital accounts resulting from the issuance of additional units or upon our liquidation in a manner which results, to the extent possible, in the partners’ capital account balances equaling, on an aggregate basis, the amount which they would have been if no earlier positive adjustments to the capital accounts had been made.

MATERIAL PROVISIONS OF OUR PARTNERSHIP AGREEMENT

The following is a summary of the material provisions of the Second Amended and Restated Agreement of Limited Partnership of Crestwood Midstream Partners LP, as amended, which is referred to in this prospectus as our partnership agreement. Our partnership agreement is available as described under “Where You Can Find More Information.” We will provide prospective investors with a copy of our partnership agreement upon request at no charge.

We summarize the following provisions of our partnership agreement elsewhere in this prospectus:

•	with regard to distributions of available cash, please read “Provisions of Our Partnership Agreement Relating to Cash Distributions;”

•	with regard to the fiduciary duties of our general partner, please read “Conflicts of Interest and Fiduciary Duties;”

•	with regard to the transfer of common units, please read “Description of the Common Units — Transfer of Common Units;” and

•	with regard to allocations of taxable income and taxable loss, please read “Material Tax Consequences.”

Organization and Duration

Our partnership was organized on January 31, 2007 and has a perpetual existence.

Purpose

Our purpose under the partnership agreement is limited to any business activity that is approved by our general partner and that may lawfully be conducted by a limited partnership organized under Delaware law; provided, that our general partner shall not cause us to engage, directly or indirectly, in any business activity that the general partner determines would cause us to be treated as an association taxable as a corporation or otherwise taxable as an entity for federal income tax purposes.

Although our general partner has the ability to cause us and our subsidiaries to engage in activities other than the business of gathering, compressing, treating, processing, transporting and selling natural gas and the business of transporting and selling NGLs, our general partner has no current plans to do so and may decline to do so free of any fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us or the limited partners. Our general partner is authorized in general to perform all acts it determines to be necessary or appropriate to carry out our purposes and to conduct our business.

Power of Attorney

Each limited partner, and each person who acquires a unit from a unitholder, by accepting the common unit, automatically grants to our general partner and, if appointed, a liquidator, a power of attorney to, among other things, execute and file documents required for our qualification, continuance or dissolution. The power of attorney also grants our general partner the authority to amend, and to make consents and waivers under, our partnership agreement.

Cash Distributions

Our partnership agreement specifies the manner in which we make cash distributions to holders of our common units and other partnership securities as well as to our general partner in respect of its general partner interest and its incentive distribution rights. For a description of these cash distribution provisions, please read “Provisions of Our Partnership Agreement Relating to Cash Distributions.”

In addition, while the Class C units generally participate pro rata with the common units in our distributions, we have the option to pay Class C Unit Distributions in PIK Units, with the number of PIK Units issued based upon the volume-weighted average price of the common units for the 10 trading days immediately preceding the date the distributions are declared. As of April 1, 2011, there were 6,243,000 Class C units issued and outstanding.

Capital Contributions

Unitholders are not obligated to make additional capital contributions, except as described below under “— Limited Liability.”

Our general partner has the right, but not the obligation, to contribute a proportionate amount of capital to us to maintain its current 2% general partner interest if we issue additional units. Our general partner’s 2% interest, and the percentage of our cash distributions to which it is entitled, will be proportionately reduced if we issue additional units in the future and our general partner does not contribute a proportionate amount of capital to us to maintain its current 2% general partner interest. Our general partner is entitled to make a capital contribution in order to maintain its current 2% general partner interest.

Voting Rights

The following is a summary of the unitholder vote required for the matters specified below. Matters requiring the approval of a “unit majority” require the approval of a majority of the common units and Class C units voting as a class.

In voting their common units and Class C units, our general partner and its affiliates have no fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us or the limited partners.

Matter	Vote Requirement

Issuance of additional units	No approval right.
Amendment of the partnership agreement	Certain amendments may be made by the general partner without the approval of the unitholders. Other amendments generally require the approval of a unit majority. Please read “—Amendment of the Partnership Agreement.”
Merger of our partnership or the sale of all or substantially all of our assets	Unit majority in certain circumstances. Please read “—Merger, Consolidation, Sale or Other Disposition of Assets.”
Dissolution of our partnership	Unit majority. Please read “—Termination and Dissolution.”
Continuation of our business upon dissolution	Unit majority. Please read “—Termination and Dissolution.”
Withdrawal of the general partner	Under most circumstances, the approval of a majority of the common units and Class C units, excluding common units and Class C units held by our general partner and its affiliates, is required for the withdrawal of our general partner prior to September 30, 2017 in a manner that would cause a dissolution of our partnership. Please read “— Withdrawal or Removal of the General Partner.”
Removal of the general partner	Not less than 66 2/3% of the outstanding units, voting as a single class, including units held by our general partner and its affiliates. Please read “— Withdrawal or Removal of the General Partner.”
Transfer of ownership interests in the general partner	Our general partner may transfer all, but not less than all, of its general partner interest in us, without a vote of our unitholders, to an affiliate or another person in connection with its merger or consolidation with or into, or sale of all or substantially all of its assets, to such person. The approval of a majority of the common units and Class C units, excluding common units and Class C units held by the general partner and its affiliates, is required in other circumstances for a transfer of the general partner interest to a third party prior to September 30, 2017. See “—Transfer of General Partner Units.”
Transfer of incentive distribution rights	Except for transfers to an affiliate or another person as part of our general partner’s merger or consolidation, sale of all or substantially all of its assets or the sale of all of the ownership interests in such holder, the approval of a majority of the common units and Class C units, excluding common units and Class C units held by the general partner and its affiliates, is required in most circumstances for a transfer of the incentive distribution rights to a third party prior to September 30, 2017. Please read “—Transfer of Incentive Distribution Rights.”
Transfer of ownership interests in the general partner	No approval required at any time. Please read “—Transfer of Ownership Interests in the General Partner.”

Limited Liability

Assuming that a limited partner does not participate in the control of our business within the meaning of the Delaware Act and that he otherwise acts in conformity with the provisions of the partnership agreement, his liability under the Delaware Act will be limited, subject to possible exceptions, to the amount of capital he is obligated to contribute to us for his common units plus his share of any undistributed profits and assets. If it were determined, however, that the right, or exercise of the right, by the limited partners as a group:

•	to remove or replace the general partner;

•	to approve some amendments to the partnership agreement; or

•	to take other action under the partnership agreement;

constituted “participation in the control” of our business for the purposes of the Delaware Act, then the limited partners could be held personally liable for our obligations under the laws of Delaware, to the same extent as the general partner. This liability would extend to persons who transact business with us who reasonably believe that the limited partner is a general partner. Neither the partnership agreement nor the Delaware Act specifically provides for legal recourse against the general partner if a limited partner were to lose limited liability through any fault of the general partner. While this does not mean that a limited partner could not seek legal recourse, we know of no precedent for this type of a claim in Delaware case law.

Under the Delaware Act, a limited partnership may not make a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, would exceed the fair value of the assets of the limited partnership. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware Act provides that the fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the nonrecourse liability. The Delaware Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act shall be liable to the limited partnership for the amount of the distribution for three years. Under the Delaware Act, a substituted limited partner of a limited partnership is liable for the obligations of his assignor to make contributions to the partnership, except that such person is not obligated for liabilities unknown to him at the time he became a limited partner and that could not be ascertained from the partnership agreement.

Our subsidiaries conduct business in one state but we may have subsidiaries that conduct business in other states in the future. Maintenance of our limited liability as a limited partner of the operating partnership may require compliance with legal requirements in the jurisdictions in which the operating partnership conducts business, including qualifying our subsidiaries to do business there.

Limitations on the liability of limited partners for the obligations of a limited partner have not been clearly established in many jurisdictions. If, by virtue of our partnership interest in our operating partnership or otherwise, it were determined that we were conducting business in any state without compliance with the applicable limited partnership or limited liability company statute, or that the right or exercise of the right by the limited partners as a group to remove or replace the general partner, to approve some amendments to the partnership agreement, or to take other action under the partnership agreement constituted “participation in the control” of our business for purposes of the statutes of any relevant jurisdiction, then the limited partners could be held personally liable for our obligations under the law of that jurisdiction to the same extent as the general partner under the circumstances. We will operate in a manner that the general partner considers reasonable and necessary or appropriate to preserve the limited liability of the limited partners.

Issuance of Additional Securities

Our partnership agreement authorizes us to issue an unlimited number of additional partnership securities for the consideration and on the terms and conditions determined by our general partner without the approval of the unitholders.

It is possible that we will fund acquisitions through the issuance of additional common units, subordinated units or other partnership securities. Holders of any additional common units we issue will be entitled to share equally with the then-existing holders of common units in our distributions of available cash. In addition, the issuance of additional common units or other partnership securities may dilute the value of the interests of the then-existing holders of common units in our net assets.

In accordance with Delaware law and the provisions of our partnership agreement, we may also issue additional partnership securities that, as determined by our general partner, may have special voting rights to which the common units are not entitled. In addition, our partnership agreement does not prohibit the issuance by our subsidiaries of equity securities, which may effectively rank senior to the common units.

Upon issuance of additional partnership securities (other than the issuance of partnership securities issued in connection with a reset of the incentive distribution target levels relating to our general partner’s incentive distribution rights or the issuance of partnership securities upon conversion of outstanding partnership securities), our general partner will be entitled, but not required, to make additional capital contributions to the extent necessary to maintain its 2% general partner interest in us. Our general partner’s 2% interest in us will be reduced if we issue additional units in the future and our general partner does not contribute a proportionate amount of capital to us to maintain its 2% general partner interest. Moreover, our general partner will have the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase common units, subordinated units or other partnership securities whenever, and on the same terms that, we issue those securities to persons other than our general partner and its affiliates, to the extent necessary to maintain the percentage interest of the general partner and its affiliates, including such interest represented by common units and subordinated units, that existed immediately prior to each issuance. The holders of common units will not have preemptive rights to acquire additional common units or other partnership securities.

Amendment of the Partnership Agreement

General.

Amendments to our partnership agreement may be proposed only by or with the consent of our general partner. However, our general partner will have no duty or obligation to propose any amendment and may decline to do so free of any fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us or the limited partners. In order to adopt a proposed amendment, other than the amendments discussed below, our general partner is required to seek written approval of the holders of the number of units required to approve the amendment or call a meeting of the limited partners to consider and vote upon the proposed amendment. Except as described below, an amendment must be approved by a unit majority.

Prohibited Amendments.

No amendment may be made that would:

•	enlarge the obligations of any limited partner without its consent, unless approved by at least a majority of the type or class of limited partner interests so affected; or

•	enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by us to our general partner or any of its affiliates without the consent of our general partner, which consent may be given or withheld at its option.

The provision of our partnership agreement preventing the amendments having the effects described in any of the clauses above can be amended upon the approval of the holders of at least 90% of the outstanding units voting together as a single class (including units owned by our general partner and its affiliates). As of April 1, 2011, our general partner and its affiliates own approximately 65.1% of the outstanding common units.

No Unitholder Approval.

Our general partner may generally make amendments to our partnership agreement without the approval of any limited partner or assignee to reflect:

•	a change in our name, the location of our principal place of business, our registered agent or our registered office;

•	the admission, substitution, withdrawal or removal of partners in accordance with our partnership agreement;

•	a change that our general partner determines to be necessary or appropriate to qualify or continue our qualification as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state or to ensure that neither we, nor the operating partnership, nor any of its subsidiaries, will be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes;

•	an amendment that is necessary, in the opinion of our counsel, to prevent us or our general partner or its directors, officers, agents or trustees from, in any manner, being subjected to the provisions of the Investment Company Act of 1940, the Investment Advisors Act of 1940, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, or ERISA, whether or not substantially similar to plan asset regulations currently applied or proposed;

•	an amendment that our general partner determines to be necessary or appropriate for the authorization of additional partnership securities or rights to acquire partnership securities, including any amendment that our general partner determines is necessary or appropriate in connection with:

•	the adjustments of the minimum quarterly distribution, first target distribution, second target distribution and third target distribution in connection with the reset of our general partner’s incentive distribution rights as described under “Provisions of Our Partnership Agreement Relating to Cash Distributions — General Partner’s Right to Reset Incentive Distribution Levels;”

•	any modification of the incentive distribution rights made in connection with the issuance of additional partnership securities or rights to acquire partnership securities, provided that, any such modifications and related issuance of partnership securities have received approval by a majority of the members of the conflicts committee of our general partner;

•	any amendment expressly permitted in our partnership agreement to be made by our general partner acting alone;

•	an amendment effected, necessitated or contemplated by a merger agreement that has been approved under the terms of our partnership agreement;

•	any amendment that our general partner determines to be necessary or appropriate for the formation by us of, or our investment in, any corporation, partnership or other entity, as otherwise permitted by our partnership agreement;

•	a change in our fiscal year or taxable year and related changes;

•	conversions into, mergers with or conveyances to another limited liability entity that is newly formed and has no assets, liabilities or operations at the time of the conversion, merger or conveyance other than those it receives by way of the conversion, merger or conveyance; or

•	any other amendments substantially similar to any of the matters described in the clauses above.

In addition, our general partner may make amendments to our partnership agreement without the approval of any limited partner if our general partner determines that those amendments:

•	do not adversely affect the limited partners (or any particular class of limited partners) in any material respect;

•	are necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;

•	are necessary or appropriate to facilitate the trading of limited partner interests or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the limited partner interests are or will be listed for trading;

•	are necessary or appropriate for any action taken by our general partner relating to splits or combinations of units under the provisions of our partnership agreement; or

•	are required to effect the intent expressed in this prospectus or the intent of the provisions of our partnership agreement or are otherwise contemplated by our partnership agreement.

Opinion of Counsel and Unitholder Approval.

Our general partner is not be required to obtain an opinion of counsel that an amendment will not result in a loss of limited liability to the limited partners or result in our being treated as an entity for federal income tax purposes in connection with any of the amendments. No other amendments to our partnership agreement will become effective without the approval of holders of at least 90% of the outstanding units voting as a single class unless we first obtain an opinion of counsel to the effect that the amendment will not affect the limited liability under applicable law of any of our limited partners.

In addition to the above restrictions, any amendment that would have a material adverse effect on the rights or preferences of any type or class of outstanding units in relation to other classes of units requires the approval of at least a majority of the type or class of units so affected. Any amendment that reduces the voting percentage required to take any action is required to be approved by the affirmative vote of limited partners whose aggregate outstanding units constitute not less than the voting requirement sought to be reduced.

Merger, Consolidation, Conversion, Sale or Other Disposition of Assets

A merger, consolidation or conversion of us requires the prior consent of our general partner. However, our general partner has no duty or obligation to consent to any merger, consolidation or conversion and may decline to do so free of any fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interest of us or the limited partners.

In addition, the partnership agreement generally prohibits our general partner, without the prior approval of the holders of a unit majority, from causing us to, among other things, sell, exchange or otherwise dispose of all or substantially all of our assets in a single transaction or a series of related transactions, including by way of merger, consolidation or other combination, or approving on our behalf the sale, exchange or other disposition of all or substantially all of the assets of our subsidiaries. Our general partner may, however, mortgage, pledge, hypothecate or grant a security interest in all or substantially all of our assets without that approval. Our general partner may also sell all or substantially all of our assets under a foreclosure or other realization upon those encumbrances without that approval. Finally, our general partner may consummate any merger, without the prior approval of our unitholders, if we are the surviving entity in the transaction, our general partner has received an opinion of counsel regarding limited liability and tax matters, the transaction would not result in a material amendment to the partnership agreement, each of our units will be an identical unit of our partnership following the transaction, and the partnership securities to be issued do not exceed 20% of our outstanding partnership securities immediately prior to the transaction.

If the conditions specified in the partnership agreement are satisfied, our general partner may convert us or any of our subsidiaries into a new limited liability entity, or merge us or any of our subsidiaries into, or convey all of our assets to, a newly formed entity if the sole purpose of that conversion, merger or conveyance is to effect a mere change in our legal form into another limited liability entity, our general partner has received an opinion of counsel regarding limited liability and tax matters, and the governing instruments of the new entity provide the limited partners and the general partner with the same rights and obligations as contained in the partnership agreement. The unitholders are not entitled to dissenters’ rights of appraisal under the partnership agreement or applicable Delaware law in the event of a conversion, merger or consolidation, a sale of substantially all of our assets or any other similar transaction or event.

Termination and Dissolution

We will continue as a limited partnership until terminated under our partnership agreement. We will dissolve upon:

•	the election of our general partner to dissolve us, if approved by the holders of units representing a unit majority;

•	there being no limited partners, unless we are continued without dissolution in accordance with applicable Delaware law;

•	the entry of a decree of judicial dissolution of our partnership; or

•	the withdrawal or removal of our general partner or any other event that results in its ceasing to be our general partner other than by reason of a transfer of its general partner interest in accordance with our partnership agreement or withdrawal or removal following approval and admission of a successor.

Upon a dissolution under the last clause above, the holders of a unit majority may also elect, within specific time limitations, to continue our business on the same terms and conditions described in our partnership agreement by appointing as a successor general partner an entity approved by the holders of units representing a unit majority, subject to our receipt of an opinion of counsel to the effect that:

•	the action would not result in the loss of limited liability of any limited partner; and

•	neither our partnership, our operating partnership, nor any of our other subsidiaries, would be treated as an association taxable as a corporation or otherwise be taxable as an entity for federal income tax purposes upon the exercise of that right to continue.

Liquidation and Distribution of Proceeds

Upon our dissolution, unless we are continued as a new limited partnership, the liquidator authorized to wind up our affairs will, acting with all of the powers of our general partner that are necessary or appropriate, liquidate our assets and apply the proceeds of the liquidation as described in “Provisions of Our Partnership Agreement Relating to Cash Distributions — Distributions of Cash Upon Liquidation.” The liquidator may defer liquidation or distribution of our assets for a reasonable period of time or distribute assets to partners in kind if it determines that a sale would be impractical or would cause undue loss to our partners.

Withdrawal or Removal of the General Partner

Except as described below, our general partner has agreed not to withdraw voluntarily as our general partner prior to September 30, 2017, without obtaining the approval of the holders of at least a majority of the outstanding common units and Class C units, excluding common units and Class C units held by the general partner and its affiliates, and furnishing an opinion of counsel regarding limited liability and tax matters. On or after September 30, 2017, our general partner may withdraw as general partner without first obtaining approval of any unitholder by giving 90 days’ written notice, and that withdrawal will not constitute a violation of our partnership agreement. Notwithstanding the information above, our general partner may withdraw without unitholder approval upon 90 days’ notice to the limited partners if at least 50% of the outstanding units are held or controlled by one person and its affiliates, other than the general partner and its affiliates. In addition, the partnership agreement permits our general partner in some instances to sell or otherwise transfer all of its general partner interest in us without the approval of the unitholders. Please read “— Transfer of General Partner Units” and “— Transfer of Incentive Distribution Rights.”

Upon withdrawal of our general partner under any circumstances, other than as a result of a transfer by our general partner of all or a part of its general partner interest in us, the holders of a unit majority, voting as separate classes, may select a successor to that withdrawing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, we will be dissolved, wound up and liquidated, unless within a specified period after that withdrawal, the holders of a unit majority agree in writing to continue our business and to appoint a successor general partner. Please read “— Termination and Dissolution.”

Our general partner may not be removed unless that removal is approved by the vote of the holders of not less than 66 2/3% of the outstanding units, voting together as a single class, including units held by our general partner and its affiliates, and we receive an opinion of counsel regarding limited liability and tax matters. Any removal of our general partner is also subject to the approval of a successor general partner by the vote of the holders of a majority of the outstanding common units and Class C units voting as a separate class. The ownership of more than 33 1/3% of the outstanding units by our general partner and its affiliates would give them the practical ability to prevent our general partner’s removal. As of April 1, 2011, our general partner and its affiliates own approximately 65.1% of the outstanding common units.

Our partnership agreement also provides that if our general partner is removed as our general partner under circumstances where cause does not exist and units held by the general partner and its affiliates are not voted in favor of that removal:

•	any existing arrearages in payment of the minimum quarterly distribution on the common units will be extinguished; and

•	our general partner will have the right to convert its general partner interest and its incentive distribution rights into common units or to receive cash in exchange for those interests based on the fair market value of those interests at that time.

In the event of removal of a general partner under circumstances where cause exists, or withdrawal of a general partner where that withdrawal violates our partnership agreement, a successor general partner will have the option to purchase the general partner interest and incentive distribution rights of the departing general partner for a cash payment equal to the fair market value of those interests. Under all other circumstances where a general partner withdraws or is removed by the limited partners, the departing general partner will have the option to require the successor general partner to purchase the general partner interest of the departing general partner and its incentive distribution rights for fair market value. In each case, this fair market value will be determined by agreement between the departing general partner and the successor general partner. If no agreement is reached, an independent investment banking firm or other independent expert selected by the departing general partner and the successor general partner will determine the fair market value. Or, if the departing general partner and the successor general partner cannot agree upon an expert, then an expert chosen by agreement of the experts selected by each of them will determine the fair market value.

If the option described above is not exercised by either the departing general partner or the successor general partner, the departing general partner’s general partner interest and its incentive distribution rights will automatically convert into common units equal to the fair market value of those interests as determined by an investment banking firm or other independent expert selected in the manner described in the preceding paragraph.

In addition, we will be required to reimburse the departing general partner for all amounts due the departing general partner, including, without limitation, all employee-related liabilities, including severance liabilities, incurred for the termination of any employees employed by the departing general partner or its affiliates for our benefit.

Transfer of General Partner Units

Except for transfer by our general partner of all, but not less than all, of its general partner units to:

•	an affiliate of our general partner (other than an individual); or

•	another entity as part of the merger or consolidation of our general partner with or into another entity or the transfer by our general partner of all or substantially all of its assets to another entity, our general partner may not transfer all or any of its general partner units to another person prior to September 30, 2017, without the approval of the holders of at least a majority of the outstanding common units and Class C units, excluding common units and Class C units held by our general partner and its affiliates. As a condition of this transfer, the transferee must assume, among other things, the rights and duties of our general partner, agree to be bound by the provisions of our partnership agreement, and furnish an opinion of counsel regarding limited liability and tax matters.

Our general partner and its affiliates may at any time, transfer units to one or more persons, without unitholder approval.

Transfer of Ownership Interests in the General Partner

At any time, Crestwood and its affiliates may sell or transfer all or part of their membership interest in Crestwood Gas Services GP LLC, our general partner, to an affiliate or third party without the approval of our unitholders.

Transfer of Incentive Distribution Rights

Our general partner or its affiliates, or a subsequent holder, may transfer its incentive distribution rights to an affiliate of the holder (other than an individual) or another entity as part of the merger or consolidation of such holder with or into another entity, the sale of all of the ownership interest in the holder or the sale of all or substantially all of its assets to, that entity without the prior approval of the unitholders. Prior to September 30, 2017, other transfers of incentive distribution rights will require the affirmative vote of holders of a majority of the outstanding common units and Class C units, excluding common units and Class C units held by our general partner and its affiliates. On or after September 30, 2017, the incentive distribution rights will be freely transferable.

Change of Management Provisions

Our partnership agreement contains specific provisions that are intended to discourage a person or group from attempting to remove Crestwood Gas Services GP LLC as our general partner or otherwise change our management. If any person or group other than our general partner and its affiliates acquires beneficial ownership of 20% or more of any class of units, that person or group loses voting rights on all of its units. This loss of voting rights does not apply to any person or group that acquires the units from our general partner or its affiliates and any transferees of that person or group approved by our general partner or to any person or group who acquires the units with the prior approval of the board of directors of our general partner.

Our partnership agreement also provides that if our general partner is removed as our general partner under circumstances where cause does not exist, and units held by our general partner and its affiliates are not voted in favor of that removal:

•	any existing arrearages in payment of the minimum quarterly distribution on the common units will be extinguished; and

•	our general partner will have the right to convert its general partner units and its incentive distribution rights into common units or to receive cash in exchange for those interests based on the fair market value of those interests at that time.

Limited Call Right

If at any time our general partner and its affiliates own more than 80% of the then-issued and outstanding limited partner interests of any class, our general partner will have the right, which it may assign in whole or in part to any of its affiliates or to us, to acquire all, but not less than all, of the limited partner interests of the class held by unaffiliated persons as of a record date to be selected by our general partner, on at least 10 but not more than 60 days’ notice. The purchase price in the event of this purchase is the greater of:

•	the highest cash price paid by either our general partner or any of its affiliates for any limited partner interests of the class purchased within the 90 days preceding the date on which our general partner first mails notice of its election to purchase those limited partner interests; and

•	the current market price as of the date three days before the date the notice is mailed.

As a result of our general partner’s right to purchase outstanding limited partner interests, a holder of limited partner interests may have his limited partner interests purchased at a price that may be lower than market prices at various times prior to such purchase or lower than a unitholder may anticipate the market price to be in the future. The tax consequences to a unitholder of the exercise of this call right are the same as a sale by that unitholder of his common units in the market. Please read “Material Tax Considerations — Disposition of Common Units.”

Meetings; Voting

Except as described below regarding a person or group owning 20% or more of any class of units then outstanding, record holders of units on the record date will be entitled to notice of, and to vote at, meetings of our limited partners and to act upon matters for which approvals may be solicited.

Our general partner does not anticipate that any meeting of unitholders will be called in the foreseeable future. Any action that is required or permitted to be taken by the unitholders may be taken either at a meeting of the unitholders or without a meeting if consents in writing describing the action so taken are signed by holders of the number of units necessary to authorize or take that action at a meeting. Meetings of the unitholders may be called by our general partner or by unitholders owning at least 20% of the outstanding units of the class for which a meeting is proposed. Unitholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding units of the class or classes for which a meeting has been called represented in person or by proxy will constitute a quorum unless any action by the unitholders requires approval by holders of a greater percentage of the units, in which case the quorum will be the greater percentage.

Each record holder of a unit has a vote according to his percentage interest in us, although additional limited partner interests having special voting rights could be issued. Please read “— Issuance of Additional Securities.” However, if at any time any person or group, other than our general partner and its affiliates, or a direct or subsequently approved transferee of our general partner or its affiliates, acquires, in the aggregate, beneficial ownership of 20% or more of any class of units then outstanding, that person or group will lose voting rights on all of its units and the units may not be voted on any matter, and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes, determining the presence of a quorum or for other similar purposes. Common units or Class C units held in nominee or street name accounts will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise.

Any notice, demand, request, report or proxy material required or permitted to be given or made to record holders of common units or Class C units under our partnership agreement will be delivered to the record holder by us or by the transfer agent.

Status as Limited Partner

By transfer of common units or Class C units in accordance with our partnership agreement, each transferee of common units or Class C units shall be admitted as a limited partner with respect to the common units or Class C units transferred when such transfer and admission is reflected in our books and records. Except as described under “— Limited Liability,” the common units and Class C units will be fully paid, and unitholders will not be required to make additional contributions.

Non-Citizen Assignees; Redemption

If we are, or become subject to, federal, state or local laws or regulations that, in the reasonable determination of our general partner, create a substantial risk of cancellation or forfeiture of any property that we have an interest in because of the nationality, citizenship or other related status of any limited partner, we may redeem the units held by the limited partner at their current market price. In order to avoid any cancellation or forfeiture, our general partner may require each limited partner to furnish information about his nationality, citizenship or related status. If a limited partner fails to furnish information about his nationality, citizenship or other related status within 30 days after a request for the information, or our general partner determines after receipt of the information that the limited partner is not an eligible citizen, the limited partner may be treated as a non-citizen assignee. A non-citizen assignee is entitled to an interest equivalent to that of a limited partner for the right to share in allocations and distributions from us, including liquidating distributions. A non-citizen assignee does not have the right to direct the voting of his units and may not receive distributions in-kind upon our liquidation.

Indemnification

Under our partnership agreement, in most circumstances, we will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:

•	our general partner;

•	any departing general partner;

•	any person who is or was an affiliate of a general partner or any departing general partner;

•	any person who is or was a director, officer, member, partner, fiduciary or trustee of any entity set forth in the preceding three bullet points;

•	any person who is or was serving as director, officer, member, partner, fiduciary or trustee of another person at the request of our general partner or any departing general partner; and

•	any person designated by our general partner.

Any indemnification under these provisions will only be out of our assets. Unless it otherwise agrees, our general partner will not be personally liable for, or have any obligation to contribute or lend funds or assets to us to enable us to effectuate, indemnification. We may purchase insurance against liabilities asserted against, and expenses incurred by, persons for our activities, regardless of whether we would have the power to indemnify the person against liabilities under our partnership agreement.

Reimbursement of Expenses

Our partnership agreement requires us to reimburse our general partner for all direct and indirect expenses it incurs or payments it makes on our behalf and all other expenses allocable to us or otherwise incurred by our general partner in connection with operating our business. These expenses include salary, bonus, incentive compensation and other amounts paid to persons who perform services for us or on our behalf and expenses allocated to our general partner by its affiliates. The general partner is entitled to determine in good faith the expenses that are allocable to us.

Books and Reports

Our general partner is required to keep appropriate books of our business at our principal offices. The books will be maintained for both tax and financial reporting purposes on an accrual basis. For tax and fiscal reporting purposes, our fiscal year is the calendar year.

We will furnish or make available to record holders of common units, within 120 days after the close of each fiscal year, an annual report containing audited financial statements and a report on those financial statements by our independent public accountants. Except for our fourth quarter, we will also furnish or make available summary financial information within 90 days after the close of each quarter.

We will furnish each record holder of a unit with information reasonably required for tax reporting purposes within 90 days after the close of each calendar year. This information is expected to be furnished in summary form so that some complex calculations normally required of partners can be avoided. Our ability to furnish this summary information to unitholders will depend on the cooperation of unitholders in supplying us with specific information. Every unitholder will receive information to assist him in determining his federal and state tax liability and filing his federal and state income tax returns, regardless of whether he supplies us with information.

Right to Inspect Our Books and Records

Our partnership agreement provides that a limited partner can, for a purpose reasonably related to his interest as a limited partner, upon reasonable written demand stating the purpose of such demand and at his own expense, have furnished to him:

•	a current list of the name and last known address of each partner;

•	a copy of our tax returns;

•	information as to the amount of cash, and a description and statement of the agreed value of any other property or services, contributed or to be contributed by each partner and the date on which each partner became a partner;

•	copies of our partnership agreement, our certificate of limited partnership, related amendments and powers of attorney under which they have been executed;

•	information regarding the status of our business and financial condition; and

•	any other information regarding our affairs as is just and reasonable.

Our general partner may, and intends to, keep confidential from the limited partners trade secrets or other information the disclosure of which our general partner believes in good faith is not in our best interests or that we are required by law or by agreements with third parties to keep confidential.

Registration Rights

Under our partnership agreement, we have agreed to register for resale under the Securities Act and applicable state securities laws, at our expense, any common units, subordinated units or other partnership securities proposed to be sold by our general partner or any of its affiliates or their assignees if an exemption from the registration requirements is not otherwise available. These registration rights continue for two years following any withdrawal or removal of Crestwood Gas Services GP LLC as general partner.

The Class C units also carry registration rights. Upon request of a Class C unitholder, we will be required to file a resale registration statement to register (i) the Class C units, (ii) the common units issuable upon conversion of the Class C units, (iii) any Class C units issued in respect of the Class C units as a distribution in kind in lieu of cash distributions and (iv) any Class C units issued as liquidated damages under the registration rights agreement, as soon as practicable after such request. We will use commercially reasonable efforts to cause the resale registration statement to become effective within 90 days of the date the resale registration statement is initially filed. In addition, holders of common units issued upon conversion of the Class C units have piggyback registration rights under certain circumstances. These registration rights will be transferable to affiliates of the Class C Unit holders and, in certain circumstances, to third parties.

DESCRIPTION OF THE DEBT SECURITIES

The debt securities that we may offer by this prospectus consist of notes, debentures, or other evidences of indebtedness of Crestwood Midstream Partners to be issued in one or more series which may include senior debt securities or subordinated debt securities. The debt securities that we may issue will be issued under an indenture, dated as of August 28, 2009, between us (formerly known as Quicksilver Gas Services LP), and The Bank of New York Mellon Trust Company, N.A., as trustee. A copy of the indenture has been filed as an exhibit to the registration statement to which this prospectus relates. We have not restated the indenture in its entirety in this description. You should read the relevant indenture because it, and not this description, controls your rights as holders of debt securities. Except as otherwise defined in this prospectus, capitalized terms used in this prospectus have the meanings given to them in the indenture.

The provisions of the indenture will generally be applicable to all of the debt securities. Any series of debt securities that we issue:

•	will be our direct general obligation; and

•	may be subordinated to our senior indebtedness.

The terms of each series of debt securities, including whether such debt securities will be senior or subordinated, will be established by or pursuant to a resolution of the board of directors of our general partner and set forth or determined in the manner provided in an officer’s certificate or by a supplemental indenture. The particular terms of each such series of debt securities will be described in a prospectus supplement relating to such series including any pricing supplement relating to the offering of debt securities of that series. These provisions may include, among other things and to the extent applicable, the following:

•	the title of the debt securities;

•	the assets, if any, that are pledged as security for the payment of the debt security;

•	whether the debt securities will be senior debt securities or subordinated debt securities and, if applicable, the extent to which the subordinated debt securities are subordinated in right of payment to other indebtedness of Crestwood Midstream Partners;

•	any limit on the aggregate principal amount of the debt securities;

•	the persons to whom any interest on the debt securities will be payable, if other than the registered holders thereof on the regular record date therefor;

•	the date or dates on which the principal of the debt securities will be payable;

•	the rate or rates at which the debt securities will bear interest, if any, and the date or dates from which interest will accrue;

•	the dates on which interest will be payable and the regular record dates for interest payment dates;

•	the place or places where the principal of and any premium and interest on the debt securities will be payable;

•	the period or periods, if any, within which, and the price or prices at which, the debt securities may be redeemed, in whole or in part, at our option;

•	our obligation, if any, to redeem or purchase the debt securities pursuant to sinking fund or similar provisions and the terms and conditions of any such redemption or purchase;

•	the denominations in which the debt securities will be issuable, if other than denominations of $1,000 and any integral multiple thereof;

•	the currency, currencies or currency units, if other than currency of the United States of America, in which payment of the principal of and any premium or interest on the debt securities will be payable, and the terms and conditions of any elections that may be made available with respect thereto;

•	any index or formula used to determine the amount of payments of principal of and any premium or interest on the debt securities;

•	whether the debt securities are to be issued in whole or in part in the form of one or more global securities and, if so, the identity of the depositary, if any, for the global securities;

•	the terms and conditions, if any, pursuant to which the debt securities are convertible into or exchangeable for the common stock or other securities of Crestwood Midstream Partners or any other person;

•	the principal amount (or any portion of the principal amount) of the debt securities which will be payable upon any declaration of acceleration of the maturity of the debt securities pursuant to an event of default; and

•	the applicability to the debt securities of the provisions described in “— Defeasance” below.

The indenture does not limit the total amount of debt securities we may issue. We may issue debt securities under the indenture from time to time in separate series, up to the aggregate amount authorized for each such series. We may issue debt securities at a discount from their stated principal amount. Federal income tax considerations and other special considerations applicable to any debt security issued with original issue discount (an “original issue discount security”) may be described in an applicable prospectus supplement.

If the purchase price of any series of the debt securities is payable in a foreign currency or currency unit or if the principal of or any premium or interest on any series of the debt securities is payable in a foreign currency or currency unit, the restrictions, elections, general tax considerations, specific terms, and other information with respect to the debt securities and the applicable foreign currency or currency unit will be set forth in an applicable prospectus supplement.

Unless otherwise indicated in an applicable prospectus supplement:

•	the debt securities will be issued only in fully registered form (without coupons) in denominations of $1,000 or integral multiples thereof; and

•	payment of principal, premium, if any, and interest on the debt securities will be payable, and the exchange, conversion, and transfer of debt securities will be registrable, at our office or agency maintained for those purposes and at any other office or agency maintained for those purposes. No service charge will be made for any registration of transfer or exchange of the debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge imposed in connection therewith.

Global Securities

The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary or its nominee identified in an applicable prospectus supplement. Unless and until it is exchanged in whole or in part for debt securities in registered form, a global security may not be registered for transfer or exchange except:

•	by the depositary to a nominee of the depositary;

•	by a nominee of the depositary to the depositary or another nominee of the depositary;

•	by the depositary or any nominee of the depositary to a successor depositary or a nominee of the successor depositary; or

•	in any other circumstances described in an applicable prospectus supplement.

The specific terms of the depositary arrangement with respect to any debt securities to be represented by a global security will be described in an applicable prospectus supplement. We expect that the following provisions will apply to depositary arrangements.

Unless otherwise specified in an applicable prospectus supplement, any global security that represents debt securities will be registered in the name of the depositary or its nominee. Upon the deposit of a global security with or on behalf of the depositary for the global security, the depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of the debt securities represented by the global security to the accounts of institutions that are participants in such system. The accounts to be credited will be designated by the underwriters or agents of the debt securities or by us, if the debt securities are offered and sold directly by us.

Ownership of beneficial interests in debt securities represented by a global security will be limited to participants in the book-entry registration and transfer system of the applicable depositary or persons that may hold interests through those participants. Ownership of those beneficial interests by participants will be shown on, and the transfer of ownership will be effected only through, records maintained by the depositary or its nominee for such global security. Ownership of such beneficial interests by persons that hold through such participants will be shown on, and the transfer of such ownership will be effected only through, records maintained by the participants. The laws of some jurisdictions require that specified purchasers of securities take physical delivery of their securities in definitive form. These laws may impair your ability to transfer beneficial interests in a global security.

So long as the depositary for a global security, or its nominee, is the registered owner of the global security, the depositary or the nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the indenture. Unless otherwise specified in an applicable prospectus supplement, owners of beneficial interests in the global security will not be entitled to have any of the debt securities represented by the global security registered in their names, will not receive or be entitled to receive physical delivery of any such debt securities in certificated form, and will not be considered the owners or holders of the debt securities for any purpose under the indenture. Accordingly, each person owning a beneficial interest in debt securities represented by a global security must rely on the procedures of the applicable depositary and, if the person is not a participant in the book-entry registration and transfer system of the applicable depositary, on the procedures of the participant through which the person owns its interest, to exercise any rights of an owner or holder of debt securities under the indenture.

We understand that, under existing industry practices, if an owner of a beneficial interest in debt securities represented by a global security desires to give any notice or take any action that an owner or holder of debt securities is entitled to give or take under the indenture:

•	the applicable depositary would authorize its participants to give the notice or take the action; and

•	the participants would authorize persons owning the beneficial interests through the participants to give the notice or take the action or would otherwise act upon the instructions of the persons owning the beneficial interests.

Principal of and any premium and interest on debt securities represented by a global security will be payable in the manner described in an applicable prospectus supplement. Payment of principal of, and any premium or interest on, debt securities represented by a global security will be made to the applicable depositary or its nominee, as the case may be, as the registered owner or the holder of the global security. None of us, the trustee, any paying agent, or the registrar for debt securities represented by a global security will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in those debt securities or for maintaining, supervising, or reviewing any records relating to those beneficial ownership interests.

Certain Covenants of Crestwood Midstream Partners

Maintenance of Office or Agency.  We will be required to maintain an office or agency in each place of payment for each series of debt securities for notice and demand purposes and for the purposes of presenting or surrendering debt securities for payment, registration of transfer, or exchange.

Paying Agents, Etc.  If we act as our own paying agent with respect to any series of debt securities, on or before each due date of the principal of or interest on any of the debt securities of that series, we will be required to segregate and hold in trust for the benefit of the persons entitled to payment a sum sufficient to pay the amount due and to notify the trustee promptly of our action or failure to act. If we have one or more paying agents for any series of debt securities, prior to each due date of the principal of or interest on any debt securities of that series, we will be required to deposit with a paying agent a sum sufficient to pay the amount due and, unless the paying agent is the trustee, to promptly notify the trustee of our action or failure to act. All moneys paid by us to a paying agent for the payment of principal of or interest on any debt securities that remain unclaimed for two years after the principal or interest has become due and payable may be repaid to us, and thereafter the holder of those debt securities may look only to us for payment thereof.

Existence.  We will be required to, and will be required to cause our subsidiaries to, preserve and keep in full force and effect our and their existence, charter rights, statutory rights, and franchises, except to the extent that the failure to do so would not have a material adverse effect.

Restrictive Covenants.  Any restrictive covenants applicable to any series of debt securities will be described in an applicable prospectus supplement.

Events of Default

The following are Events of Default under the indenture with respect to debt securities of any series:

(1) failure to pay principal of or premium, if any, on any debt security of that series when due;

(2) failure to pay any interest on any debt security of that series when due, which failure continues for 30 calendar days;

(3) failure to make any sinking fund payment when and as due by the terms of any debt security of that series;

(4) failure to redeem any debt security of that series when required to do so under the terms thereof;

(5) failure to perform, or breach of, any other of our covenants in the indenture (other than a covenant included in the indenture solely for the benefit of a series of debt securities other than that series), which failure or breach continues for 60 calendar days after written notice thereof has been given to us as provided in the indenture;

(6) any nonpayment at maturity or other default (beyond any applicable grace period) under any agreement or instrument relating to any other of our or certain of our subsidiaries’ indebtedness, the unpaid principal amount of which is not less than $15 million, which default results in the acceleration of the maturity of the indebtedness prior to its stated maturity or occurs at the final maturity thereof;

(7) specified events of bankruptcy, insolvency, or reorganization involving us; or

(9) any other Event of Default provided with respect to debt securities of that series.

Pursuant to the Trust Indenture Act, the trustee is required, within 90 calendar days after the occurrence of a default in respect of any series of debt securities, to give to the holders of the debt securities of that series notice of all uncured defaults known to it, except that:

•	in the case of a default in the performance of any covenant of the character contemplated in clause (5) above, no notice will be given until at least 30 calendar days after the occurrence of the default; and

•	other than in the case of a default of the character contemplated in clause (1), (2), or (3) above, the trustee may withhold notice if and so long as it in good faith determines that the withholding of notice is in the interests of the holders of the debt securities of that series.

If an Event of Default described in clause (7) above occurs, the principal of, premium, if any, and accrued interest on the debt securities of that series will become immediately due and payable without any declaration or other act on the part of the trustee or any holder of the debt securities of that series. If any other Event of Default with respect to debt securities of any series occurs and is continuing, either the trustee or the holders of at least 25% in principal amount of the debt securities of that series may declare the principal amount of all debt securities of that series to be due and payable immediately. However, at any time after a declaration of acceleration with respect to debt securities of any series has been made, but before a judgment or decree based on such acceleration has been obtained, the holders of a majority in principal amount of the debt securities of that series may, under specified circumstances, rescind and annul such acceleration. See “— Modification and Waiver” below.

Subject to the duty of the trustee to act with the required standard of care during an Event of Default, the trustee will have no obligation to exercise any of its rights or powers under the indenture at the request or direction of the holders of debt securities, unless holders of debt securities shall have furnished to the trustee reasonable security or indemnity. Subject to the provisions of the indenture, including those requiring security or indemnification of the trustee, the holders of a majority in principal amount of the debt securities of any series will have the right to direct the time, method, and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the debt securities of that series.

No holder of a debt security of any series will have any right to institute any proceeding with respect to the indenture or for any remedy thereunder unless:

•	the holder has previously given to the trustee written notice of a continuing Event of Default;

•	the holders of at least 25% in aggregate principal amount of the outstanding debt securities of the same series have requested the trustee to institute a proceeding in respect of the Event of Default;

•	the holder or holders have furnished reasonable indemnity to the trustee to institute the proceeding as trustee;

•	the trustee has not received from the holders of a majority in principal amount of the outstanding debt securities of the same series a direction inconsistent with the request; and

•	the trustee has failed to institute the proceeding within 60 calendar days

However, the limitations described above do not apply to a suit instituted by a holder of a debt security for enforcement of payment of the principal of and interest on such debt security on or after the applicable due dates for the payment of such principal and interest.

We are required to furnish to the trustee annually a statement as to our performance of our obligations under the indenture and as to any default in our performance.

Any additional Events of Default with respect to any series of debt securities, and any variations from the foregoing Events of Default applicable to any series of debt securities, will be described in an applicable prospectus supplement.

Modification and Waiver

In general, modifications and amendments of the indenture may be made by us and the trustee with the consent of the holders of not less than a majority in principal amount of the debt securities of each series affected thereby. However, no modification or amendment of the indenture may, without the consent of the holder of each debt security affected thereby:

•	change the stated maturity of, or any installment of principal of, or interest on, any debt security;

•	reduce the principal amount of, the rate of interest on, or the premium, if any, payable upon the redemption of, any debt security;

•	reduce the amount of principal of an original issue discount security payable upon acceleration of the maturity thereof;

•	change the place or currency of payment of principal of, or premium, if any, or interest on any debt security;

•	impair the right to institute suit for the enforcement of any payment on or with respect to any debt security on or after the stated maturity or prepayment date thereof; or

•	reduce the percentage in principal amount of debt securities of any series required for modification or amendment of the indenture or for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults.

The holders of at least a majority in principal amount of the debt securities of any series may, on behalf of the holders of all debt securities of that series, waive our compliance with specified covenants of the indenture. The holders of at least a majority in principal amount of the debt securities of any series may, on behalf of the holders of all debt securities of that series, waive any past default under the indenture with respect to that series, except:

•	a default in the payment of the principal of, or premium, if any, or interest on, any debt security of that series; or

•	a default of a provision of the indenture that cannot be modified or amended without the consent of the holder of each debt security of that series.

We may supplement or amend the indenture without the consent of any holders of the debt securities in certain circumstances, including:

•	to establish the form or terms of any series of debt securities;

•	to cure any ambiguity, defect or inconsistency;

•	to provide for uncertificated notes in addition to or in place of certificated notes;

•	to provide for the assumption of an issuer’s obligations to holders of debt securities in the case of a merger or consolidation or disposition of all or substantially all of such issuer’s assets;

•	to make any changes that would provide any additional rights or benefits to the holders of debt securities or that do not adversely affect the rights under the indenture of any holder of debt securities;

•	to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

•	to evidence or provide for the acceptance of appointment under the indenture of a successor trustee;

•	to add any additional Events of Default; or

•	to secure the debt securities.

Defeasance

Unless otherwise specified in a prospectus supplement applicable to a particular series of debt securities and except as described below, upon compliance with the applicable requirements described below, we:

(1) will be deemed to have been discharged from our obligations with respect to the debt securities of that series; or

(2) will be released from our obligations to comply with certain covenants described under “— Certain Covenants of Crestwood Midstream Partners” above with respect to the debt securities of that series, and the occurrence of an event described in any of clauses (3), (4), (5), (6), and (8) under “— Events of Default” above will no longer be an Event of Default with respect to the debt securities of that series except to the limited extent described below.

Following any defeasance described in clause (1) or (2) above, we will continue to have specified obligations under the indenture, including obligations to register the transfer or exchange of debt securities of the applicable series; replace destroyed, stolen, lost, or mutilated debt securities of the applicable series; maintain an office or agency in respect of the debt securities of the applicable series; and hold funds for payment to holders of debt securities of the applicable series in trust. In the case of any defeasance described in clause (2) above, any failure by us to comply with our continuing obligations may constitute an Event of

Default with respect to the debt securities of the applicable series as described in clause (5) under “— Events of Defaults” above.

In order to effect any defeasance described in clause (1) or (2) above, we must irrevocably deposit with the trustee, in trust, money or specified government obligations (or depositary receipts therefor) that through the payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay all of the principal of, premium, if any, and interest on the debt securities of such series on the dates such payments are due in accordance with the terms of such debt securities. In addition:

•	no Event of Default or event which with the giving of notice or lapse of time, or both, would become an Event of Default under the indenture shall have occurred and be continuing on the date of such deposit;

•	no Event of Default described in clause (7) under “— Events of Default” above or event that with the giving of notice or lapse of time, or both, would become an Event of Default described in such clause (7) shall have occurred and be continuing at any time on or prior to the 90th calendar day following the date of deposit;

•	in the event of any defeasance described in clause (1) above, we shall have delivered an opinion of counsel, stating that (a) we have received from, or there has been published by, the IRS a ruling or (b) there has been a change in applicable federal law, in either case to the effect that, among other things, the holders of the debt securities of such series will not recognize gain or loss for United States federal income tax purposes as a result of such deposit or defeasance and will be subject to United States federal income tax in the same manner as if such defeasance had not occurred; and

•	in the event of any defeasance described in clause (2) above, we shall have delivered an opinion of counsel to the effect that, among other things, the holders of the debt securities of such series will not recognize gain or loss for United States federal income tax purposes as a result of such deposit or defeasance and will be subject to United States federal income tax in the same manner as if such defeasance had not occurred.

If we fail to comply with our remaining obligations under the indenture with respect to the debt securities of the applicable series following a defeasance described in clause (2) above and the debt securities of that series are declared due and payable because of the occurrence of any undefeased Event of Default, the amount of money and government obligations on deposit with the trustee may be insufficient to pay amounts due on the debt securities of that series at the time of the acceleration resulting from such Event of Default. However, we will remain liable in respect of such payments.

Satisfaction and Discharge

We, at our option, may satisfy and discharge the indenture (except for specified obligations of us and the trustee, including, among others, the obligations to apply money held in trust) when:

•	either

(1) all of our debt securities previously authenticated and delivered under the indenture (subject to specified exceptions relating to debt securities that have otherwise been satisfied or provided for) have been delivered to the trustee for cancellation; or

(2) all of our debt securities not previously delivered to the trustee for cancellation have become due and payable, will become due and payable at their stated maturity within one year, or are to be called for redemption within one year under arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee, and we have deposited or caused to be deposited with the trustee as trust funds for such purpose an amount sufficient to pay and discharge the entire indebtedness on such debt securities, for principal and any premium and interest to the date of such deposit (in the case of debt securities which have become due and payable) or to the stated maturity or redemption date, as the case may be;

•	we have paid or caused to be paid all other sums payable by us under the indenture; and

•	we have delivered to the trustee an officer’s certificate and an opinion of counsel, each to the effect that all conditions precedent relating to the satisfaction and discharge of the indenture have been satisfied.

Limitations on Merger and Other Transactions

Prior to the satisfaction and discharge of the indenture, we may not consolidate with or merge with or into any other person, or transfer all or substantially all of our properties and assets to another person unless:

•	either

(1) we are the continuing or surviving person in the consolidation or merger; or

(2) the person (if other than us) formed by the consolidation or into which we are merged or to which all or substantially all of our properties and assets are transferred is a corporation, partnership, limited liability company, business trust, trust or other legal entity organized and validly existing under the laws of the United States, any State thereof, or the District of Columbia, and expressly assumes, by a supplemental indenture, all of our obligations under the debt securities and the indenture;

•	immediately after the transaction and the incurrence or anticipated incurrence of any indebtedness to be incurred in connection therewith, no Event of Default exists; and

•	an officer’s certificate is delivered to the trustee to the effect that both of the conditions set forth above have been satisfied and an opinion of outside counsel has been delivered to the trustee to the effect that the first condition set forth above has been satisfied.

The continuing, surviving, or successor person will succeed to and be substituted for us with the same effect as if it had been named in the indenture as a party thereto, and thereafter the predecessor person will be relieved of all obligations and covenants under the indenture and the debt securities.

Governing Law

The indenture is, and the debt securities will be, governed by, and construed in accordance with, the laws of the State of New York.

Regarding the Trustee

The indenture contains specified limitations on the right of the trustee, should it become our creditor within three months of, or subsequent to, a default by us to make payment in full of principal of or interest on any series of debt securities issued pursuant to the indenture when and as the same becomes due and payable, to obtain payment of claims, or to realize for its own account on property received in respect of any such claim as security or otherwise, unless and until such default is cured. However, the trustee’s rights as our creditor will not be limited if the creditor relationship arises from, among other things:

•	the ownership or acquisition of securities issued under any indenture or having a maturity of one year or more at the time of acquisition by the trustee;

•	specified advances authorized by a receivership or bankruptcy court of competent jurisdiction or by the indenture;

•	disbursements made in the ordinary course of business in its capacity as indenture trustee, transfer agent, registrar, custodian, or paying agent or in any other similar capacity;

•	indebtedness created as a result of goods or securities sold in a cash transaction or services rendered or premises rented; or

•	the acquisition, ownership, acceptance, or negotiation of specified drafts, bills of exchange, acceptances, or other obligations.

The indenture does not prohibit the trustee from serving as trustee under any other indenture to which we may be a party from time to time or from engaging in other transactions with us. If the trustee acquires any conflicting interest within the meaning of the Trust Indenture Act of 1939 and there is an Event of Default with respect to any series of debt securities, the trustee must eliminate the conflict or resign.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase our securities or securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

DESCRIPTION OF PURCHASE CONTRACTS

We may issue purchase contracts for the purchase or sale of:

•	securities issued by us or securities of third parties, a basket of such securities, an index or indices of such securities or any combination of the above as specified in the applicable prospectus supplement;

•	currencies; or

•	commodities.

Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities, currencies or commodities at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. We may, however, satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the property otherwise deliverable or, in the case of purchase contracts on underlying currencies, by delivering the underlying currencies, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities, currencies or commodities and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract.

The purchase contracts may require us to make periodic payments to the holders thereof or vice versa, which payments may be deferred to the extent set forth in the applicable prospectus supplement, and those payments may be unsecured or prefunded on some basis. The purchase contracts may require the holders thereof to secure their obligations in a specified manner to be described in the applicable prospectus supplement. Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued. Our obligation to settle such pre-paid purchase contracts on the relevant settlement date may constitute indebtedness. Accordingly, pre-paid purchase contracts will be issued under the Indenture.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, we may issue units consisting of one or more common units, purchase contracts, warrants, debt securities or any combination of such securities.

FORMS OF SECURITIES

Each security will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of securities. Certificated securities in definitive form and global securities will be issued in registered form. Definitive securities name you or your nominee as the owner of the security, and in order to transfer or exchange these securities or to receive payments other than interest or other interim payments, you or your nominee must physically deliver the securities to the trustee, registrar, paying agent or other agent, as applicable. Global securities name a depositary or its nominee as the owner of the debt securities, warrants or units represented by these global securities. The depositary maintains a computerized system that will reflect each investor’s beneficial ownership of the securities through an account maintained by the investor with its broker/dealer, bank, trust company or other representative, as we explain more fully below.

Registered global securities

We may issue the registered securities in the form of one or more fully registered global securities that will be deposited with a depositary or its nominee identified in the applicable prospectus supplement and registered in the name of that depositary or nominee. In those cases, one or more registered global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of the securities to be represented by registered global securities. Unless and until it is exchanged in whole for securities in definitive registered form, a registered global security may not be transferred except as a whole by and among the depositary for the registered global security, the nominees of the depositary or any successors of the depositary or those nominees.

If not described below, any specific terms of the depositary arrangement with respect to any securities to be represented by a registered global security will be described in the prospectus supplement relating to those securities. We anticipate that the following provisions will apply to all depositary arrangements.

Ownership of beneficial interests in a registered global security will be limited to persons, called participants, that have accounts with the depositary or persons that may hold interests through participants. Upon the issuance of a registered global security, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal or face amounts of the securities beneficially owned by the participants. Any dealers, underwriters or agents participating in the distribution of the securities will designate the accounts to be credited. Ownership of beneficial interests in a registered global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depositary, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some states may require that some purchasers of securities take physical delivery of these securities in definitive form. These laws may impair your ability to own, transfer or pledge beneficial interests in registered global securities.

So long as the depositary, or its nominee, is the registered owner of a registered global security, that depositary or its nominee, as the case may be, will be considered the sole owner or holder of the securities represented by the registered global security for all purposes under the applicable indenture, warrant agreement or unit agreement. Except as described below, owners of beneficial interests in a registered global security will not be entitled to have the securities represented by the registered global security registered in their names, will not receive or be entitled to receive physical delivery of the securities in definitive form and will not be considered the owners or holders of the securities under the applicable indenture, warrant agreement or unit agreement. Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for that registered global security and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the applicable indenture, warrant agreement or unit agreement. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the applicable indenture, warrant agreement or unit agreement, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take that action, and the participants would authorize beneficial owners owning through them to give or take that action or would otherwise act upon the instructions of beneficial owners holding through them.

Payments to holders with respect to securities, represented by a registered global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the registered global security. None of Crestwood Midstream Partners, the trustees, the warrant agents, the unit agents or any other agent of Crestwood Midstream Partners, agent of the trustees or agent of the warrant agents or unit agents will have any responsibility or liability for any aspect of the records relating to payments made on account of beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

We expect that the depositary for any of the securities represented by a registered global security, upon receipt of any payment of principal, premium, interest or other distribution of underlying securities or other property to holders on that registered global security, will immediately credit participants’ accounts in amounts proportionate to their respective beneficial interests in that registered global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a registered global security held through participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers or registered in “street name,” and will be the responsibility of those participants.

If the depositary for any of these securities represented by a registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Securities Exchange Act of 1934, and a successor depositary registered as a clearing agency under the Securities Exchange Act of 1934 is not appointed by us within 90 days, we will issue securities in definitive form in exchange for the registered global security that had been held by the depositary. Any securities issued in definitive form in exchange for a registered global security will be registered in the name or names that the depositary gives to the relevant trustee, warrant agent, unit agent or other relevant agent of ours or theirs. It is expected that the depositary’s instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the registered global security that had been held by the depositary.

MATERIAL TAX CONSIDERATIONS

This section discusses the material tax consequences that may be relevant to prospective unitholders with respect to the ownership or disposition of common units. This discussion focuses on the federal income tax consequences to holders of common units who are individual citizens or residents of the United States and has only limited application to corporations, estates, trusts, nonresident aliens or other holders subject to specialized tax treatment, such as tax-exempt institutions and entities, foreign persons, individual retirement accounts (IRAs), regulated investment companies, real estate investment trusts (REITs) or mutual funds.

This section does not discuss all the federal, state, local and foreign tax matters affecting us or prospective holders of common units. Accordingly, we urge each prospective holder of common units to consult, and depend on, his own tax advisor in analyzing the federal, state, local and foreign tax consequences particular to him of the ownership or disposition of common units.

The federal income tax matters affecting us and prospective holders of common units discussed in this section are based on current provisions of the Internal Revenue Code, existing Treasury regulations and current administrative rulings and court decisions, all of which are subject to change. Future legislative or administrative changes or court decisions relating to these authorities may cause the federal income tax consequences of the ownership and disposition of common units to vary substantially from the consequences described in this section. Any such change may or may not be retroactively applied.

The statements as to matters of federal income tax law and legal conclusions with respect thereto, but not as to factual matters, contained in this section, unless otherwise noted, are the opinion of Locke Lord Bissell & Liddell LLP and are based on the accuracy of certain factual matters. Locke Lord Bissell & Liddell LLP has not undertaken any obligation to update its opinions after the date of this prospectus. No ruling has been or will be requested from the IRS regarding any matter affecting us or prospective unitholders. Instead, we rely on opinions of Locke Lord Bissell & Liddell LLP. An opinion of counsel represents only that counsel’s best legal judgment and does not bind the IRS or the courts. Accordingly, the opinions and statements made in this section may not be sustained by a court if contested by the IRS. Any contest of this sort with the IRS may materially and adversely impact the market for the common units and the prices at which the common units trade. In addition, the costs of any contest with the IRS, principally legal, accounting and related fees, will result in a reduction in cash available for distribution to our unitholders and our general partner and thus will be borne indirectly by our unitholders and our general partner.

For the reasons described below, Locke Lord Bissell & Liddell LLP has not rendered an opinion with respect to the following specific federal income tax issues:

•	the treatment of a unitholder whose common units are loaned to a short seller to cover a short sale of common units (please read “— Tax Consequences of Common Unit Ownership — Treatment of Short Sales” below);

•	whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury regulations (please read “— Disposition of Common Units — Allocations Between Transferors and Transferees” below);

•	whether our method for depreciating Section 743 adjustments is sustainable (please read “— Tax Consequences of Common Unit Ownership — Section 754 Election” and “— Uniformity of Common Units” below); and

•	whether assignees of common units who fail to execute and deliver transfer applications will be treated as partners of Crestwood Midstream Partners LP for federal income tax purposes (please read “— Limited Partner Status” below).\

In addition, Locke Lord Bissell & Liddell LLP has not rendered an opinion with respect to the state, local or foreign tax consequences of an investment in us (please read “— State, Local, Foreign and Other Tax Considerations”).

Partnership Status

A partnership is not a taxable entity and generally incurs no federal income tax liability. Instead, each partner of a partnership is required to take into account his share of items of income, gain, loss and deduction of the partnership in computing his federal income tax liability, regardless of whether cash distributions are made to him by the partnership. Distributions by a partnership to a partner are generally not taxable to the partnership or to the partner unless the amount of cash distributed is in excess of the partner’s adjusted basis in his partnership interest.

In general, entities with multiple owners which are formed as state law limited partnerships are classified as partnerships for federal income tax purposes provided that they do not elect to be taxed as corporations. However, Section 7704 of the Internal Revenue Code provides that a publicly-traded partnership will, as a general rule, be taxed as a corporation. However, an exception, referred to as the “Qualifying Income Exception,” exists with respect to publicly-traded partnerships of which 90% or more of the gross income for every taxable year consists of “qualifying income.” Qualifying income includes income and gains derived from the transportation, storage, processing and marketing of crude oil, natural gas and products thereof and fertilizer. Other types of qualifying income include interest (other than from a financial or insurance business), dividends, gains from the sale of real property and gains from the sale or other disposition of capital assets held for the production of income that otherwise constitutes qualifying income. We estimate that more than 95% of our current gross income is qualifying income; however, this estimate could change from time to time. Based upon and subject to this estimate, the factual representations made by us, and a review of the applicable legal authorities, Locke Lord Bissell & Liddell LLP is of the opinion that more than 90% of our current gross income constitutes qualifying income. The portion of our income that is qualifying income may change from time to time.

No ruling has been or will be sought from the IRS and the IRS has made no determination as to our status for federal income tax purposes or whether our operations generate “qualifying income” under Section 7704 of the Internal Revenue Code. Instead, we will rely on the opinion of Locke Lord Bissell & Liddell LLP on such matters. With respect to our classification and the classification of our operating subsidiaries for federal income tax purposes, we will rely on the opinion of Locke Lord Bissell & Liddell LLP that, based upon the Internal Revenue Code, the Treasury regulations promulgated thereunder, IRS rulings and court decisions, our operating subsidiaries (other than any corporate subsidiaries) will be classified as either disregarded entities or partnerships for federal income tax purposes so long as they do not elect to be treated as associations taxable as corporations and we will be classified as a partnership for federal income tax purposes so long as:

•	we do not elect to be classified as an association taxable as a corporation;

•	for each taxable year, 90% or more of our gross income has been or will be income that Locke Lord Bissell & Liddell LLP has opined or will opine is “qualifying income” within the meaning of Section 7704(d) of the Internal Revenue Code; and

•	Each hedging transaction that we treat as resulting in qualifying income has been and will be appropriately identified as a hedging transaction pursuant to applicable Treasury regulations, and has been and will be associated with oil, gas, or products thereof that are held or to be held by us in activities that Locke Lord Bissell & Liddell LLP has opined or will opine result in qualifying income.

We believe that these representations have been true in the past and expect that these representations will be true in the future.

Although we expect to conduct our business so as to meet the Qualifying Income Exception, if we fail to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery (in which case the IRS may also require us to make adjustments with respect to our unitholders or pay other amounts), we will be treated as if we had transferred all of our assets, subject to our liabilities, to a newly-formed corporation, on the first day of the year in which we fail to meet the Qualifying Income Exception, in return for stock in that corporation, and then distributed that stock to our partners in liquidation of their interests in us. This deemed contribution and liquidation should be tax-free to unitholders and us so long as we, at that time, do not have liabilities in excess of the aggregate tax bases of our assets. Thereafter, we would be treated as a corporation for federal income tax purposes.

If we were treated as an association taxable as a corporation in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, our items of income, gain, loss and deduction would be reflected only on our tax return rather than being passed through to our unitholders, and our net income would be taxed to us at corporate rates. In addition, any distribution made to a unitholder would be treated as either taxable dividend income, to the extent of our current or accumulated earnings and profits, or, in the absence of earnings and profits, a nontaxable return of capital, to the extent of the unitholder’s tax basis in his common units, or taxable capital gain, after the unitholder’s tax basis in his common units is reduced to zero. Accordingly, taxation as a corporation would result in a reduction in a unitholder’s cash flow and after-tax return and thus would likely result in a reduction in the value of our common units.

The discussion below assumes that we will be classified as a partnership for federal income tax purposes.

Limited Partner Status

Holders of common units who have become limited partners of Crestwood Midstream Partners LP will be treated as partners of Crestwood Midstream Partners LP for federal income tax purposes. Also:

•	assignees who have executed and delivered transfer applications, and are awaiting admission as limited partners, and

•	unitholders whose common units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their common units, will be treated as partners of Crestwood Midstream Partners LP for federal income tax purposes. Because there is no direct authority dealing with the status of assignees of common units who are entitled to execute and deliver transfer applications and become entitled to direct the exercise of attendant rights, but who fail to execute and deliver transfer applications, Locke Lord Bissell & Liddell LLP is unable to opine that such persons are partners of Crestwood Midstream Partners LP for federal income tax purposes. If not partners, such persons will not be eligible for the federal income tax treatment described in this discussion. Furthermore, a purchaser or other transferee of common units who does not execute and deliver a transfer application may not receive some federal income tax information or reports furnished to record holders of common units unless the common units are held in a nominee or street name account and the nominee or broker has executed and delivered a transfer application for those common units.

A beneficial owner of common units whose common units have been transferred to a short seller to complete a short sale would appear to lose his status as a partner of Crestwood Midstream Partners LP with respect to those common units for federal income tax purposes. Please read “— Tax Consequences of Common Unit Ownership — Treatment of Short Sales” below.

No portion of our income, gains, deductions or losses is reportable by a unitholder who is not a partner of Crestwood Midstream Partners LP for federal income tax purposes, and any cash distributions received by such a unitholder would therefore appear to be fully taxable as ordinary income. These unitholders are urged to consult their own tax advisors with respect to the consequences of holding common units for federal income tax purposes.

The discussion below assumes that a holder of common units is treated as one of our partners for federal income tax purposes.

Tax Consequences of Common Unit Ownership

Flow-Through of Taxable Income.

Each unitholder will be required to report on his income tax return his share of our income, gains, losses and deductions without regard to whether we make cash distributions to him. Consequently, we may allocate income to a unitholder even if he has not received a cash distribution. Each unitholder will be required to include in income his allocable share of our income, gains, losses and deductions for our taxable year ending with or within his taxable year. Our taxable year ends on December 31.

Treatment of Distributions.

A distribution by us to a unitholder generally will not be taxable to the unitholder for federal income tax purposes to the extent the distribution does not exceed the unitholder’s tax basis in his common units immediately before the distribution. Our cash distributions in excess of a unitholder’s tax basis generally will be considered to be gain from the sale or exchange of the common units, taxable in accordance with the rules described under “— Disposition of Common Units” below. Also, to the extent our distributions cause a unitholder’s “at risk” amount to be less than zero at the end of any taxable year, he must recapture any losses deducted in previous years. Please read “— Limitations on Deductibility of Losses” below. Any reduction in a unitholder’s share of our liabilities for which no partner, including the general partner, bears the economic risk of loss, which are known as “nonrecourse liabilities,” will be treated as a distribution of cash by us to that unitholder.

A decrease in a unitholder’s percentage interest in us because of our issuance of additional units will decrease his share of our nonrecourse liabilities, and thus will result in a corresponding deemed distribution of cash. Such deemed distribution may constitute a non-pro rata distribution. A non-pro rata distribution of money or property may result in ordinary income to a unitholder, regardless of his tax basis in his common units, if the deemed distribution reduces the unitholder’s share of our “unrealized receivables,” including depreciation recapture, and substantially appreciated “inventory items,” both as defined in the Internal Revenue Code, and collectively, “Section 751 Assets.” To that extent, he will be treated as having been distributed his proportionate share of the Section 751 Assets and then having exchanged those assets with us in return for the non-pro rata portion of the actual distribution made to him. This latter deemed exchange will generally result in the unitholder’s realization of ordinary income, which will equal the excess of (1) the non-pro rata portion of that distribution over (2) the unitholder’s tax basis for the share of Section 751 Assets deemed relinquished in the exchange.

Basis of Common Units.

A unitholder’s initial tax basis for his common units will be the amount he paid for the common units plus his share of our nonrecourse liabilities. That basis will be increased by his share of our income and by any increases in his share of our nonrecourse liabilities. That basis will be decreased, but not below zero, by distributions from us, by the unitholder’s share of our losses, by any decreases in his share of our nonrecourse liabilities and by his share of our expenditures that are not deductible in computing taxable income and are not required to be capitalized. As a limited partner, no unitholder will have a share of our debt that is recourse to the general partner, but will have a share, generally based on his share of profits, of our nonrecourse liabilities. Please read “— Disposition of Common Units — Recognition of Gain or Loss” below.

Limitations on Deductibility of Losses.

The deduction by a unitholder of his share of our losses will be limited to the tax basis in his common units and, in the case of an individual unitholder, estate, trust, or a corporate unitholder, if more than 50% of the value of the corporate unitholder’s stock is owned directly or indirectly by or for five or fewer individuals or some tax-exempt organizations, to the amount for which the unitholder is considered to be “at risk” with respect to our activities, if that is less than his tax basis. A unitholder subject to the “at risk” limitations must recapture losses deducted in previous years to the extent that distributions cause his at risk amount to be less than zero at the end of any taxable year. Losses disallowed to a unitholder or recaptured as a result of these limitations will carry forward and will be allowable as a deduction to the extent that his tax basis or at risk amount, whichever is the limiting factor, is subsequently increased. Upon the taxable disposition of a common unit, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at risk limitation but may not be offset by losses suspended by the basis limitation. Any loss previously suspended by the at risk limitation in excess of that gain would no longer be utilizable.

In general, a unitholder will be at risk to the extent of the tax basis of his common units, excluding any portion of that basis attributable to his share of our nonrecourse liabilities, reduced by (i) any portion of that basis representing amounts otherwise protected against loss because of a guarantee, stop loss agreement or other similar arrangement and (ii) any portion of any amount of money he borrows to acquire or hold his common units, if the lender of those borrowed funds owns an interest in us, is related to the unitholder or can look only to the common units for repayment. A unitholder’s at risk amount will increase or decrease as the tax basis of the unitholder’s common units increases or decreases, other than tax basis increases or decreases attributable to increases or decreases in his share of our nonrecourse liabilities.

In addition to the basis and at risk limitations on the deductibility of losses, the passive loss limitations generally provide that individuals, estates, trusts and some closely-held corporations and personal service corporations can deduct losses from passive activities, which are generally trade or business activities in which the taxpayer does not materially participate, only to the extent of the taxpayer’s income from those passive activities. The passive loss limitations are applied separately with respect to each publicly-traded partnership. Consequently, any passive losses we generate will only be available to offset our passive income generated in the future and will not be available to offset income from other passive activities or investments, including our investments or a unitholder’s investments in other publicly-traded partnerships, or salary or active business income. Passive losses that are not deductible because they exceed a unitholder’s share of income we generate may be deducted in full when he disposes of his entire investment in us in a fully taxable transaction with an unrelated party. The passive activity loss rules are applied after other applicable limitations on deductions, including the at risk rules and the basis limitation.

A unitholder’s share of our net income may be offset by any of our suspended passive losses, but it may not be offset by any other current or carryover losses from other passive activities, including those attributable to other publicly traded partnerships.

Limitations on Interest Deductions.

The deductibility of a non-corporate taxpayer’s “investment interest expense” is generally limited to the amount of that taxpayer’s “net investment income.” Investment interest expense includes:

•	interest on indebtedness properly allocable to property held for investment;

•	our interest expense attributed to portfolio income; and

•	the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.

The computation of a unitholder’s investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a common unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses, other than interest, directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment or qualified dividend income. The IRS has indicated that the net passive income earned by a publicly-traded partnership will be treated as investment income to its unitholders. In addition, a unitholder’s share of our portfolio income will be treated as investment income.

Entity-Level Collections.

If we are required or elect under applicable law to pay any federal, state, local or foreign income tax on behalf of any unitholder or our general partner or any former unitholder, we are authorized to pay those taxes from our funds. That payment, if made, will be treated as a distribution of cash to the partner on whose behalf the payment was made. If the payment is made on behalf of a person whose identity cannot be determined, we are authorized to treat the payment as a distribution to all current unitholders. We are authorized to amend our partnership agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of common units and to adjust later distributions, so that after giving effect to these distributions, the priority and characterization of distributions otherwise applicable under our partnership agreement is maintained as nearly as is practicable. Payments by us as described above could give rise to an overpayment of tax on behalf of an individual partner in which event the partner would be required to file a claim in order to obtain a credit or refund.

Allocation of Income, Gain, Loss and Deduction.

In general, if we have a net profit, our items of income, gain, loss and deduction will be allocated among our general partner and the unitholders in accordance with their percentage interests in us. At any time that distributions are made to the common units in excess of distributions to the subordinated units, gross income will be allocated to the common unitholders to the extent of such excess distributions, and at any time incentive distributions are made to our general partner or holders of Class B units, gross income will be allocated to the recipients to the extent of these distributions. If we have a net loss for the entire year, that loss generally will be allocated first to our general partner and the unitholders in accordance with their percentage interests in us to the extent of their positive capital accounts and, second, to our general partner.

Treasury regulations require that specified items of our income, gain, loss and deduction be allocated to account for the difference between the tax basis and fair market value of our assets at the time of an offering, referred to in this discussion as “Adjusted Property.” The effect of these allocations to a unitholder purchasing common units in our offering will be essentially the same as if the tax bases of our assets were equal to their fair market value at the time of the offering. In the event that hereafter we issue additional units at a time when the fair market value of our assets exceeds their tax basis, those regulations will require that depreciation with respect to these assets be allocated disproportionately to the purchasers of those units and away from our general partner and unitholders who acquire their units prior to such offering. This could result in a reduction in the net amount of deductions allocable to prior purchasers of units, including the purchasers of the units issued in this offering. In addition, items of recapture income will be allocated to the extent possible to the partner who was allocated the deduction giving rise to the treatment of that gain as recapture income in order to minimize the recognition of ordinary income by some unitholders. Finally, although we do not expect that our operations will result in the creation of negative capital accounts, if negative capital accounts nevertheless result, items of our income and gain will be allocated in an amount and manner as is needed to eliminate the negative balance as quickly as possible.

An allocation of items of our income, gain, loss or deduction, other than an allocation required by the Internal Revenue Code to eliminate the difference between a partner’s “book” capital account, credited with the fair market value of Adjusted Property, and “tax” capital account, credited with the tax basis of Adjusted Property, referred to in this discussion as the “Book-Tax Disparity”, will generally be given effect for federal income tax purposes in determining a partner’s share of an item of income, gain, loss or deduction only if the allocation has “substantial economic effect.” In any other case, a partner’s share of an item will be determined on the basis of his interest in us, which will be determined by taking into account all the facts and circumstances, including his relative contributions to us, the interests of all the partners in profits and losses, the interest of all the partners in cash flow and other nonliquidating distributions and rights of all the partners to distributions of capital upon liquidation.

Locke Lord Bissell & Liddell LLP is of the opinion that, with the exception of the issues described in “— Section 754 Election,” “— Uniformity of Common Units” and “— Disposition of Common Units — Allocations Between Transferors and Transferees” on which Locke Lord Bissell & Liddell LLP has not rendered an opinion, allocations under our partnership agreement will be given effect for federal income tax purposes in determining a partner’s share of an item of income, gain, loss or deduction.

Treatment of Short Sales.

A unitholder whose common units are loaned to a “short seller” to cover a short sale of common units may be considered as having disposed of those common units. If so, he would no longer be treated for federal income tax purposes as a partner with respect to those common units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period:

•	any of our income, gain, loss or deduction with respect to those common units would not be reportable by the unitholder;

•	any cash distributions received by the unitholder as to those common units would be fully taxable; and

•	all of these distributions would appear to be ordinary income.

Locke Lord Bissell & Liddell LLP has not rendered an opinion regarding the tax treatment of a unitholder where common units are loaned to a short seller to cover a short sale of common units; therefore, unitholders desiring to assure their status as partners and avoid the risk of gain recognition from a loan to a short seller should modify any applicable brokerage account agreements to prohibit their brokers from borrowing and loaning their common units. Please also read “— Disposition of Common Units — Recognition of Gain or Loss” below.

Alternative Minimum Tax.

Each unitholder will be required to take into account his distributive share of any items of our income, gain, loss or deduction for purposes of the alternative minimum tax. Prospective unitholders are urged to consult their tax advisors as to the impact of an investment in common units on their liability for the alternative minimum tax.

Tax Rates.

Under current law, the highest marginal U.S. federal income tax rate applicable to ordinary income of individuals is 35% and the highest marginal U.S. federal income tax rate applicable to long-term capital gains (generally, capital gains on certain assets held for more than 12 months) of individuals is 15%.

The recently enacted Patient Protection and Affordable Care Act of 2010, as amended by the Health Care and Education Affordability Reconciliation Act of 2010, is scheduled to impose a 3.8% Medicare tax on net investment income earned by certain individuals, estates and trusts for taxable years beginning after December 31, 2012. For these purposes, net investment income generally includes a unitholder’s allocable share of our income and gain realized by a unitholder from a sale of units. In the case of an individual, the tax will be imposed on the lesser of (1) the unitholder’s net investment income or (2) the amount by which the unitholder’s modified adjusted gross income exceeds $250,000 (if the unitholder is married and filing jointly or a surviving spouse), $125,000 (if the unitholder is married and filing separately) or $200,000 (in any other case). In the case of an estate or trust, the tax will be imposed on the lesser of (1) undistributed net investment income, or (2) the excess adjusted gross income over the dollar amount at which the highest income tax bracket applicable to an estate or trust begins.

Section 754 Election.

We have made the election permitted by Section 754 of the Internal Revenue Code. That election is irrevocable without the consent of the IRS. The election generally permits us to adjust a common unit purchaser’s tax basis in our assets (“inside basis”) under Section 743(b) of the Internal Revenue Code to reflect his purchase price. This election does not apply to a person who purchases common units directly from us. The Section 743(b) adjustment belongs to the purchaser and not to other unitholders. For purposes of this discussion, a unitholder’s inside basis in our assets will be considered to have two components: (1) his share of our tax basis in our assets (“common basis”) and (2) his Section 743(b) adjustment to that basis.

Treasury regulations under Section 743 of the Internal Revenue Code require, if the remedial allocation method is adopted (which we have adopted), a portion of the Section 743(b) adjustment that is attributable to recovery property subject to depreciation under Section 168 of the Internal Revenue Code whose book basis is in excess of its tax basis to be depreciated over the remaining cost recovery period for the property’s unamortized Book-Tax Disparity. Under Treasury regulations Section 1.167(c)-1(a)(6), a Section 743(b) adjustment attributable to property subject to depreciation under Section 167 of the Internal Revenue Code rather than cost recovery deductions under Section 168 is generally required to be depreciated using either the straight-line method or the 150% declining balance method. Under our partnership agreement, our general partner is authorized to take a position to preserve the uniformity of common units even if that position is not consistent with these and any other Treasury regulations. Please read “— Tax Treatment of Operations” and “— Uniformity of Common Units” below.

Although Locke Lord Bissell & Liddell LLP is unable to opine as to the validity of this approach because there is no controlling authority on this issue, we intend to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Adjusted Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life then being applied to the unamortized Book-Tax Disparity of the property, or treat that portion as non-amortizable to the extent attributable to property which is not amortizable. This method is consistent with the methods employed by other publicly-traded partnerships but is arguably inconsistent with Treasury regulations Section 1.167(c)-1(a)(6), which is not expected to directly apply to a material portion of our assets, and Treasury regulations Section 1.197-2(g)(3). To the extent this Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, we will apply the rules described in the Treasury regulations and legislative history. If we determine that this position cannot reasonably be taken, we may take a depreciation or amortization position under which all purchasers acquiring common units in the same month would receive depreciation or amortization, whether attributable to common basis or a Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our assets. This kind of aggregate approach may result in lower annual depreciation or amortization deductions than would otherwise be allowable to some unitholders. Please read “— Tax Treatment of Operations” and “— Uniformity of Common Units” below.

Since a unitholder’s tax basis for his common units is reduced by his share of our deductions (whether or not such deductions were claimed on his income tax return), any position we take that understates deductions will overstate the unitholder’s basis in his common units, which may cause the unitholder to understate gain or overstate loss on any sale of such common units. Please read “— Disposition of Common Units — Recognition of Gain or Loss.” If the IRS were to challenge the position we take with respect to depreciating or amortizing the Section 743(b) adjustment and such challenge were sustained, a unitholder’s gain from the sale of common units might be increased without the benefit of additional deductions.

A Section 754 election is advantageous if the transferee’s tax basis in his common units is higher than the common units’ share of the aggregate tax basis of our assets immediately prior to the transfer. In that case, as a result of the election, the transferee would have, among other items, a greater amount of depreciation deductions and his share of any gain on a sale of our assets would be less. Conversely, a Section 754 election is disadvantageous if the transferee’s tax basis in his common units is lower than those common units’ share of the aggregate tax basis of our assets immediately prior to the transfer. Thus, the fair market value of the common units may be affected either favorably or unfavorably by the election. A tax basis adjustment is required regardless of whether a Section 754 election is made in the case of a transfer of an interest in us if we have a substantial built-in loss immediately after the transfer, or if we distribute property and have a substantial basis reduction. Generally, a built-in loss or a tax basis reduction is substantial if it exceeds $250,000.

The calculations involved in the Section 754 election are complex and will be made on the basis of assumptions as to the value of our assets and other matters. The IRS could seek to reallocate some or all of any Section 743(b) adjustment allocated by us to our tangible assets to goodwill instead. Goodwill, as an intangible asset, is generally nonamortizable or amortizable over a longer period of time or under a less accelerated method than our tangible assets. The determinations we make may be successfully challenged by the IRS and the deductions resulting from them may be reduced or disallowed altogether. Should the IRS require a different basis adjustment to be made, and should, in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election. If permission is granted, a purchaser of common units may be allocated more income than he would have been allocated had the election not been revoked.

Tax Treatment of Operations

Accounting Method and Taxable Year.

We use the year ending December 31 as our taxable year and the accrual method of accounting for federal income tax purposes. Each unitholder will be required to include in income his share of our income, gain, loss and deduction for our taxable year ending within or with his taxable year. In addition, a unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of his common units following the close of our taxable year but before the close of his taxable year must include his share of our income, gain, loss and deduction in income for his taxable year, with the result that he will be required to include in income for his taxable year his share of more than one year of our income, gain, loss and deduction. Please read “— Disposition of Common Units — Allocations Between Transferors and Transferees” below.

Tax Basis, Depreciation and Amortization.

The tax basis of our assets, as adjusted with respect to each purchaser on account of our Section 754 election, is used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of these assets. Please read “— Tax Consequences of Common Unit Ownership — Section 754 Election” above. The federal income tax burden associated with the difference between the fair market value of our assets and their tax basis immediately prior to an offering of our common units will be borne by our general partner, its affiliates and our other unitholders as of that time. Please read “— Tax Consequences of Common Unit Ownership — Allocation of Income, Gain, Loss and Deduction” above.

To the extent allowable, we may elect to use the depreciation and cost recovery methods that will result in the largest deductions being taken in the early years after assets subject to these allowances are placed in service. Property we subsequently acquire or construct may be depreciated using accelerated methods permitted by the Internal Revenue Code.

If we dispose of depreciable property by sale, foreclosure, or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation previously deducted and the nature of the property, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a unitholder who has taken cost recovery or depreciation deductions with respect to property we own will likely be required to recapture some or all of those deductions as ordinary income upon a sale of his interest in us. Please read “— Tax Consequences of Common Unit Ownership — Allocation of Income, Gain, Loss and Deduction” above and “— Disposition of Common Units — Recognition of Gain or Loss” below.

The costs incurred in selling our units (called “syndication expenses”) must be capitalized and cannot be deducted currently, ratably or upon our termination. There are uncertainties regarding the classification of costs as organization expenses, which we may amortize, and as syndication expenses, which we may not amortize. The underwriting discounts and commissions we incur will be treated as syndication expenses.

Valuation and Tax Basis of Our Properties.

The federal income tax consequences of the ownership and disposition of common units will depend in part on our estimates of the relative fair market values, and the tax bases, of our assets. Although we may from time to time consult with professional appraisers regarding valuation matters, we will make many of the relative fair market value estimates ourselves. These estimates of value and basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or basis are later found to be incorrect, the character and amount of items of income, gain, loss or deductions previously reported by unitholders might change, and unitholders might be required to adjust their tax liability for prior years and incur interest and penalties with respect to those adjustments.

Disposition of Common Units

Recognition of Gain or Loss.

Gain or loss will be recognized on a sale of common units equal to the difference between the amount realized and the unitholder’s tax basis for the common units sold. A unitholder’s amount realized will be measured by the sum of the cash or the fair market value of other property received by him plus his share of our nonrecourse liabilities. Because the amount realized includes a unitholder’s share of our nonrecourse liabilities, the gain recognized on the sale of common units could result in a tax liability in excess of any cash received from the sale.

Prior distributions from us in excess of cumulative net taxable income for a common unit that decreased a unitholder’s tax basis in that common unit will, in effect, become taxable income if the common unit is sold at a price greater than the unitholder’s tax basis in that common unit, even if the price received is less than his original cost.

Except as noted below, gain or loss recognized by a unitholder, other than a “dealer” in common units, on the sale or exchange of a common unit will generally be taxable as capital gain or loss. Capital gain recognized by an individual on the sale of common units held more than 12 months will generally be taxed at a maximum U.S. federal income tax rate of 15% under current law. However, a portion of this gain or loss, which may be substantial, will be separately computed and taxed as ordinary income or loss under Section 751 of the Internal Revenue Code to the extent attributable to assets giving rise to depreciation recapture or other “unrealized receivables” or to “inventory items” we own. The term “unrealized receivables” includes potential recapture items, including depreciation recapture. Ordinary income attributable to unrealized receivables, inventory items and depreciation recapture may exceed net taxable gain realized upon the sale of a common unit and may be recognized even if there is a net taxable loss realized on the sale of a common unit. Thus, a unitholder may recognize both ordinary income and a capital loss upon a sale of common units. Net capital losses may offset capital gains and no more than $3,000 of ordinary income, in the case of individuals, and may only be used to offset capital gains in the case of corporations.

The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an “equitable apportionment” method. Treasury regulations under Section 1223 of the Internal Revenue

Code allow a selling unitholder who can identify common units transferred with an ascertainable holding period to elect to use the actual holding period of the common units transferred. Thus, according to the ruling discussed above, a unitholder will be unable to select high or low basis common units to sell as would be the case with corporate stock, but, according to the Treasury regulations, may designate specific common units sold for purposes of determining the holding period of common units transferred. A unitholder electing to use the actual holding period of common units transferred must consistently use that identification method for all subsequent sales or exchanges of common units. A unitholder considering the purchase of additional common units or a sale of common units purchased in separate transactions is urged to consult his tax advisor as to the possible consequences of this ruling and application of the Treasury regulations.

The Internal Revenue Code treats a taxpayer as having sold a partnership interest, such as our common units, in which gain would be recognized if it were sold, assigned or terminated at its fair market value, if the taxpayer or related persons enters into:

•	a short sale;

•	an offsetting notional principal contract; or

•	a futures or forward contract, with respect to the partnership interest or substantially identical property.

Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of the Treasury is also authorized to issue regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

Allocations Between Transferors and Transferees.

In general, our taxable income and losses will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the unitholders in proportion to the number of common units owned by each of them as of the opening of the applicable exchange on the first business day of the month. However, gain or loss realized on a sale or other disposition of our assets other than in the ordinary course of business will be allocated among the unitholders on the date in the month in which that gain or loss is recognized. As a result, a unitholder transferring common units may be allocated income, gain, loss and deduction realized after the date he disposes of the common units.

Although simplifying conventions are contemplated by the Internal Revenue Code and most publicly-traded partnerships use similar simplifying conventions, the use of this method may not be permitted under existing Treasury regulations. The Treasury Department has issued proposed Treasury regulations that would permit publicly-traded partnerships to adopt certain simplifying conventions similar to the ones adopted by us. These proposed Treasury regulations, however, are applicable to publicly-traded partnerships formed after the date these proposed Treasury regulations are adopted in final form, and thus, may not apply to us. Accordingly, Locke Lord Bissell & Liddell LLP is unable to opine on the validity of our method of allocating income and deductions between transferors and transferees. If this method is not allowed under the Treasury regulations, or only applies to transfers of less than all of the unitholder’s interest, our taxable income or losses might be reallocated among the unitholders. We are authorized to revise our method of allocation between transferor and transferee unitholders, as well as unitholders whose interests vary during a taxable year, to conform to a method permitted under future Treasury regulations.

A unitholder who owns common units at any time during a quarter and who disposes of them prior to the record date set for a cash distribution for that quarter will be allocated items of our income, gain, loss and deductions attributable to that quarter but will not be entitled to receive that cash distribution.

Transfer Notification Requirements.

A purchaser of common units from another unitholder is required to notify us in writing of that purchase within 30 days after the purchase, unless a broker or nominee will satisfy such requirement. A unitholder who sells any of his common units, other than through a broker, is generally required to notify us in writing of that sale within 30 days after the sale. Upon receiving such notifications, we are required to notify the IRS of any such transfers and to furnish specified information to the transferor and transferee. Failure to notify us of a transfer of common units may, in some cases, lead to the imposition of penalties. However, these reporting requirements do not apply to a sale by an individual unitholder who is a citizen of the United States and who effects the sale or exchange through a broker who will satisfy such requirements.

Constructive Termination.

We will be considered to have been terminated for tax purposes if there are sales or exchanges, which in the aggregate, constitute 50% or more of the total interests in our capital and profits within a 12-month period. For purposes of measuring whether the 50% threshold is met, multiple sales of the same interest within the same 12 month period are counted only once. A constructive termination results in the closing of our taxable year for all unitholders. In the case of a unitholder reporting on a taxable year other than a fiscal year ending December 31, the closing of our taxable year may result in more than 12 months of our taxable income or loss being includable in his taxable income for the year of termination. A constructive termination occurring on a date other than December 31 will result in us filing two tax returns (and could result in common unitholders receiving two Schedules K-1) for one fiscal year and the cost of the preparation of these returns will be borne by all common unitholders. However, pursuant to an IRS relief procedure for publicly-traded partnerships that have terminated, the IRS may allow, among other things, that we provide a single Schedule K-1 for the tax year in which a termination occurs. We would be required to make new tax elections after a termination, including a new election under Section 754 of the Internal Revenue Code, and a termination would result in a deferral of our deductions for depreciation. A termination could also result in penalties if we were unable to determine that the termination had occurred. Moreover, a termination might either accelerate the application of, or subject us to, any tax legislation enacted before the termination.

Uniformity of Common Units

Because we cannot match transferors and transferees of common units, we must maintain uniformity of the economic and tax characteristics of the common units. In the absence of uniformity, we may be unable to completely comply with a number of federal income tax requirements, both statutory and regulatory. A lack of uniformity can result from a literal application of Treasury regulations Section 1.167(c)-1(a)(6). Any non-uniformity could have a negative impact on the value of our common units. Please read “— Tax Consequences of Common Unit Ownership — Section 754 Election” above.

Although Locke Lord Bissell & Liddell LLP is unable to opine as to the validity of this approach because there is no clear authority on the issue, we intend to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Adjusted Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life then being applied to the property’s unamortized Book-Tax Disparity, or treat that portion as nonamortizable, to the extent attributable to property the common basis of which is not amortizable. This treatment is consistent with the Treasury regulations under Section 743 of the Internal Revenue Code, even though that position may be inconsistent with Treasury regulations Section 1.167(c)-1(a)(6) which is not expected to directly apply to a material portion of our assets, and Treasury regulations Section 1.197-2(g)(3). Please read “— Tax Consequences of Common Unit Ownership — Section 754 Election” above.

To the extent that the Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, we will apply the rules described in the Treasury regulations and legislative history. If we determine that this position cannot reasonably be taken, we may adopt a depreciation and amortization position under which all purchasers acquiring common units in the same month would receive depreciation and amortization deductions, whether attributable to a common basis or Section 743(b)

adjustment, based upon the same applicable method and lives as if they had purchased a direct interest in our property. If this position is adopted, it may result in lower annual depreciation and amortization deductions than would otherwise be allowable to some unitholders and risk the loss of depreciation and amortization deductions not taken in the year that these deductions are otherwise allowable. This position will not be adopted if we determine that the loss of depreciation and amortization deductions will have a material adverse effect on the unitholders. If we choose not to utilize this aggregate method, we may use any other reasonable depreciation and amortization method to preserve the uniformity of the intrinsic tax characteristics of any common units that would not have a material adverse effect on the unitholders. The IRS may challenge any method of depreciating the Section 743(b) adjustment described in this paragraph. If this challenge were sustained, the uniformity of common units might be affected, and the gain from the sale of common units might be increased without the benefit of additional deductions. Please read “— Disposition of Common Units — Recognition of Gain or Loss” above.

Tax-Exempt Organizations and Foreign Persons

Ownership of common units by employee benefit plans, other tax-exempt organizations, non-resident aliens, foreign corporations and other non-U.S. persons raises issues unique to those investors and, as described below, may have substantially adverse tax consequences to them. If you are a tax-exempt entity or a non-U.S. person, you should consult your tax advisor before investing in our common units.

Employee benefit plans and most other organizations exempt from federal income tax, including individual retirement accounts and other retirement plans, are subject to federal income tax on unrelated business taxable income. Virtually all of our income allocated to a unitholder that is a tax-exempt organization will be unrelated business taxable income and will be taxable to it.

Non-resident aliens and foreign corporations, trusts or estates that own common units will be considered to be engaged in business in the United States because of the ownership of common units. As a consequence, they will be required to file federal tax returns to report their share of our income, gain, loss or deduction and pay federal income tax at regular rates on their share of our net income or gain. Moreover, under rules applicable to publicly-traded partnerships, we will withhold, at the highest applicable effective tax rate, from cash distributions made quarterly to foreign unitholders. Each foreign unitholder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8BEN or applicable substitute form in order to obtain credit for the taxes withheld. A change in applicable law may require us to change these procedures.

In addition, because a foreign corporation that owns common units will be treated as engaged in a U.S. trade or business, that corporation may be subject to the U.S. branch profits tax at a rate of 30%, in addition to regular federal income tax, on its share of our income and gain, as adjusted for changes in the foreign corporation’s “U.S. net equity,” which are effectively connected with the conduct of a U.S. trade or business. That tax may be reduced or eliminated by an income tax treaty between the United States and the country in which the foreign corporate unitholder is a “qualified resident.” In addition, this type of holder of common units is subject to special information reporting requirements under Section 6038C of the Internal Revenue Code.

A foreign unitholder who sells or otherwise disposes of a common unit will be subject to U.S. federal income tax on gain realized from the sale or disposition of that common unit to the extent the gain is effectively connected with a U.S. trade or business of the foreign unitholder. Under a ruling published by the IRS interpreting the scope of “effectively connected income,” a foreign unitholder would be considered to be engaged in a trade or business in the United States by virtue of our U.S. activities, and part or all of that unitholder’s gain would be effectively connected with that unitholder’s indirect U.S. trade or business. Moreover, under the Foreign Investment in Real Property Tax Act, a foreign unitholder generally will be subject to U.S. federal income tax upon the sale or disposition of a common unit if (i) he owned (directly or constructively applying certain attribution rules) more than 5% of our units at any time during the five-year period ending on the date of such disposition and (ii) 50% or more of the fair market value of all of our assets consisted of U.S. real property interests at any time during the shorter of the period during which such unitholder held the units or the 5-year period ending on the date of disposition. Currently, more than 50% of our assets consist of U.S. real property interests and we do not expect that to change in the foreseeable future. Therefore, foreign unitholders may be subject to federal income tax on gain from the sale or disposition of their common units.

Administrative Matters

Information Returns and Audit Procedures.

We intend to furnish to each unitholder, within 90 days after the close of each calendar year, specific tax information, including a Schedule K-1, which describes his share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which will not be reviewed by counsel, we will take various accounting and reporting positions, some of which have been mentioned earlier, to determine his share of income, gain, loss and deduction. We cannot assure you that those positions will yield a result that conforms to the requirements of the Internal Revenue Code, Treasury regulations or administrative interpretations of the IRS. Neither we nor Locke Lord Bissell & Liddell LLP can assure prospective unitholders that the IRS will not successfully contend in court that those positions are impermissible. Any challenge by the IRS could negatively affect the value of the common units.

The IRS may audit our federal income tax information returns. Adjustments resulting from an IRS audit may require each unitholder to adjust a prior year’s tax liability, and possibly may result in an audit of his return. Any audit of a unitholder’s return could result in adjustments not related to our returns as well as those related to our returns.

Partnerships generally are treated as separate entities for purposes of federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction is determined in a partnership proceeding rather than in separate proceedings with the partners. The Internal Revenue Code requires that one partner be designated as the “Tax Matters Partner” for these purposes. Our partnership agreement names Crestwood Gas Services GP LLC as our Tax Matters Partner.

The Tax Matters Partner has made and will make some elections on our behalf and on behalf of unitholders. In addition, the Tax Matters Partner can extend the statute of limitations for assessment of tax deficiencies against unitholders for items in our returns. The Tax Matters Partner may bind a unitholder with less than a 1% profits interest in us to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, not to give that authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review, by which all the unitholders are bound, of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, judicial review may be sought by any unitholder having at least a 1% interest in profits or by any group of unitholders having in the aggregate at least a 5% interest in profits. However, only one action for judicial review will go forward, and each unitholder with an interest in the outcome may participate.

A unitholder must file a statement with the IRS identifying the treatment of any item on his federal income tax return that is not consistent with the treatment of the item on our return. Intentional or negligent disregard of this consistency requirement may subject a unitholder to substantial penalties.

Nominee Reporting.

Persons who hold an interest in us as a nominee for another person are required to furnish to us:

(a) the name, address and taxpayer identification number of the beneficial owner and the nominee;

(b) whether the beneficial owner is:

(1) a person that is not a U.S. person,

(2) a foreign government, an international organization or any wholly owned agency or instrumentality of either of the foregoing, or

(3) a tax-exempt entity;

(c) the amount and description of common units held, acquired or transferred for the beneficial owner; and

(d) specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.

Brokers and financial institutions are required to furnish additional information, including whether they are U.S. persons and specific information on common units they acquire, hold or transfer for their own account. A penalty of $50 per failure, up to a maximum of $100,000 per calendar year, is imposed by the Internal Revenue Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the common units with the information furnished to us.

Accuracy-Related Penalties.

An additional tax equal to 20% of the amount of any portion of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements, is imposed by the Internal Revenue Code. No penalty will be imposed, however, for any portion of an underpayment if it is shown that there was a reasonable cause for that portion and that the taxpayer acted in good faith regarding that portion.

A substantial understatement of income tax in any taxable year exists if the amount of the understatement exceeds:

•	for individuals, the greater of 10% of the tax required to be shown on the return for the taxable year and $5,000; or

•	for most corporations, the lesser of 10% of the tax required to be shown of the return (or $10,000, if greater) and $10 million.

For persons other than “tax shelters” (as defined under the penalty rules), the amount of any understatement subject to penalty generally is reduced if any portion is attributable to a position adopted on the return:

•	for which there is, or was, “substantial authority,” or

•	as to which there is a reasonable basis and the pertinent facts of that position are disclosed on the return.

If any item of income, gain, loss or deduction included in the distributive shares of unitholders might result in that kind of an “understatement” of income for which no “substantial authority” exists, we must disclose the pertinent facts on our return. In addition, we will make a reasonable effort to furnish sufficient information for unitholders to make adequate disclosure on their returns and to take other actions as may be appropriate to permit unitholders to avoid liability for this penalty. More stringent rules apply to “tax shelters,” which we do not believe includes us or any of our investments, plans or arrangements.

A substantial valuation misstatement exists if (a) the value of any property, or the adjusted basis of any property, claimed on a tax return is 150% or more of the amount determined to be the correct amount of the valuation or tax basis, (b) the price for any property or services (or for the use of property) claimed on any such return with respect to any transaction between persons described in Internal Revenue Code Section 482 is 200% or more (or 50% or less) of the amount determined under Section 482 to be the correct amount of such price, or (c) the net Internal Revenue Code Section 482 transfer price adjustment for the taxable year exceeds the lesser of $5 million or 10% of the taxpayer’s gross receipts. No penalty is imposed unless the portion of the underpayment attributable to a substantial valuation misstatement exceeds $5,000 ($10,000 for most corporations). If the valuation claimed on a return is 200% or more than the correct valuation, the penalty imposed increases to 40%.

As a result of the recently enacted Health Care and Education Reconciliation Act of 2010, the 20% accuracy-related penalty also applies to any portion of an underpayment of tax that is attributable to transactions lacking economic substance. To the extent that such transactions are not disclosed, the penalty imposed is increased to 40%. Additionally, there is no reasonable cause defense to the imposition of this penalty to such transactions.

Reportable Transactions.

If we were to engage in a “reportable transaction,” we (and possibly our unitholders and others) would be required to make a detailed disclosure of the transaction to the IRS. A transaction may be a reportable transaction based upon any of several factors, including the fact that it is a type of tax avoidance transaction publicly identified by the IRS as a “listed transaction” or that it produces certain kinds of losses for partnerships, individuals, S corporations, and trusts in excess of $2 million in any single year, or $4 million in any combination of six successive tax years. Our participation in a reportable transaction could increase the likelihood that our federal income tax information return (and possibly a unitholder’s tax return) would be audited by the IRS. Please read “— Information Returns and Audit Procedures” above.

Moreover, if we were to participate in a reportable transaction with a significant purpose to avoid or evade tax, or in any listed transaction, depending on the circumstances, our unitholders could be subject to one or more of the following provisions of the American Jobs Creation Act of 2004:

•	accuracy-related penalties with a broader scope, significantly narrower exceptions and potentially greater amounts than described in “— Administrative Matters — Accuracy-Related Penalties” above;

•	for those persons otherwise entitled to deduct interest on federal tax deficiencies, interest on any resulting tax liability will not be deductible; and

•	in the case of a listed transaction, an extended statute of limitations.

In 2004, a new provision of the Internal Revenue Code was enacted that imposed a significant penalty on taxpayers who participate in a “reportable transaction” and fail to make the required disclosure to the IRS. Such penalty was $10,000 for natural persons and $50,000 for other persons on “reportable transactions” (increased to $100,000 and $200,000, respectively, if the transaction was a “listed transaction”). As a result of numerous complaints on the harshness of such penalty, U.S. Congress amended such new non-disclosure penalty in the Small Business Jobs Act of 2010, enacted September 27, 2010, to be more commensurate with the tax benefit received. The penalty is now equal to 75% of the tax benefit received from the transaction, with a maximum penalty as indicated above before this amendment and a minimum penalty of $5,000 for natural persons and $10,000 for other persons.

We do not expect to engage in any “reportable transactions.” However, you are urged to consult with your own tax advisor concerning the application of the “reportable transaction” rules, including disclosure, to your investment in our common units.

State, Local, Foreign and Other Tax Considerations

In addition to federal income taxes, a unitholder will likely be subject to other taxes, including state, local and foreign income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which we conduct business or own property or in which you are a resident. We currently own or operate property or do business in Arkansas, New Mexico and Texas. We may also own property or conduct business in other jurisdictions in the future. Although an analysis of those various taxes is not presented here, each prospective unitholder should consider their potential impact on his investment in us. A unitholder may not be required to file a return and pay taxes in some jurisdictions because his income from that jurisdiction falls below the filing and payment requirement. Unitholders will be required, however, to file income tax returns and to pay income taxes in many of the jurisdictions in which we do business or own property, now or in the future, and unitholders may be subject to penalties for failure to comply with those requirements. In some jurisdictions, tax losses may not produce a tax benefit in the year incurred and also may not be available to offset income in subsequent taxable years. Some jurisdictions may require us, or we may elect, to withhold a percentage of income from amounts to be distributed to a unitholder who is not a resident of the jurisdiction. Withholding, the amount of which may be greater or less than a particular unitholder’s income tax liability to the jurisdiction, generally does not relieve a nonresident unitholder from the obligation to file an income tax return. Amounts withheld may be treated as if distributed to unitholders for purposes of determining the amounts distributed by us. Please read “— Tax Consequences of Common Unit Ownership — Entity-Level Collections” above. Based on current law and our estimate of our future operations, we anticipate that any amounts required to be withheld will not be material.

Tax Consequences of Ownership of Debt Securities

A description of the material federal income tax consequences of the acquisition, ownership and disposition of debt securities will be set forth on the prospectus supplement relating to the offering of debt securities.

We urge each unitholder to investigate the legal and tax consequences, under the laws of pertinent jurisdictions, of his investment in us. Accordingly, each prospective unitholder is urged to consult, and depend on, his tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each unitholder to file all federal, state, local and foreign tax returns that may be required of him. Locke Lord Bissell & Liddell LLP has not rendered an opinion on the state, local or foreign tax consequences of an investment in us.

INVESTMENT IN CRESTWOOD MIDSTREAM PARTNERS LP BY EMPLOYEE BENEFIT PLANS

An equity investment in us by a “benefit plan” may raise certain issues under the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and the Internal Revenue Code. Certain of these issues are described below. No attempt is made in this summary to describe issues that may arise under federal, state or local laws that are not preempted by ERISA (for example, any federal, state or local laws applicable to governmental plans or other benefit plans excluded from coverage under ERISA). In addition, this summary does not discuss the laws of any country other than the United States. Prospective investors that may be subject to any such laws should therefore consult their professional advisors with regard to such laws.

Benefit Plans

ERISA and the Internal Revenue Code regulate “benefit plans,” which are broadly defined in Section 3(3) of ERISA as “employee benefit plans” and Section 4975(e)(1) of the Internal Revenue Code as “plans.” For purposes of this summary, the term “benefit plan” includes, but is not limited to, qualified pension, profit-sharing, and stock bonus plans established by an employer or employer organization (also referred to herein as qualified retirement plans) and IRAs.

Fiduciaries

ERISA and the Internal Revenue Code impose certain duties on persons who are fiduciaries of such benefit plans and prohibit certain transactions involving the assets of such benefit plans and their fiduciaries or certain parties with an interest in the benefit plans. Under ERISA and the Internal Revenue Code, any person who (a) exercises discretionary authority or control over the management of the benefit plan or exercises any authority or control over the management or disposition of the assets of the benefit plan, (b) renders investment advice to the benefit plan for a fee or other compensation, (c) has discretionary authority or responsibility in the administration of the benefit plan, or (d) otherwise is designated to carry out the foregoing, generally is considered to be a fiduciary of the benefit plan.

Duties of a Fiduciary

Under ERISA, a benefit plan fiduciary is required to discharge its duties with respect to such benefit plan solely in the interest of participants and beneficiaries of the benefit plan, and for the exclusive purpose of (a) providing benefits to participants and beneficiaries, and (b) defraying reasonable expenses of the benefit plan. Such duties must be discharged with such care, skill, prudence, and diligence under the circumstances then prevailing as a prudent person acting in like capacity and familiar with such matters would use in the conduct of an enterprise of a similar character and with similar aims. A fiduciary must also (a) diversify the investments of the benefit plan so as to minimize the risk of large losses, unless under the circumstances it is clearly prudent not to do so, and (b) invest assets of the benefit plan in accordance with the documents and instruments governing the benefit plan to the extent such documents and instruments are consistent with the provisions of ERISA.

In considering an investment of a portion of the assets of any benefit plan in us, a benefit plan fiduciary must discharge its duties in accordance with ERISA and the Internal Revenue Code. Such duties include, but are not limited to, determining, in light of the risk factors inherent in an investment in us, whether the investment is in accordance with the documents and instruments governing the benefit plan and the applicable provisions of ERISA or the Internal Revenue Code. For instance, the benefit plan fiduciary should consider whether the investment is permitted by the applicable plan documents and governing instruments and would be considered as prudent under ERISA and whether the benefit plan will satisfy ERISA’s diversification rules after the investment is made (the fiduciary rules of ERISA generally do not apply to IRAs but IRAs are subject to the prohibited transaction rules described below and those rules should be evaluated in connection with any contemplated investment in us by an IRA). In addition, a benefit plan fiduciary should consider whether the investment will result in the recognition of unrelated business taxable income by the benefit plan, and the effect such recognition would have on the benefit plan’s after tax investment return.

Prohibited Transactions

A “prohibited transaction” is defined to include most transactions involving “plan assets,” including (without limitation) the direct or indirect sale of property, lending of money, and provision of services, between a benefit plan and certain persons who have specified relationships with the benefit plan (such persons being a “party in interest,” and/or “disqualified person,” as described below). Acts of self-dealing by fiduciaries also constitute prohibited transactions. Unless an statutory, individual or class exemption is available, the Internal Revenue Code imposes an excise tax on such prohibited transactions and may result in a loss of tax-exempt status with respect to an IRA. Accordingly, absent an exemption, a fiduciary of a benefit plan should not invest the assets of any benefit plan in us if our general partner or any of its affiliates is a fiduciary or other “party in interest” (as defined in ERISA) or “disqualified person” (as defined in the Internal Revenue Code) with respect to the benefit plan.

Plan Assets

Fiduciary responsibilities and prohibited transaction restrictions generally apply with respect to the assets of a benefit plan, as well as any entity whose assets include such benefit plan’s assets. The U.S. Department of Labor has promulgated regulations, 29 C.F.R. Section 2510.3-101 as modified by Section 3(42) of ERISA (the “Plan Asset Regulations”), which identify a benefit plan’s assets when a benefit plan invests in an entity. Under the Plan Asset Regulations, if a benefit plan (or an entity whose assets include such benefit plan’s assets, collectively, a “benefit plan investor” within the meaning of the Plan Asset Regulations) invests in us, unless an exception applies, the benefit plan’s assets will include its interest in us and will also include our underlying assets.

There are four exceptions to the rule treating an entity’s underlying assets as plan assets. Generally, if a benefit plan invests in an entity, then such benefit plan’s assets will include its equity investment in the entity but will not include the entity’s underlying assets, so long as the entity is one:

•	whose security is a publicly offered security (i.e., the equity interests are held by 100 or more investors independent of the issuer and each other, freely transferable within the meaning of the Plan Asset Regulations and registered under certain provisions of the federal securities laws);

•	whose security is registered under the Investment Company Act of 1940;

•	which is an operating company, including a “venture capital operating company” or a “real estate operating company” (i.e., an entity primarily engaged in production of a product or service other than the investment of capital (i.e., an active business), an entity that primarily invests in such active businesses or invests certain real estate that is managed or developed); or

•	in which equity participation by benefit plan investors is not “significant” (i.e., benefit plan investors hold less than 25% of the total value of each class of equity interests in the entity)

It is expected that our common units will constitute publicly-offered securities, within the meaning of (a) immediately above. Thus, it is expected that our underlying assets generally will not be considered as “plan assets” under the Plan Assets Regulation.

Plan Asset Consequences

If our underlying assets were to be deemed to be as “plan assets,” then, among other things, (a) the prudence and other fiduciary responsibility standards of ERISA would apply to our operations and (b) certain transactions in which we might seek to engage could constitute or involve “prohibited transactions” under ERISA and the Internal Revenue Code. If a prohibited transaction occurs for which no exemption is available, the general partner and any other fiduciary that has engaged in the prohibited transaction could be required (a) to restore to the benefit plan any profit realized on the transaction and (b) to reimburse the benefit plan for any losses suffered by the benefit plan as a result of the transaction. In addition, each disqualified person (within the meaning of Section 4975 of the Internal Revenue Code) involved could be subject to an excise tax equal to 15% of the amount involved in the prohibited transaction for each year (or portion of the year) the transaction continues and, unless the transaction is corrected (e.g., unwound) within statutorily required periods, to an additional tax of 100% of the amount involved (such taxes are referred to as “prohibited transaction excise taxes”). Benefit plan fiduciaries who decide to invest in us could, under certain circumstances, be liable for prohibited transactions or other violations as a result of their investment in us or as co-fiduciaries for actions taken by or on behalf of us or our general partner and/or its affiliates. With respect to IRAs, the occurrence of a prohibited transaction involving the individual who established the IRA, or his or her beneficiaries, would cause the IRA to lose its tax-exempt status. In addition, to the extent someone other than the IRA owner or beneficiary engaged in such prohibited transaction, such person could be subject to prohibited transaction excise taxes. The foregoing discussion is not comprehensive and other significant adverse results could also arise.

All potential investors should consult with their own legal counsel concerning the potential impact of ERISA and the Internal Revenue Code to such potential investor prior to making an investment in us. A benefit plan fiduciary can be personally liable for (a) losses incurred by a benefit plan resulting from a breach of fiduciary duties, (b) a civil penalty, which may be imposed by the U.S. Department of Labor, of as much as 20% of any amount recovered by the benefit plan, and (c) to the extent the benefit plan fiduciary is also a disqualified person within the meaning of Section 4975 of the Internal Revenue Code, prohibited transaction excise taxes. Accordingly, before proceeding with an investment in us, a benefit plan fiduciary, taking into account the facts and circumstances of such benefit plan, should consider any applicable fiduciary standards and any prohibitions imposed against certain transactions under ERISA or the Internal Revenue Code, and the permissibility of such investment under the governing documents of the benefit plan. Thus, taking into consideration the information contained herein, the benefit plan fiduciary should give special attention to (a) the Plan Asset Regulations and the impact of such regulations upon the benefit plan fiduciary’s decision to invest in us, (b) the prudence of an investment in us, and (c) otherwise applicable provisions of ERISA and the Internal Revenue Code, considering all facts and circumstances of the investment which the benefit plan fiduciary knows or should know are relevant to the investment or a series or program of investments of which an investment we are a part.

Our general partner and counsel to the general partner make no representations with respect to whether an investment in us would be a suitable investment within any benefit plan’s particular investment portfolio.

PLAN OF DISTRIBUTION

Crestwood Midstream Partners and/or the selling securityholders, if applicable, may sell the securities in one or more of the following ways (or in any combination) from time to time:

•	through underwriters or dealers;

•	directly to a limited number of purchasers or to a single purchaser; or

•	through agents.

The prospectus supplement will state the terms of the offering of the securities, including:

•	the name or names of any underwriters, dealers or agents;

•	the purchase price of such securities and the proceeds to be received by Crestwood Midstream Partners, if any;

•	any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which the securities may be listed.

Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

If we and/or the selling securityholders, if applicable, use underwriters in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including:

•	negotiated transactions;

•	at a fixed public offering price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to prevailing market prices; or

•	at negotiated prices.

Unless otherwise stated in a prospectus supplement, the obligations of the underwriters to purchase any securities will be conditioned on customary closing conditions and the underwriters will be obligated to purchase all of such series of securities, if any are purchased.

We and/or the selling securityholders, if applicable, may sell the securities through agents from time to time. The prospectus supplement will name any agent involved in the offer or sale of the securities and any commissions we pay to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment.

We and/or the selling securityholders, if applicable, may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the securities from Crestwood Midstream Partners at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we pay for solicitation of these contracts.

Underwriters and agents may be entitled under agreements entered into with Crestwood Midstream Partners to indemnification by Crestwood Midstream Partners against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the underwriters or agents may be required to make. Underwriters and agents may be customers of, engage in transactions with, or perform services for Crestwood Midstream Partners and its affiliates in the ordinary course of business.

Each series of securities will be a new issue of securities and will have no established trading market other than the common units, which are listed on the New York Stock Exchange. Any underwriters to whom securities are sold for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The securities may or may not be listed on a national securities exchange.

LEGAL MATTERS

The validity of the securities offered in this prospectus will be passed upon for us by Locke Lord Bissell & Liddell LLP, Houston, Texas. If certain legal matters in connection with an offering of the securities made by this prospectus and a related prospectus supplement are passed on by counsel for the underwriters of such offering, that counsel will be named in the applicable prospectus supplement related to that offering.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference from the Crestwood Midstream Partners LP (formerly Quicksilver Gas Services LP) and subsidiaries (the “Company”) Annual Report on Form 10-K for the year ended December 31, 2010, and the effectiveness of the Company’s internal control over financial reporting as of December 31, 2010, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The financial statements of Frontier Gas Services, LLC incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the report of Grant Thornton LLP, independent certified public accountants, upon the authority of said firm as experts in accounting and auditing in giving said report.

WHERE YOU CAN FIND MORE INFORMATION

Crestwood Midstream Partners files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. You may read and copy this information at the following location of the Securities and Exchange Commission: Public Reference Room, 100 F Street, N.E., Room 1580, Washington, D.C. 20549

You may also obtain copies of this information by mail from the Public Reference Section of the Securities and Exchange Commission, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the Securities and Exchange Commission’s Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission also maintains an Internet worldwide web site that contains reports, proxy statements and other information about issuers like Crestwood Midstream Partners who file electronically with the Securities and Exchange Commission. The address of the site is http://www.sec.gov.

The Securities and Exchange Commission allows Crestwood Midstream Partners to “incorporate by reference” information in this document. This means that Crestwood Midstream Partners can disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission. The information incorporated by reference is considered to be a part of this document, except for any information superseded by information that is included directly in this document or incorporated by reference subsequent to the date of this document.

This prospectus incorporates by reference the documents listed below and any future filings that Crestwood Midstream Partners makes with the Securities and Exchange Commission under Section 13(a),

13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (other than information in the documents or filings that is deemed to have been furnished and not filed), after the date of the initial registration statement of which this prospectus is a part and prior to the effectiveness of such registration statement, and after the date of this prospectus and until all the securities offered under this prospectus are sold.

Securities and Exchange Commission Filings	Period or Date Filed

Annual Report on Form 10-K	Fiscal year ended December 31, 2010 filed on February 25, 2011

Current Report on Form 8-K	Filed on January 14, 2011, February 22, 2011 (excluding Item 7.01 and related Exhibit 99.2), March 21, 2011 (Item 8.01 and Item 9.01), March 25, 2011, April 5, 2011, and April 7, 2011

Documents incorporated by reference are available from the Securities and Exchange Commission as described above or from Crestwood Midstream Partners without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this document. You can obtain documents incorporated by reference in this document by requesting them in writing or by telephone at the following address:

Investor Relations Department
Crestwood Midstream Partners LP
717 Texas Avenue, Suite 3150
Houston, Texas 77002
(832) 519-2200

Crestwood Midstream Partners LP

1,800,000 Common Units

Representing Limited Partner Interests

Prospectus Supplement
April 29, 2011

Barclays Capital